    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1998


                                                      REGISTRATION NO. 333-35579
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DYNAMICWEB ENTERPRISES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEW JERSEY                             7372                             22-2267658
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          DYNAMICWEB ENTERPRISES, INC.
                               271 ROUTE 46 WEST
                             BUILDING F, SUITE 209
                          FAIRFIELD, NEW JERSEY 07004
                                 (973) 244-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           STEVEN L. VANECHANOS, JR.
                            CHIEF EXECUTIVE OFFICER
                          DYNAMICWEB ENTERPRISES, INC.
                               271 ROUTE 46 WEST
                             BUILDING F, SUITE 209
                          FAIRFIELD, NEW JERSEY 07004
                                 (973) 244-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:


             STEPHEN F. RITNER, ESQUIRE                                JAMES M. JENKINS, ESQUIRE
             SCOTT H. SPENCER, ESQUIRE                                 CRAIG S. WITTLIN, ESQUIRE
                   STEVENS & LEE                                      HARTER, SECREST & EMERY, LLP
          ONE GLENHARDIE CORPORATE CENTER                                  700 MIDTOWN TOWER
                 1275 DRUMMERS LANE                                  ROCHESTER, NEW YORK 14604-2070
                    P.O. BOX 236                                             (716) 232-6500
             WAYNE, PENNSYLVANIA 19087
                   (610) 964-1480


                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


        ==================================================================================================================
                                                                                            PROPOSED
                                                                     PROPOSED               MAXIMUM
                                               AMOUNT                MAXIMUM               AGGREGATE              AMOUNT OF
        TITLE OF EACH CLASS OF                 TO BE              OFFERING PRICE            OFFERING             REGISTRATION
     SECURITIES TO BE REGISTERED           REGISTERED(2)           PER UNIT(2)              PRICE(2)                 FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value........   920,000 shares(1)      $6.00 per share(2)       $5,520,000(2)              $1,725
------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value........    80,000 shares(3)      $9.90 per share(2)        $792,000(2)              $247.50
------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock,
 $.0001 par value per share...........     One Warrant(4)        $10 per warrant              $10                     --
==================================================================================================================



(1) Based upon the maximum number of shares of the Registrant's Common Stock that may be issued under this Registration Statement, including 120,000 shares of Common Stock that may be issued to cover over-allotments, if any.


(2) Estimated pursuant to Rule 457(a) solely for purposes of calculating the Registration Fee.

(3) Reflects the shares issuable to H.J. Meyers & Co. Inc., the Representative of the Underwriters, pursuant to the Representative's Warrant. See "UNDERWRITING."

(4) To be issued to H.J. Meyers & Co., Inc., the Representative of the Underwriters.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             CROSS REFERENCE TABLE

                           LOCATION IN PROSPECTUS OF
                  INFORMATION REQUIRED BY PART I OF FORM SB-2

ITEM NO.                      CAPTION                              LOCATION IN PROSPECTUS
--------    --------------------------------------------  -----------------------------------------
    1       Front of the Registration Statement and       Outside Front Cover Page
            Outside Front Cover Page of Prospectus
    2       Inside Front and Outside Back Cover Pages of  Inside Front Cover Page and Outside Back
            Prospectus                                    Cover Pages, Additional Information
    3       Summary Information and Risk Factors          Prospectus Summary, The Company, Risk
                                                          Factors
    4       Use of Proceeds                               Use of Proceeds
    5       Determination of Offering Price               Underwriting
    6       Dilution                                      Dilution
    7       Selling Security Holders                      Not Applicable
    8       Plan of Distribution                          Underwriting
    9       Legal Proceedings                             Business
   10       Directors, Executive Officers, Promoters and  Management
            Control Persons
   11       Security Ownership of Certain Beneficial      Principal Stockholders
            Owners and Management
   12       Description of Securities                     Description of Securities
   13       Interests of Named Experts and Counsel        Not Applicable
   14       Disclosure of Commission Position on          Management
            Indemnification for Securities Act
            Liabilities
   15       Organization Within Last Five Years           Not Applicable
   16       Description of Business                       Business
   17       Management's Discussion and Analysis or Plan  Management's Discussion and Analysis of
            of Operation                                  Financial Condition and Results of
                                                          Operations
   18       Description of Property                       Business
   19       Certain Relationships and Related             Certain Transactions
            Transactions
   20       Market for Common Equity and Related          Market for Common Stock and Related
            Transactions                                  Stockholder Matters, Dividend Policy,
                                                          Description of Capital Stock
   21       Executive Compensation                        Management
   22       Financial Statements                          Index to Consolidated Financial
                                                          Statements
   23       Changes in and Disagreements with             Not Applicable
            Accountants on Accounting and Financial
            Disclosure

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 20, 1998


PRELIMINARY PROSPECTUS


                      [DYNAMICWEB ENTERPRISES, INC. LOGO]

                          DYNAMICWEB ENTERPRISES, INC.

                         800,000 SHARES OF COMMON STOCK

                                $6.00 PER SHARE


     DynamicWeb Enterprises, Inc., a New Jersey corporation (the "Company" or "DynamicWeb"), hereby offers 800,000 shares (the "Shares") of its common stock, $.0001 par value per share (the "Common Stock"). See "DESCRIPTION OF SECURITIES."



     Prior to this Offering, there has been a limited public market for the Common Stock, and no assurance can be given that a public market will develop or, if developed, that it will be sustained. The Common Stock is presently quoted on the National Association of Securities Dealers, Inc.'s ("NASD") Over-the-Counter ("OTC") Bulletin Board Service under the symbol "DWEB." Following completion of this Offering, the Company's Common Stock will continue to trade on the OTC Bulletin Board Service. See "RISK FACTORS -- Uncertain Public Market For Company's Common Stock."


     The public offering price for the Common Stock will be $6.00 per share. The offering price of the Common Stock has been determined by negotiation between the Company and H.J. Meyers & Co., Inc., the representative (the "Representative") of the several underwriters (the "Underwriters") and is not related to the Company's asset value or any other established criterion of value. For the method of determining the public offering price of the Common Stock, see "RISK FACTORS" and "UNDERWRITING."
                            ------------------------


     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A SUBSTANTIAL DEGREE OF RISK. PERSONS WHO PURCHASE THESE SECURITIES WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS," AT PAGE 7.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


=========================================================================================================
                                                              UNDERWRITING
                                       PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                        PUBLIC               COMMISSIONS(1)             COMPANY(2)
---------------------------------------------------------------------------------------------------------
Per Share.....................          $6.00                    $0.60                    $5.40
---------------------------------------------------------------------------------------------------------
Total Share(3)................        $4,800,000                $480,000                $4,320,000
=========================================================================================================



(1) Does not reflect additional compensation to be received by the Representative in the form of (a) a non-accountable expense allowance of 3% aggregating $144,000 (or $165,600 if the Underwriters' over-allotment option described in Footnote (3) is exercised in full) and other compensation payable to the Representative, and (b) warrants to purchase up to 80,000 shares of Common Stock at a purchase price of $9.90 per share (that being 165% of the public offering price, exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Representative's Warrant"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING."



(2) Before deducting additional expenses of the Offering payable by the Company, estimated at $651,700, including the Representative's non-accountable expense allowance.



(3) The Company has granted the Underwriters an option, exercisable within 45 days, to purchase up to an additional 120,000 shares of Common Stock on the same terms and conditions as set forth above, solely to cover overallotments, if any. If the overallotment option is exercised in full, the total "Price to Public," "Underwriting Discount," and "Proceeds to Company" will be $5,520,000, $552,000, and $4,968,000, respectively. See
    "UNDERWRITING."



     The shares are being offered on a "firm commitment basis" by the Underwriters, when, as, and if delivered to and accepted by the Underwriters and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of H. J. Meyers & Co., Inc., 1895 Mount Hope
Avenue, Rochester, New York 14620, on or about January   , 1998.


                            H.J. MEYERS & CO., INC.


                The date of this Prospectus is January   , 1998.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATION SYSTEM SMALL CAP MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. (FOR A DESCRIPTION, SEE "UNDERWRITING.")

                         NOTICE TO CALIFORNIA INVESTORS

     EACH PURCHASER OF SHARES OF COMMON STOCK IN CALIFORNIA MUST MEET ONE OF THE FOLLOWING SUITABILITY STANDARDS: (i) A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $250,000 OR MORE AND GROSS ANNUAL INCOME DURING 1996 AND ESTIMATED DURING 1997, OF $65,000 OR MORE FROM ALL SOURCES; (ii) A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $500,000 OR MORE; (iii) $1,000,000 NET WORTH (INCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES); OR (iv) $200,000 OR MORE GROSS ANNUAL INCOME DURING 1996, AND ESTIMATED DURING 1997, FROM ALL SOURCES.

                               PROSPECTUS SUMMARY


     The following information does not purport to be complete and is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the factors discussed below under "Risk Factors." Unless otherwise indicated, the information in this Prospectus does not give effect to the issuance of (i) up to 178,420 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of all of the stock of Software Associates, Inc. in the event certain conditions are met (See "CERTAIN TRANSACTIONS"); (ii) up to 80,000 shares of Common Stock which are issuable upon the exercise of the Representative's Warrant in connection with this Offering (See "UNDERWRITING"); (iii) up to 120,000 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (iv) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); (v) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans"); or (vi) up to 125,000 shares of Common Stock issuable to certain of the Company's existing shareholders upon the exercise of common stock purchase warrants granted in consideration for the contribution to the Company's capital of an aggregate of 654,597 shares of Common Stock (See "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders").


     Except for the description of historical facts contained herein, this Prospectus and the Exhibits attached hereto contain certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the descriptions of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in this Prospectus under "Use of Proceeds," "Business" and "Risk Factors." Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth under "RISK FACTORS" below.

THE COMPANY

     The Company is engaged in the business of developing, marketing and supporting Year 2000-compliant software products and services that enable businesses to engage in electronic commerce utilizing the Internet and traditional Electronic Data Interchange ("EDI") technologies.

     Electronic commerce ("EC") involves the automation of business transactions using telecommunications and computers to exchange and process commercial information and transactional documents. According to a July 1997 report by the Aberdeen Group, an information technology research and consulting organization, as broadly defined, electronic commerce is considered to represent a growing, potentially multi-billion dollar market. EDI, a form of EC, is the application-to-application transmission of business documents such as purchase orders and invoices using industry-standard formats. Businesses utilizing electronic commerce have found EDI to be a vital component of their enterprises. EDI differs from more elementary forms of communication because it provides for truly integrated information flow. For example, manufacturers of goods can create electronic catalogues of their products and prices such that their customers will have the ability to electronically enter purchase orders and complete the purchase, payment and other documentation of a purchase transaction. The Internet is a worldwide communications system that allows users to transmit and receive messages and information over telephone and other communications lines using terminals and computers.

     Electronic commerce has traditionally involved the use of a third-party or private value-added computer network ("VAN") to perform EDI, e-mail, and electronic funds transfers and to provide services related to electronic forms, bulletin board and electronic catalogues. Users of private or third-party VANs may also have access through the VAN to directories or on-line information services. A VAN is, in effect, an electronic post office which electronically receives and delivers mail, in this case commercial documents, to the intended recipient. The major operators of VANs include Harbinger Corporation, GEIS, Sterling Commerce, IBM/Advantis, MCI, AT&T and Kleinschmidt. The Company's products and services work with all major VAN providers.

     EDI can create commercial advantages for its users, including one-time data entry, reduced clerical workload and the elimination of paper records. EDI also allows for the rapid, accurate and secure exchange of business data, and reduced operating and inventory carrying costs. EDI facilitates uniform communications with different trading partners, including customers, suppliers, common carriers, and banks or other financial institutions.

     The Company's present business strategy is to focus upon the following types of markets and customers:

     - EDI-enabled suppliers of goods, such as manufacturers, that want to engage in electronic commerce with customers which are not EDI-enabled.

     - EDI-enabled purchasers, such as retailers or distributors of goods, that want to engage in electronic commerce with suppliers which are not EDI-enabled.

     - Any businesses that want to engage outside service providers to manage or to assist in the management of their EDI function ("EDI outsourcing").

     - Businesses or groups of businesses that want to create "electronic storefronts" for goods and services on the "World Wide Web." The World Wide Web or "Web" is a series of computers called servers, which allow individuals, groups and businesses to publish and exchange information over the Internet to the general public.

     The Company has four principal software and service packages for the markets and customers described above:

     ECBRIDGENET SERVICE(SM) -- ECbridgeNET is the Company's electronic commerce service bureau. ECbridgeNET is a service provided by the Company that allows for the transfer of information between trading partners. The service includes EDI mapping and the translation and routing of business documents between third party EDI (VAN) networks, the Internet and the private computer networks maintained by the parties to the business transaction. Generally referred to as "EDI outsourcing," this service offers businesses cost-effective alternatives to investing in an in-house EDI System.

     EDIXCHANGE PROGRAM(SM) -- The Company's EDIxchange Program is a combination of ECbridgeNET service and NetCat(TM) software. NetCat is the Company's software program which allows a seller of goods to create an electronic catalogue on the World Wide Web to offer and sell products electronically. NetCat allows a customer to browse through the catalogue, to place an order, and to be billed for, or to pay for, the order. The EDIxchange Program provides a seamless and cost effective way for EDI-enabled suppliers or retailers to conduct electronic commerce with their non-EDI trading partners. EDIxchange bridges the Internet with traditional EDI networks such as VANs by using the Company's service bureau, ECbridgeNET. This product allows businesses which do not have in-house EDI capability to communicate electronically with EDI-enabled business partners, using only Internet access and a standard Web browser. A Web browser, such as Netscape or Internet Explorer, allows Internet users to access various Web Sites on the Internet.

     SHIPTRAC(TM) -- ShipTrac is the Company's Windows-based software application designed for manufacturers and suppliers of goods. It electronically creates a shipping manifest or list of products that are being shipped to a particular customer or distribution center. The ShipTrac software receives an electronic purchase order into a database, and the shipper then can print bar-coded shipping compliance labels. ShipTrac generates EDI-standard advanced shipping notice documents (the "manifest") which are sent electronically to a supplier's customers. When the goods are received, the bar codes on the products can be verified against the advanced shipping notice which has been electronically forwarded by ShipTrac.

     ECINTEGRATOR(TM) -- The Company has developed application interface modules for two third party mid-range accounting software systems, RealWorld and Synchronics. Designed for businesses using those systems, EC Integrator allows a business to import and export business documents electronically from those software applications. Generally, the Company sells this product through distributors of Real World and Synchronics software.

     As of January 1, 1998, the Company's EDIxchange customers include Linens N' Things (an EDI-enabled purchaser), and Great American Knitting Mills, makers of Goldtoe socks, and ICXpress (both EDI-enabled sellers). Customers using the Company's ECbridgeNET Service include Church & Dwight, manufacturers of Arm & Hammer baking soda, Royal Dalton, makers of fine china, and Kings Supermarket, a supermarket chain located in the Northeast United States.


     The Company was initially incorporated in the State of New Jersey on July 26, 1979 under the name Seahawk Oil International, Inc. The Company's executive offices are located at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey 07004 and its telephone number is (973) 244-1000.

     The discussion of the Company in this Prospectus relates to the combined operations of the Company's present subsidiaries: DynamicWeb Transaction Systems, Inc. ("DWTS") and Megascore, Inc. ("Megascore"), for all periods presented, and Software Associates, Inc. ("Software Associates") (which was acquired by the Company on November 30, 1996) from December 1, 1996. In March of 1996, DWTS was acquired by the Company in a transaction accounted for as a reverse acquisition and, as a result, the Company entered the electronic commerce business and the Company's current management became associated with the Company. Immediately prior to that acquisition the Company had divested itself of all prior operations, none of which were related to the Company's present business. For a description of the prior history of the Company, including discontinued operations, see "BUSINESS -- Background of the Company."

THE OFFERING


Securities Offered by the Company.........  800,000 shares of Common Stock.
Shares of Common Stock Presently
  Outstanding, Net of Treasury Stock......  1,420,113 shares (1)
Shares of Common Stock to be Outstanding
  After Offering, Net of Treasury Stock...  2,220,113 shares (1)
Use of Proceeds...........................  The net proceeds of the Offering will be used for selling and marketing expenses; the support of
                                            its technical operations; purchase or lease of
                                            capital equipment; repayment of indebtedness; and
                                            working capital and general corporate purposes.
                                            See "USE OF PROCEEDS."
NASD OTC Bulletin Board Symbol............  DWEB


---------------


(1) Gives effect to the contribution to the Company's capital of an aggregate of 654,597 shares of Common Stock by certain shareholders of the Company which occurred on or before December 23, 1997. See "RECENT
    DEVELOPMENTS -- Contribution of Stock By Certain Shareholders." Excludes (a) up to 178,420 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of Software Associates, Inc. (See "CERTAIN TRANSACTIONS"); (b) up to 80,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representatives in connection with this Offering (See "UNDERWRITING"); (c) up to 120,000 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (d) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); (e) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans"); and (f) up to 125,000 shares of Common Stock issuable to certain of the Company's existing shareholders upon the exercise of warrants to purchase Common Stock granted in consideration for the contribution to the Company's capital of an aggregate of 654,597 shares of Common Stock. (See "RECENT
    DEVELOPMENTS -- Contribution of Stock By Certain Shareholders"). Includes an additional 74,760 shares of Common Stock issued on October 31, 1997 in respect of the April 1997 Financing and 66,660 shares of Common Stock issued on October 31, 1997 in respect of the August 1997 Financing, and also reflects 66,660 shares contributed to the Company and held as Treasury Stock. See "INTERIM FINANCINGS."

                              RECENT DEVELOPMENTS

INTERIM FINANCINGS

     On April 30, 1997, the Company completed a $600,000 private placement in which H.J. Meyers & Co., Inc., the Representative, acted as the Company's placement agent on a "best efforts" basis (the "April 1997 Financing"). That private placement involved the sale of 24 units, each consisting of a subordinated unsecured 8% promissory note of the Company having a principal amount of $25,000 and 3,115 shares of Common Stock. Also, on August 27, 1997, the Company completed a $500,000 private placement in which H.J. Meyers & Co., Inc. acted as placement agent on a "best efforts" basis (the "August 1997 Financing"). The August 1997 Financing involved the sale of 20 units, each consisting of a subordinated unsecured 8% promissory note of the Company with a principal amount of $25,000 and 3,333 shares of Common Stock. See "INTERIM FINANCINGS."

CONTRIBUTION OF STOCK BY CERTAIN SHAREHOLDERS


     On December 23, 1997, certain of the Company's existing shareholders, who in the aggregate held approximately 79% of the issued and outstanding Common Stock of the Company, contributed 40% of their Common Stock to the capital of the Company in exchange for Warrants to purchase an aggregate of 125,000 shares of Common Stock (the "Contribution of Stock"). The total number of shares contributed was 654,597 shares, representing approximately 32% of the issued and outstanding Common Stock at the time of contribution. The market price of the Common Stock after the date of the Contribution of Stock transaction adjusted upward to reflect the smaller number of shares outstanding. Although the bid price of the Company's stock adjusted in proportion to the Contribution of Stock, there is no assurance that such price will be maintained at that level. The effect of the Contribution of Stock transaction was to reduce the outstanding number of shares of Common Stock from 2,074,710 to 1,420,113. Unless otherwise noted, all references to the Company's Common Stock in this Prospectus give effect to the Contribution of Stock.


REVERSE STOCK SPLIT


     At the Company's Annual Meeting held on June 12, 1997, the Company's shareholders approved an Amendment and Restatement of the Company's Certificate of Incorporation (the "Amendment and Restatement") which, among other things, effected a 0.2608491-for-one reverse stock split of the Company's Common Stock (the "Reverse Stock Split"). The Amendment and Restatement has been filed with the New Jersey Secretary of State and became effective on January 9, 1998. Pursuant to the Reverse Stock Split, each share of Common Stock outstanding on the effective date was converted into 0.2608491 of one share, except that no fractional shares were issued and shareholders who would otherwise receive a fractional share as a result of the Reverse Stock Split will receive cash in lieu thereof. Unless otherwise noted, all references to the Company's Common Stock contained in this Prospectus give effect to the Reverse Stock Split.


     The effect of the Reverse Stock Split on the aggregate number of shares of the Common Stock as of the effective date of the reverse split is set forth in the table below. The numbers below give effect to the Contribution of Stock.

                                                               PRIOR TO                  AFTER
                                                          REVERSE STOCK SPLIT     REVERSE STOCK SPLIT
                                                          -------------------     -------------------
Number of Shares of Common Stock:
  Authorized............................................       50,000,000              50,000,000
  Issued and Outstanding, Net of Treasury Stock.........        5,444,194               1,420,113
  Available for issuance................................       44,555,806              48,579,887
  Par value per share...................................          $0.0001                 $0.0001

     Effect on the Market for the Common Stock. The Common Stock is presently quoted on the National Association of Securities Dealers ("NASD") Over-The-Counter ("OTC") Bulletin Board Service. The last bid price of the Common Stock on December 16, 1997, prior to the Reverse Stock Split and the Contribution of Stock, was $31/32. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS." If the price of the Common Stock as of December 16, 1997 was adjusted in proportion to the Reverse Stock Split and the Contribution of Stock, the bid price of the Common Stock on December 16, 1997 would have been $5 3/8. The last bid price of the Common Stock on January 14, 1998, was $6. January 14, 1998 was after both the date of the Contribution of Stock and the effective date relating to the Reverse Stock Split. Accordingly, it appears that the trading market reflected the effects of both the Contribution of Stock and the Reverse Stock Split by adjusting the bid price upwards on a proportionate basis. There can be no assurance that the bid price will be maintained at such level.

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data of the Company. The Statement of Operations Data for the two years ended September 30, 1997, and the Balance Sheet Data as of September 30, 1997 have been derived from the Company's Financial Statements, which have been audited by Richard A. Eisner & Company, LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus.


                                                                             YEAR ENDED
                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1997           1996
                                                                      -----------    ----------
STATEMENT OF OPERATIONS DATA
  Revenues..........................................................  $   637,177    $  460,067
  Cost of sales and services........................................      253,503       152,399
  Other expenses....................................................    2,089,494       748,433
  Purchased research and development................................      713,710            --
  Net (loss)........................................................   (3,162,803)     (455,230)
  Net (loss) per share(1)...........................................        (1.59)         (.27)
  Weighted average number of common shares outstanding(1)...........    1,984,507     1,667,202
  Pro forma (loss) per share(1)(2)..................................        (2.28)         (.39)
  Pro forma weighted average number of common shares
     outstanding(1)(2)..............................................    1,386,383     1,158,905



                                                                       SEPTEMBER 30, 1997
                                                              ------------------------------------
                                                                                   PRO FORMA
                                                                ACTUAL        AS ADJUSTED(3)(4)(5)
                                                              -----------     --------------------
BALANCE SHEET DATA
  Working capital (deficit).................................  $(1,043,923)          2,493,419
  Total assets..............................................      887,716           3,263,431
  Short-term debt...........................................      990,010               7,925
  Long-term debt............................................      185,811             185,811
  Total liabilities.........................................    1,539,167             557,082
  Accumulated deficit.......................................   (3,577,989)         (3,888,489)
  Stockholders' equity (capital deficiency).................     (651,451)          2,706,349


---------------


(1) Gives retroactive effect to the .2608491-for-one Reverse Stock Split, which occurred on January 9, 1998. See Note G[5] to the Company's Financial Statements and "RECENT DEVELOPMENTS."



(2) Reflects the Contribution of Stock by certain of the Company's existing shareholders to the Company in exchange for warrants to purchase an aggregate of 125,000 shares of the Company's Common Stock which occurred on December 23, 1997. See Notes C[7] and G[6] to the Company's financial statements, and "RECENT DEVELOPMENTS -- Contribution of Stock by Certain Shareholders."



(3) Reflects borrowing of $72,851 subsequent to September 30, 1997 from the Company's available credit lines and expected repayment of $97,000 from this Offering.



(4) Reflects borrowing of $90,000 subsequent to September 30, 1997 from the Company's Chief Executive Officer and expected repayment of approximately $212,000.



(5) Gives effect to the sale of the Common Stock offered hereby, including the anticipated application of the estimated net proceeds and the repayment of certain indebtedness. See "USE OF PROCEEDS."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.


     Continuous Net Losses; Auditors' Report Going Concern Considerations. The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company entered its present business only in March of 1996, when it acquired DWTS. The Company has incurred continuous and substantial net losses. No assurance can be made that the Company will become profitable in the near future, if at all. The Company's prospects are subject to all of the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which the Company intends to operate. To address these risks, the Company must, among other things: further develop or acquire rights to supporting software from third parties; commercially offer its services; successfully implement its marketing strategy; respond to competitive developments; attract, retain and motivate qualified personnel; and develop, upgrade, and protect its technology. No assurance can be given that the Company will succeed in addressing any or all of these issues; and the failure to do so would have a material adverse effect on the Company's business, prospects, financial condition and operating results. The auditors' opinion on the Company's financial statements as of September 30, 1997, a copy of which is attached to this Prospectus, calls attention to substantial doubts as to the ability of the Company to continue as a going concern as of the date of those financial statements. As of September 30, 1997, the Company had an accumulated deficit of $3,577,989.


     Anticipated Operating Losses. The Company anticipates realizing only limited revenue for the foreseeable future. The Company's ability to generate meaningful revenue thereafter is subject to substantial uncertainty. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it hires a substantial number of additional employees and makes other significant expenditures to further develop its technology, increase its marketing activities, create and expand the distribution channels for its products and services, and broaden its customer support capabilities. Accordingly, the Company expects to incur losses for the foreseeable future. No assurance can be given that the Company's products and services will be developed, marketed, expanded, or rendered successfully or on a timely basis, if at all, or that the Company will be successful in obtaining market acceptance of its products and services. No assurance can be given that the Company will ever be able to achieve or sustain operating profitability.

     Early Stage of Market Development; Unproven Acceptance of the Company's Products and Services. The Company's products and services are designed to facilitate electronic commerce. A major focus of the Company's products and services is the Internet, which is a worldwide communications system that allows computer users to transmit and receive messages and information over telephone and other communications lines using terminals or computers. See "Dependence on the Internet and on Internet Infrastructure Development" below. The market for the Company's products and services is at an early stage of development, is evolving rapidly, and is characterized by an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Market acceptance will depend, in large part, upon the ability of the Company to demonstrate the advantages and cost effectiveness of its products and services over existing products and services. There can be no assurance that the Company will be able to market its products and services successfully or that its current or future products and services will be accepted in the marketplace. As a result of the Company's recent introduction of its products and services into the market and their limited use to date, there can be no assurance that the Company's products and services will achieve market acceptance or will produce substantial revenues.

     Dependence on the Internet and on Internet Infrastructure Development. The use of the Company's products and services is dependent upon the continued development of an industry and infrastructure for providing Internet access and carrying Internet traffic. The commercial market for products and services for use with the Internet and the World Wide Web has only recently begun to develop. The Internet may not prove to be a viable commercial marketplace or communications network because of many factors, including inadequate development of the necessary capacity, problems with reliability, lack of acceptable levels of security, or lack of timely development of complementary products, such as high speed modems. The Internet suffers from many problems related to performance, reliability, congestion and delay. Customers may experience frustration waiting for transactions to be processed. Consequently, they may forego using the Company's products and services.

     Further, there can be no assurance that the Internet will retain its current pricing structure, which is generally flat-rate, independent of volume, and independent of the time of day. Federal regulation of access fees to the Internet may cause an increase in costs to the businesses utilizing the Company's products and services.

     The adoption of the Internet for commerce and as a means of communication, particularly by those individuals and enterprises that historically have relied upon traditional means of commerce and communication, will require a broad acceptance of new methods of conducting business and exchanging information. Enterprises that already have invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new strategy that may limit or compete with their existing business. Individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to alter those patterns.

     Thus far, significant commercial use of the Internet has not developed, in part, because of the lack of security and verification processes. Although the Company's products and services are compatible with existing and apparently emerging security and verification products, there can be no assurance that widespread commercial use of the Internet for electronic commerce will develop, or that even if such use does develop, that the Company's products and services will achieve market acceptance. If the Company's market fails to develop or develops more slowly than expected, or if the infrastructure for the Internet is not adequately developed, or if the Company's products and services do not achieve market acceptance by a significant number of individuals and businesses, the Company's business, financial condition, prospects and operating results will be materially and adversely affected. See "BUSINESS -- Electronic Commerce and Electronic Data Interchange" and "Risks Associated with Encryption Technology."

     Ability to Respond to Rapid Change. The Company's future success will depend significantly on its ability to enhance its current products and services and develop or acquire and market new products and services which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. The market for EDI products and Internet software products is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. The Company will be required to manage effectively its strategic position in a rapidly changing environment. There can be no assurance that the Company will be successful in developing or acquiring product or service enhancements or new products or services to address changing technologies and customer requirements adequately, that it will introduce such products or services on a timely basis, if at all, or that any such product or service enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products or services to technological change would have a material adverse effect on the Company's business, financial condition, prospects, and operating results. The failure of the Company's management team to respond effectively to and manage rapidly changing technological and business conditions as well as the growth of its own business, should it occur, could have material adverse impact on the Company's business, financial condition, prospects, and operating results. See "Reliance on Limited Number of Products."


     Need for Substantial Additional Capital. Management estimates that the proceeds from this Offering will provide the Company with sufficient funds to operate its business for approximately 13 months. The Company will need to raise substantial additional capital in order to complete its business plan. In the event the Company is unable to obtain additional funding in a timely manner, it will be unable to complete its present business plan, it may need to significantly scale down its operations or it may be required to cease its business operations. There can be no assurance that the Company will be able to obtain the additional capital required in a timely manner or that it will be able to complete its business plan. If any additional capital is raised in equity offerings, the interests of investors who purchase the Common Stock in this Offering may be diluted.



     Control by Existing Management. As of January 1, 1998, the existing management of the Company controls approximately 50% of the shares of Common Stock eligible to vote and is therefore able to elect all of the members of the Board of Directors and control the outcome of any issues which may be subject to a vote of the Company's stockholders. After giving effect to this Offering and Contribution of Stock by certain existing shareholders, existing management will control approximately 32% of the shares of Common Stock eligible to vote.



     Benefits of the Offering to Management. A portion of the net proceeds of this Offering will be used to repay approximately $212,000 (including accrued interest) in short term officers' loans made to the Company by Steve Vanechanos, Sr. and Steven L. Vanechanos, Jr. and to repay approximately $97,000 expected to be owing under the Company's bank lines of credit, which are personally guaranteed by Steve Vanechanos, Sr., Steven L. Vanechanos, Jr., and Kenneth Konikowski. See "USE OF PROCEEDS." In addition, portions of the net proceeds of the Offering will be used to pay operating expenses of the Company, which will include the compensation of Steve Vanechanos, Sr., Steven L. Vanechanos, Jr., Kenneth Konikowski, and James Conners, the executive officers of the Company. The aggregate compensation expected to be paid to those individuals during the two fiscal years ended September 30, 1999, is approximately $900,000. See "USE OF PROCEEDS" and "MANAGEMENT." Except for the repayment of the officers' loans and the relief from the personal guarantees under the lines of credit, none of the executive officers of the Company and none of the five percent shareholders of the Company (See "PRINCIPAL STOCKHOLDERS"), will receive any special benefit from this Offering other than their pro rata benefit as any other shareholder or employee of the Company.



     Difficulty of Trading "Penny Stocks." Because the Company's Common Stock trades on the NASD's OTC Bulletin Board Service, if the bid price of the Company's Common Stock falls below $5.00 per share, and under certain other circumstances, the Company's Common Stock may be subject to rules that impose additional sales practice and market making requirements on broker-dealers who sell or make a market in lower-priced securities which constitute "penny stocks". The additional requirements will generally apply if sales are made to persons other than established customers (as defined in such rules) and accredited investors (generally, institutions and, for individuals, an investor with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with such investor's spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the purchase. Consequently, many broker-dealers may be unwilling to sell or make a market in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers in this Offering to resell the Common Stock in the secondary market.



     Uncertain Public Market for the Company's Common Stock. The Company's Common Stock is now, and upon completion of this Offering will continue to be, traded on the NASD's OTC Bulletin Board Service. There is no assurance that an active trading market will develop or be sustained. The investment community could show little or no interest in the Company in the future. As a result, purchasers of the Company's securities may have difficulty in selling such securities should they desire to do so. It is substantially more difficult for investors in securities listed on the OTC Bulletin Board to dispose of such securities or to obtain accurate quotations regarding such securities, as compared to securities listed on more established trading markets, such as the NASDAQ Small Cap Market System.


     Arbitrary Determination of Offering Price; Possible Volatility of Stock Price. The initial public offering price and terms of the Common Stock have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or results of operation. Among the factors considered in determining the public offering price were the material reduction in the number of outstanding shares resulting from the Contribution of Stock, and the assumed pro forma public trading price of the Common Stock, reflecting the effect of the Reverse Stock Split and the Contribution of

Stock. The bid price of the Common Stock on December 16, 1997, was $ 31/32. If the bid price on December 16, 1997 was adjusted in proportion to both the Contribution of Stock and Reverse Stock Split, the bid price on December 16, 1997 would have been $5 3/8. The last bid price of the Common Stock on January 14, 1998, after the date of the Contribution of Stock and the Reverse Stock Split, was $6. Accordingly, it appears that the trading market reflected the effects of both the Contribution of Stock and the Reverse Stock Split by adjusting the bid price upwards on a proportionate basis. There can be no assurance that the bid price of the Common Stock will be maintained at such level. The market prices for securities of development stage companies have historically been highly volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations, new commercial products, developments concerning proprietary rights or litigation may have a significant impact on the market price of the Company's securities. See "UNDERWRITING."



     Common Stock Eligible for Resale. Of the 2,220,113 shares of Common Stock to be outstanding after the consummation of this Offering, approximately 1,227,457 shares are "restricted securities" and under certain circumstances may be sold in compliance with Rule 144 adopted under the Securities Act. Future sales of such shares are likely to depress the market price of the Company's Common Stock.


     Reliance on Limited Number of Products and Services. The Company expects that substantially all of its revenues will be derived from its EDIxchange product and service, its ECbridgeNet service, and (to a lesser extent) its ECIntegrator product. If these products and services are not successful, whether as a result of technological change, competition or any other factors, the Company's business, financial condition, prospects and operating results will be adversely affected. Although the Company is continuing to develop its existing products, it presently has no plans to develop or produce additional products and services for the foreseeable future. See "BUSINESS -- Introduction."

     Technological Change. The market for the Company's proposed services is characterized by rapidly changing technology and evolving industry standards. The Company will likely be required to design, develop, test, introduce and support new services and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. The Company's proposed services are now designed around certain technical standards. While the Company intends to provide compatibility with the standards promulgated by leading industry participants and groups, widespread adoption of a proprietary or closed standard could preclude the Company from effectively marketing or developing its products or services. No assurance can be given that the Company will be able to respond to technological changes or evolving industry standards in a timely manner, if at all; or that the standards upon which the Company's services are or will be based will be accepted by the industry. In addition, no assurance can be given that services or technologies developed by others will not render the Company's services noncompetitive or obsolete. In the event that services or technologies developed by others render the services of the Company impracticable, noncompetitive or obsolete, or the industry in which the Company hopes to compete develops and adopts a proprietary standard to which the Company does not have access, or the Company is not able to respond to technological developments or emerging industry standards, there could be a material adverse effect on the Company's business, financial condition, prospects and operating results.

     Risks of Defects and Development Delays. The Company has not sold a material amount of its services or products. Products and services based on sophisticated software and computing systems often encounter development delays and the underlying software most often contains undetected errors, bugs, or failures when introduced or when the volume of services provided increases. The Company may experience delays in the development of the software and computing systems underlying the Company's proposed products and services. In addition, there can be no assurance that, despite testing by the Company and potential customers, errors will not be found in the underlying software, or that the Company will not experience development delays, which could result in delays in the market acceptance of its products and services and could have a material adverse effect on the Company's business, financial condition, prospects and operating results. See "BUSINESS -- Product Development."

     Competition. The EC and EDI markets are intensely competitive and subject to rapid technological change and evolving industry standards. The Company does and will compete with many companies that have substantially greater financial, marketing, technical and human resources than the Company. Among the principal competitors in EDI and specifically in the delivery of EDI over the Internet are, at present, Harbinger Corporation, Sterling Commerce, GEIS, Netscape, Actra (which is a joint venture of GEIS and Netscape), Open Market, Premenos, Icat, Interworld Technology Ventures, Elcom International, Broadvision, Connect, IBM, Microsoft, EDS, and MCI, each of which has announced plans to design and develop software products and to provide services that facilitate electronic commerce over the Internet. Some of those competitors operate VANs. Several of these companies utilize the same encryption technology from RSA that the Company incorporates in its products. Virtually all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In addition, many of the Company's current or potential competitors, such as Netscape, Microsoft and AT&T, have broad distribution channels that may be used to bundle competing products directly to end-users or purchasers. If such competitors were to bundle products that compete with the Company for sale to their customers, any demand the Company is able to create for its products and services may be substantially reduced, and the ability of the Company to broaden the utilization of its products and services would be substantially diminished. No assurance can be given that the Company will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on the Company's business, financial condition, prospects and operating results. See "BUSINESS -- Competition."

     New Market Entrants. In addition to existing competitors, there are many companies that may enter the market in the future with new technologies, products and services that may be competitive with services offered or to be offered by the Company. Because there are many potential entrants to the field, many of which are likely to have substantially greater resources than the Company, it is extremely difficult to assess which companies are likely to offer competitive products and services in the future, and in some cases it is difficult to discern whether an existing product or service is competitive with the Company's services. The Company expects competition to persist and intensify in the future. It should be noted that companies that historically have produced text, audio, video, graphics, art and animation ("multimedia" companies), and companies that historically have owned various forms of communication media such as cable, broadcasting, and telecommunications ("cross-media" companies) are encroaching upon and entering into each other's historic businesses. This may signal a further expansion by those integrated companies into the EDI and related fields. If the market becomes congested with competition, the Company may not be able to compete effectively in its intended marketplace.

     Dependence on Third-Party Intellectual Property Rights. The Company currently licenses certain proprietary and patented technology from third parties. Most of the Company's planned services incorporating data encryption and authentication is based on proprietary software of RSA Data Security ("RSA"). The RSA software is incorporated in certain other software licensed to the Company from Community Connexion related to the Web server utilized by the Company. The RSA software is available on a non-exclusive basis. No assurance can be given that the encryption software presently available to the Company will continue to be available to the Company on commercially reasonable terms, or at all. Additionally, there is no assurance that if a new encryption technology develops, that it will be available to the Company on commercially acceptable terms, if at all.

     The Company also licenses Cybercash software, which is credit card verification software, on a non-exclusive basis. No assurance can be given that Cybercash will continue to be available to the Company on commercially reasonable terms, if at all. The lack of availability of credit card verification software could have a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     No assurance can be given that the Company's third party licenses will continue to be available to the Company on commercially reasonable terms, if at all. The Company bears the risk that all third party technology supplied to the Company is actually owned by the party supplying the technology and does not infringe upon the rights of others. Any threat of infringement or misappropriation against these third parties may in turn cause substantial interference with the Company's right to utilize that technology. The loss of or inability to maintain any of those software licenses could result in delays in introduction of the Company's products and services until equivalent software, if available, is identified, licensed and integrated into the Company's planned services, which could have a material adverse effect on the Company's business, financial condition, prospects and operating results. See
"BUSINESS -- Intellectual Property Rights."

     Because certain of the Company's products incorporate software developed and maintained by third parties, the Company is dependent upon such third parties' ability to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, financial condition, prospects and operating results. See "BUSINESS -- Competitive Strategy."

     Reliance on PERL. The Company's proprietary software is written in Practical Extraction and Reporting Language ("PERL"), which is the computer programming language utilized for Internet applications. Because the Internet is not controlled or supervised by any one person or group, the evolution and continued utilization of PERL cannot be controlled or predicted. Changes in or the elimination of PERL could cause the Company to have to assume responsibility for support and development of PERL, which could have a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     Dependence on Distribution and Marketing Relationships. The Company has few sales and marketing employees and does not have established distribution channels for its services. In order to generate substantial revenue, the Company must achieve broad distribution of its services to businesses and individuals and secure general adoption of its services and technology. A key element of the Company's current business and its future business strategy is to maintain and develop relationships with leading companies that market software products and EDI-related services.

     The Company has entered into value added-reseller ("VAR"), distribution, co-marketing and other agreements with a number of companies. See
"BUSINESS -- Sales and Marketing." Many of these agreements are nonexclusive, and many of the companies with which the Company has agreements also have similar agreements with the Company's competitors or potential competitors. Those agreements do not require the distributors to purchase minimum quantities. The Company believes that its success in penetrating markets for its EDI products and services depends in large part on its ability to maintain these relationships, to add the Company's EDIxchange products and services to such arrangements, to cultivate additional relationships and to cultivate alternative relationships if distribution channels change. There can be no assurance that the Company's VAR partners, distributors or co-marketers will not develop and market products in competition with the Company in the future, discontinue their relationships with the Company or form additional competing arrangements with the Company's competitors, all of which could have a material adverse effect on the Company's ability to successfully compete. See "BUSINESS -- Sales and Marketing."

     Dependence on Intellectual Property Rights; Risk of Infringement. The Company's success and ability to compete are dependent in part upon its proprietary technology relating to its NetCat software. The Company has applied for a patent with the United States Patent and Trademark Office covering that software, but to date no patent has been granted. There can be no assurance that the applied-for patent will be granted, or, if granted, will be effective to protect the Company's rights in its NetCat technology. The Company's patent, if issued by the United States Patent and Trademark Office, would offer no protection outside of the United States. The Company's patent, if issued, may be subsequently challenged. If the patent is challenged the counsel and other fees in defending the patent, together with loss of management's time, could be substantial. Those adverse consequences also could occur with respect to the trademarks, trade secrets, or other intellectual property rights of the Company.

     In addition, the software and electronic commerce industries are characterized by the existence of a large number of patents, and litigation based on allegations of patent infringement is common. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. Although the Company believes that it is not infringing on the rights of any third parties, there can be no assurance that third parties will not assert infringement claims against the Company, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation or be able to license any valid and infringed patents of third parties on commercially reasonable terms. See "BUSINESS -- Proprietary Information."

     Risks Associated with Encryption Technology. A significant barrier to Internet commerce are the problems and risks associated with exchanging financial information securely over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect the secure exchange of financial information over the Internet, including public key cryptography technology licensed from RSA. No assurance can be given that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA cryptography technology or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition, prospects and operating results. In addition, no assurance can be given that existing security systems of others will not be penetrated or breached, which could have a material adverse effect on the market acceptance of Internet security services, which in turn could have a material and adverse effect on the Company's business, financial condition, prospects and operating results.

     Liability and Availability of Insurance. The Company is responsible for the electronic transmission of commercial transaction data for its customers, including, but not limited to, purchase orders, payments, invoices, and advance ship notices. If the Company were unable to fulfill its contractual obligations to its customers, whether due to failure of its software, to failure of the Internet, EDI or telecommunications services to function properly, to failure of its employees, contractors, agents or representatives, or for any other reason, the Company could be subject to claims for the value of the lost business to its customers. The liability could be substantial. If the Company incurs substantial liability to its customers due to its breach, it may materially and adversely affect the Company's ability to complete its plan of operation. The Company's standard agreements with its customers contain provisions which attempt to limit the liability of the Company for such matters, including the customer's lost data, lost profits, or other incidental or consequential damages arising out of, or in connection with, the customer's use or inability to use the Company's software or services, or the negligence of the Company. In addition, in May, 1997 the Company purchased general liability and professional liability insurance policies that are intended to cover the foregoing liabilities. The general liability policy provides coverage of $1 million per claim and $2 million in the aggregate; and the Company has an additional $1 million umbrella liability policy. The professional liability policy provides coverage of $1 million per claim and $1 million in the aggregate. The Company intends to maintain such coverage and to evaluate increasing it from time to time, subject to availability on commercially reasonable terms.

     Fluctuating Results; Cyclical Business. The Company's future revenues and operating results may fluctuate materially as a result of, among other things, the timing of the introduction of, or enhancements to, the Company's products and services, demand for the Company's products and services, the timing of introduction of products or services by the Company's competitors, market acceptance of Internet commerce, the timing and rate at which the Company increases its expenses to support projected growth, the budgeting and purchasing practices of its customers, the length of the customer product evaluation process for the Company's products, the size and timing of customer orders, competitive conditions in the industry, and other factors inherent in a new, developing business. Fluctuations in revenues and operating results may cause volatility in the Company's stock price. See "Possible Volatility of Stock Price."

     Dependence Upon Key Personnel. The Company's success will depend in part upon the retention of key senior management and technical personnel, particularly Steven L. Vanechanos, Jr., co-founder of the Company and Chairman of the Board, James D. Conners, President of the Company, and Kenneth R. Konikowski, Executive Vice President of the Company. The loss of the services of any of the Company's key personnel could have a material adverse effect on the Company's business, prospects, financial condition and operating results. The Company has a policy that all of the Company's employees must sign confidentiality agreements, and that certain of its employees also sign non-competition agreements. The Company presently maintains key man life insurance on Steven L. Vanechanos, Jr. in the amount of $3,000,000. There can be no assurance that the Company will be able or willing to continue to maintain such insurance at present coverage levels.

     Ability to Attract Qualified Personnel. The Company believes that its future success also depends upon its ability to attract and retain additional highly skilled technical, professional services, management and sales and marketing personnel. The market for skilled computer programmers and other technically skilled employees is highly competitive and other companies with greater resources can provide higher salaries and greater benefits. To attract quality personnel, the Company may be required to offer Common Stock or stock options, which will dilute investors' interests. The market for these individuals has historically been, and the Company expects that it will continue to be, intensely competitive. The Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     Management of Growth. If the Company experiences a period of rapid growth, a significant strain may be placed on the Company's financial, management and other resources. The Company's future performance will depend in part on its ability to manage change in its operations and will require the Company to hire additional management and technical personnel, particularly in areas of marketing and customer support. In addition, the Company's ability to manage its growth effectively will require it to continue to improve its operational and financial control systems and infrastructure and management information systems, and to attract, train, motivate, manage and retain key employees. If the Company's management were unable to manage growth effectively, there could be a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     Ability to Issue Blank Check Preferred Stock; New Jersey Anti-Takeover Provisions. Under the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention to issue shares of preferred stock. In addition, the Company has, pursuant to the Underwriting Agreement, agreed with the Representative that the Company will not sell or otherwise issue any shares of preferred stock for two years following this Offering, without the Representative's prior written consent.

     In addition, the Company is subject to the anti-takeover provisions of the New Jersey Shareholder Protection Act, which, among other things, prohibits it from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person became an interested stockholder (the "Stock Acquisition Date"), unless the business combination is approved by the Company's Board of Directors prior to the Stock Acquisition Date. The application of such Act also could have the effect of delaying or preventing a change in control of the Company.

     Furthermore, certain provisions of the Certificate of Incorporation and the Company's Bylaws, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, as well as certain contractual provisions, could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock and may have the effect of delaying or preventing a change in control of the Company. These provisions may also reduce the likelihood of an acquisition of the Company at a premium price by another person or entity.

     Government Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any federal or state governmental agency, other than regulations applicable to businesses generally. The laws generally applicable to business will also be applicable to doing business over the Internet. Laws relating to advertising, buying and selling goods and services, contracts, payments, privacy, obscenity, defamation, taxation, export controls, unfair competition and deceptive trade practices, among other things, will likely apply to online activities as well, and numerous criminal statutes may apply. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. If the Internet becomes more generally accepted, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws may address user privacy, pricing and characteristics and quality of products and services, among other things. The adoption of any laws or regulations governing commerce on the Internet may result in decreased growth or use of the Internet, which could have an adverse effect on the Company's business, financial condition, prospects and operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software or services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition, prospects or operating results.


     Substantial Options and Warrants Reserved. Under the Company's 1997 Employee Stock Option Plan, the Company may issue options to purchase up to an aggregate of 234,764 shares of Common Stock to employees and officers, and, as of the date of this Prospectus, options to purchase 203,392 shares have been granted under that plan. Further, under the Company's Stock Option Plan for Outside Directors, the Company may issue options to purchase up to an aggregate of 78,254 shares of Common Stock to its outside directors, including certain mandatory grants, and, as of the date of this Prospectus, options to purchase 15,648 shares have been granted under that plan. In connection with the contribution of Common Stock by certain existing shareholders of the Company, the Company has granted Warrants to purchase 125,000 shares of Common Stock at an exercise price of $6.00 per share. In connection with this Offering, the Company will grant to the Representative a warrant to purchase up to 80,000 shares of Common Stock at a purchase price of $9.90 per share. The exercise of such options and warrants may further dilute the net tangible book value of the Common Stock and an investor's interest in the Company. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.



     Dilution. This Offering involves immediate and substantial dilution of $4.83 per share (or 80.5%) between the net tangible book value per share of Common Stock after this Offering and the per share public offering price. Based upon the public offering price, new investors in this Offering will be paying $4.8 million, or $6.00 per share, for approximately 36% of the shares of the Common Stock to be outstanding after completion of this Offering, for a corporation with a net tangible book value of approximately $2,601,208, or $1.17 per share, after giving effect to this Offering. See "DILUTION." Also, the Company has a contingent obligation to issue up to 178,420 additional shares to one of its shareholders in connection with the Company's previous acquisition of Software Associates. See "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS -- Acquisition of Software Associates and Megascore."


     Non-Cash Charges to Earnings. The Company intends to use a portion of the net proceeds of this Offering to repay its outstanding indebtedness from its April 1997 Financing and its August 1997 Financing. Because those financings involve a material amount of debt discount and deferred financing fees, the Company has amortized and charged to operations $720,000 through September 30, 1997, and will incur approximately $310,500 of additional non-cash expense through the date of, and upon the repayment of, those financings. See "INTERIM FINANCINGS."

     Broad Discretion in Use of Proceeds. Management of the Company has broad discretion to utilize the proceeds of this Offering, and the presently-anticipated uses may be materially changed, in management's discretion. For example, management could elect to utilize proceeds to pursue a significant acquisition opportunity, should one arise, or could shift expenditures among the marketing, technical operations, and purchase or lease of capital equipment or software categories to respond to market needs and opportunities or other needs of the Company which arise in the future. See "USE OF PROCEEDS."

     Settled NASD Investigation of Underwriter. On July 16, 1996, the National Association of Securities Dealers, Inc. issued a Notice of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four securities originally underwritten by the Underwriter. The activities in question occurred between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.

                                USE OF PROCEEDS


     Based upon an assumed public offering price of $6.00 per share, the net proceeds to be received by the Company from the sale of the Common Stock offered hereby, after deducting underwriting commissions and other estimated expenses of the Offering are estimated to be approximately $3,668,000 ($4,295,000, if the Underwriters' overallotment option is exercised in full). The Company intends to use the net proceeds of the Offering approximately as follows:



                                                                   AMOUNT     PERCENTAGE
                                                                 ----------   ----------
        Selling and Marketing..................................  $  871,000        24%
        Technical Operations...................................     672,000        18
        Purchase or Lease of Equipment.........................      67,000         2
        Repayment of Indebtedness..............................   1,463,000        40
        Working Capital........................................     595,000        16
                                                                 ----------       ---
                  Totals.......................................  $3,668,000       100%
                                                                 ==========       ===



     In general, the Company plans to hire additional personnel in sales and in technical operations in order to implement the Company's plan of expanding its core EDI business. The salaries, benefits and other expenses associated with the Company's present employees and those additional employees are expected to cause the Company to operate at a deficit on a monthly basis for approximately 13 months after the consummation of this Offering. The Company believes that its current and anticipated future revenue should be sufficient to pay its expected general and administrative expenses and a portion of its other expenses. The Company has attributed its expected operating deficits to its activities in sales and marketing and in technical operations; and a material amount of the net proceeds of this Offering will be used to fund such deficits, as described below.


SELLING AND MARKETING


     The Company intends to use approximately $871,000 of the net proceeds of the Offering to fund selling and marketing activities. Approximately $519,000 of that total will be used to fund the salaries and benefits of the Company's marketing personnel including two additional salespeople intended to be hired; and the Company also intends to develop and implement an advertising program and to attend trade shows and conventions. The Company expects to use approximately $352,000 of the net proceeds for those costs. See "BUSINESS -- Selling and Marketing."


TECHNICAL OPERATIONS


     The Company intends to use approximately $672,000 of the net proceeds from the Offering for the salaries and benefits for personnel involved in technical operations, customer service, and research and development activities. The Company intends to hire up to two new technical staff to develop and enhance the

Company's software. A portion of the net proceeds attributed to technical operations will also support the cost of the Company's existing technical staff. Included in that staff are Steve Vanechanos, Sr., Steven L. Vanechanos, Jr., and Kenneth Konikowski. The aggregate compensation payable to those three individuals for the two fiscal years ended September 30, 1999 is expected to be approximately $580,000. The Company has budgeted $475,000 to complete five present product development initiatives. See "BUSINESS -- Product Development."

PURCHASE OR LEASE OF CAPITAL EQUIPMENT AND SOFTWARE


     The Company intends to use approximately $67,000 of the net proceeds of the Offering to purchase or lease additional equipment and software, including mini computers and computer servers for internal and external use ($40,000), software licenses ($27,000), and facilities management equipment.


REPAYMENT OF INDEBTEDNESS


     The Company intends to use approximately $600,000 plus accrued interest of approximately $36,000 of the proceeds from the Offering to repay the promissory notes issued in the April 1997 Financing, and up to $500,000 plus accrued interest of approximately $17,000 of the proceeds to repay the promissory notes issued in the August 1997 Financing. See "INTERIM FINANCINGS." Further, the Company intends to use approximately $207,000 to repay short-term loans made by the officers of the Company and approximately $6,000 of accrued interest, see "CERTAIN TRANSACTIONS -- Officer Loans," and approximately $97,000 to repay amounts borrowed under its bank lines of credit.


     The April 1997 Financing matures and is required to be repaid upon the later of the consummation of this Offering or March 31, 1999. The effective interest rate applicable to the April 1997 Financing is 191 percent. The net proceeds of the April 1997 Financing were $492,000, and were used in the manner described below under "INTERIM FINANCINGS." The August 1997 Financing matures and is required to be repaid upon the later of the consummation of this Offering or September 30, 1999. The effective interest rate applicable to the August 1997 Financing is 525 percent. The net proceeds of the August 1997 Financing were $427,500, and were used in the manner described below under "INTERIM FINANCINGS."


     The officers' loans are payable on demand. The interest rate on all the officers' loans is 8% per annum. The proceeds of the officers' loans were used as follows: Approximately $195,000 was use to pay accounts payable and employee salaries, approximately $7,000 was used for trade show expenses, and approximately $5,000 was used to purchase equipment and furniture.


     The bank lines of credit are also payable on demand. The interest rates on the lines of credit are 10.5% per annum and 13.25% per annum. The proceeds of the advances under the lines of credit were used to pay payroll expenses. See "INTERIM FINANCINGS."

WORKING CAPITAL


     The Company intends to use $595,000 of the net proceeds for working capital and general corporate purposes. One possible use of the proceeds allocated to working capital is payment of compensation to James Conners, the President of the Company. Mr. Conners' aggregate compensation for the two fiscal years end September 30, 1999 is expected to be approximately $320,000.


     It should be noted that the Company's planned uses of proceeds for Selling and Marketing, Technical Operations, and Working Capital expenditures set forth above are based upon its present estimates of the staffing necessary to execute its business plan, plus its estimates of revenues and other expenses in the two-year period subsequent to the Offering. Accordingly, if actual operations differ from the Company's present estimates, the Company may need to reallocate its use of the proceeds among those categories of expenditures. It is also possible that a portion of the net proceeds may also be used, in part, to fund strategic joint ventures or acquisitions. The Company presently has no commitments with respect to any joint venture or acquisition.


     Based on the Company's operating plan, management believes that the proceeds from this Offering and anticipated cash flow from operations will provide the Company with sufficient funds to operate its business for approximately 13 months. The Company will need to raise substantial additional capital in order to complete its present business plan. In the event the Company is unable to obtain additional funding in a timely manner, it will be unable to complete its present business plan, it may need to significantly scale down its operations, or it may be required to cease its business operations. There can be no assurance that the Company will be able to obtain the additional capital required in a timely manner or that it will be able to complete its business plan. See "RISK FACTORS -- Future Capital Needs; Uncertainty of Additional Financing."



     Proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds, collateralized investment agreements with commercial banks or investment banks, or other high-grade, short-term, interest-bearing investments.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     As of the date of this Prospectus, a portion of the Company's Common Stock which is not restricted is traded on the National Association of Securities Dealers ("NASD") Over the Counter ("OTC") Bulletin Board Service under the symbol "DWEB."



     The range of high and low bid quotations for the Company's Common Stock for the two most recently completed fiscal years and the current fiscal year to date were obtained from the NASD and are provided below. The volume of trading in the Company's Common Stock has been limited during the entire period presented, and the bid prices reported may not be indicative of the value of the Common Stock or the existence of an active trading market. These over-the-counter market quotations reflect interdealer prices without retail markup, markdown or commissions and do not necessarily represent actual transactions. All prices in the table below are adjusted on a pro forma basis (rounded to the nearest 1/8) to take into account the 0.2608491-for-one Reverse Stock Split whereby each share of Common Stock became 0.2608491 of a share on January 9, 1998. See "RECENT DEVELOPMENTS -- Reverse Stock Split." The prices in the table below are not adjusted to reflect the Contribution of Stock. See "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders." If the prices were adjusted to reflect the reduction in the number of outstanding shares by 32% in the Contribution of Stock, the prices set forth below would increase by approximately 46%.



                                                                        BID(1)(3)
                                                                     ----------------
                                QUARTER ENDED                        HIGH         LOW
        ----------------------------------------------------------------          ---
        December 31, 1995............................................ 11 1/2       4
        March 31, 1996(2)............................................ 19 1/8       4
        June 30, 1996................................................ 17 1/4      16 3/4
        September 30, 1996........................................... 15 7/8      14 7/8
        December 31, 1996............................................ 14 3/8      11 1/2
        March 31, 1997............................................... 13          12
        June 30, 1997................................................ 12 1/2       4 1/8
        September 30, 1997...........................................  6 3/4       3 7/8
        December 31, 1998............................................  5 1/8       3 6/8


---------------

(1) All prices in the table have been adjusted on a pro forma basis to reflect the Reverse Stock Split. The above prices do not represent actual bid prices during the periods indicated.


(2) On March 5, 1996, the Company effectuated a one-for-100 reverse stock split whereby each 100 shares of Common Stock were combined into one share of Common Stock. The information for the periods preceding March 31, 1996, was retroactively adjusted to reflect that combination of shares.


(3) The last bid price of the Common Stock on January 14, 1998, was $6. January 14, 1998 was after both the date of the Contribution of Stock and the effective date of the Reverse Stock Split. Accordingly, it appears that the trading market reflected the effects of both the Contribution of Stock and the Reverse Stock Split by adjusting the bid price upwards on a proportionate basis.



     As of January 1, 1998, and after giving effect to the Contribution of Stock by certain of the Company's existing shareholders, there were 1,420,113 shares of the Company's Common Stock outstanding, held by approximately 3,255 holders of record. "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders."


     The Company did not declare or pay cash dividends on the Common Stock during 1995 or 1996. The Company currently intends to retain any earnings for use in the business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The table below sets forth the capitalization of the Company as of September 30, 1997: (i) on an actual basis, (ii) on a pro forma basis to reflect the contribution of 654,597 shares of Common Stock to the Company by certain shareholders in exchange for 125,000 warrants to purchase the Company's Common Stock, and (iii) pro forma as adjusted to reflect the sale and issuance of the Common Stock offered hereby at the offering price of $6.00 per share and the receipt of the estimated net proceeds of this Offering as set forth in "USE OF PROCEEDS." The information set forth below should be read in conjunction with the Company's financial statements and notes thereto.



                                                                SEPTEMBER 30, 1997
                                                    -------------------------------------------
                                                                                     PRO FORMA
                                                      ACTUAL         PRO FORMA      AS ADJUSTED
                                                    -----------     -----------     -----------
Long-term debt....................................  $   185,811     $   185,811     $   185,811
                                                    -----------     -----------     -----------
Stockholders' equity (capital deficiency):
  Preferred stock, assignable par value, 5,000,000
     shares authorized; no shares issued and
     outstanding
  Common Stock, $.0001 par value, 50,000,000
     shares authorized; 2,141,370 issued and
     outstanding(1)(3); as adjusted 2,941,370
     issued and outstanding(1)(3).................          214             214             294
  Additional paid in capital......................    3,530,324       7,137,153      10,805,233
  Unearned portion of compensatory stock
     options......................................     (204,000)       (204,000)       (204,000)
  Accumulated deficit.............................   (3,577,989)     (3,577,989)     (3,888,349)
                                                    -----------     -----------     -----------
  Total...........................................     (251,451)      3,355,378       6,713,178
  Treasury stock, at cost -- 66,660 shares;
     721,257 shares pro forma and pro forma as
     adjusted(2)..................................     (400,000)     (4,006,829)     (4,006,829)
                                                    -----------     -----------     -----------
          Total stockholders' equity (capital
            deficiency)...........................     (651,451)       (651,451)      2,706,349
                                                    -----------     -----------     -----------
Total capitalization..............................  $  (465,640)    $  (465,640)    $ 2,892,160
                                                    ===========     ===========     ===========


---------------

(1) Gives effect to the .2608491-for-one Reverse Stock Split which took effect on January 9, 1998. See Note G[5] to the Company's financial statements, and "RECENT DEVELOPMENTS." Includes shares held as treasury stock.



(2) Gives pro forma effect to the Contribution of Stock which occurred on December 23, 1997. See Note G[6] to the Company's financial statements and "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders."



(3) Excludes (a) up to 178,420 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of Software Associates, Inc. (See "CERTAIN TRANSACTIONS"); (b) up to 80,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representative in connection with this Offering (See "UNDERWRITING"); (c) up to 120,000 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (d) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); or (e) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans") and (f) up to 125,000 shares of Common Stock issuable to certain of the Company's existing shareholders upon the exercise of common stock purchase warrants granted in exchange for the contribution to the Company's capital of an aggregate of 654,597 shares of Common Stock. See "RECENT
    DEVELOPMENTS -- Contribution of Stock By Certain Shareholders."

                                    DILUTION


     At September 30, 1997, the negative net tangible book value of the Company was $(936,134) or $(.45) per share. The pro forma negative net tangible book value of the Company was $(.66) per share after giving effect to the contribution of 654,597 shares of Common Stock by certain existing shareholders in exchange for 125,000 warrants. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of the 800,000 shares of Common Stock offered hereby, at the assumed public offering price of $6.00 per share, and receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at September 30, 1997, would have been approximately $2,601,208, or $1.17 per share. This represents an immediate increase in net tangible book value of $1.62 per share to existing holders of Common Stock and an immediate dilution of $4.83 per share to purchasers of shares of Common Stock in this Offering, as illustrated by the following:



    Assumed public offering price per share(1)..........................             $6.00
    Negative net tangible book value per share at September 30, 1997....  $ (.45)
    Increase in pro forma negative net tangible book value attributable to the reduction of shares caused by certain shareholders
      contribution of shares............................................  $ (.21)
                                                                          ------
    Pro forma negative net tangible book value..........................    (.66)
    Increase per share attributable to this Offering....................  $ 1.62
                                                                          ------
    Pro forma net tangible book value per share after this Offering.....             $1.17
                                                                                     -----
    Dilution per share to new investors(2)..............................             $4.83
                                                                                     =====


---------------

(1) Before deducting the estimated underwriting discounts, commissions and expenses of this Offering.


(2) Excludes (a) up to 178,420 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of Software Associates, Inc. (See "CERTAIN TRANSACTIONS"); (b) up to 80,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representative in connection with this Offering (See "UNDERWRITING"); (c) up to 120,000 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (d) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); (e) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans") or (f) up to 125,000 shares of Common Stock issuable to certain of the Company's existing shareholders upon the exercise of common stock purchase warrants granted in exchange for the contribution to the Company's capital of an aggregate of 654,597 shares of Common Stock. See "RECENT
    DEVELOPMENTS -- Contribution of Stock By Certain Shareholders."



     The above discussions and table assume no exercise of the over-allotment option, the exercise of which in full would reduce the dilution to investors in this Offering to $4.62 per share as the pro forma net tangible book value per share after this Offering would increase from $1.17 to $1.38.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto and the Selected Financial Data included in this Prospectus, and the description of the Company's business located elsewhere in this Prospectus. This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "RISK FACTORS" as well as those discussed elsewhere in this Prospectus. Historical operating results and percentage relationships among any amounts included in the Financial Statements are not necessarily indicative of trends in operating results.

     The following discussion relates to the combined operations of DWTS and Megascore for all periods presented, plus Software Associates, Inc. which was acquired by the Company on November 30, 1996 from December 1, 1996. See "BUSINESS -- Background of the Company."

SUMMARY

     The following table summarizes the Results of Operations of the Company that are discussed below:

                              RESULT OF OPERATIONS
                            SELECTED FINANCIAL DATA

                                                            YEAR ENDED                       YEAR ENDED
                                                           SEPTEMBER 30,                    SEPTEMBER 30,
                                                               1997              %              1996              %
                                                         -----------------     ------     -----------------     ------
Net Sales:
  Systems..............................................     $   116,106          18.2%        $ 147,337           32.0%
  Services.............................................         521,071          81.8           312,730           68.0
                                                              ---------        ------         ---------         ------
  Total................................................         637,177         100.0           460,067          100.0
                                                              =========        ======         =========         ======
Cost of Sales:
  Systems..............................................          40,323           6.3            71,205           15.5
  Services.............................................         213,180          33.5            81,194           17.6
                                                              ---------        ------         ---------         ------
  Total................................................         253,503          39.8           152,399           33.1
                                                              ---------        ------         ---------         ------
Expenses:
Selling, general and administrative....................       1,854,686         291.1           719,443          156.3
Research and development...............................         234,808          36.8            28,990            6.3
                                                              ---------        ------         ---------         ------
  Total................................................       2,089,494         327.9           748,433          162.6
                                                              ---------        ------         ---------         ------
Purchased research and development.....................         713,710         112.0                --
Interest expense.......................................         770,041         120.8            23,271            5.1
Interest income........................................          (5,068)         (0.8)           (8,806)          (1.9)
                                                              ---------        ------         ---------         ------
  Total expenses.......................................       3,821,680         599.8           915,297          198.9
                                                              ---------        ------         ---------         ------
Loss before income taxes...............................     $(3,184,503)       (499.8)%       $(455,230)         (98.9)%
                                                              =========        ======         =========         ======

---------------
* Expense percentages are based upon a percentage of Total Net Sales.

THE YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1996

     Net sales increased by $177,110, or 38%, from $460,067 for the fiscal year ended September 30, 1996 ("fiscal 1996"), to $637,177 for the fiscal year ended September 30, 1997 ("fiscal 1997"). The increase in net sales was attributable primarily to sales of EDI outsourcing services offered through Software Associates, which was acquired by the Company on November 30, 1996, as well as to increased sales of the Company's

EDI/Internet products and royalty payments the Company received for licensing a propriety list of internet domain names. Software Associates' EDI outsourcing revenues totaled $179,650. Net sales from the Company's EDI/Internet products increased by $52,696 or 85% from $61,832 in fiscal 1996 to $114,528 in fiscal 1997. The Company's royalty revenue was $33,828 in fiscal 1997 compared to $13,963 in fiscal 1996.

     Overall system sales declined $31,231, or 21%, from $147,337 in fiscal 1996 to $116,106 in fiscal year 1997. The decline was attributable to ongoing efforts to migrate away from some of the Company's historical system integration and software consulting activities and to focus on the Company's electronic commerce services. Computer hardware and computer software sales associated with the Company's system integration business declined by $47,943, or 53%. This decline was offset by an increase of $21,712 in system sales associated with the Company's EDI products.

     Service sales increased $208,341 or 67%, from $312,730 in fiscal 1996 to $521,071 in fiscal 1997. The increase was due largely to new revenues of approximately $115,000 derived from transaction processing through the Company's new EDI Service Bureau, additional revenues of $71,775 from EDIxchange and ECbridgeNet, and $19,865 in increased royalty payments for licensing of the Company's internet domain list.

     Cost of system sales was $40,323 for fiscal 1997 for a gross profit percentage of approximately 65%. This compares to cost of system sales of $71,205 for a gross profit percentage of 51% for fiscal 1996. The increase in gross profit percentage on system sales is attributable to sales of higher margin customized EDI software as part of EDIxchange and ECbridgeNet.

     Cost of services was $213,180 for fiscal 1997, for gross profit percentage of approximately 59%. This compares to cost of services of approximately $81,194, for a gross profit percentage of approximately 74% fiscal 1996. The decrease in profit margins on service sales is attributable to increased costs associated with the hiring of additional employees to increase the Company's EDI/Internet capabilities, in anticipation of the growth in demand for the Company's EDI/Internet services. These additional employees are two programmers acquired through the purchase of Software Associates, and an additional programmer and an operator for its EDI/Internet services hired in fiscal 1997.

     Selling, general, and administrative expenses increased by $1,135,243, from $719,443 for fiscal 1996 to $1,854,686 for fiscal 1997, an increase of approximately 158%; $518,604 of the increase, or 46% is attributable to the higher marketing expenses, salaries and office expenses associated with the Company's increased effort to market its EDI/Internet services; $290,000, or 25% of the increase is attributable to a charge for compensation expense in connection with granting options to employees under the 1997 Employee Plan in which the fair value of the stock exceeded the exercise price; $155,481, or 14% of the increase is attributable to the overhead expenses associated with maintaining eight new employees, $127,206, or 11% of the increase is attributable to legal, accounting and consulting fees, and $43,952, or 4%, is attributable to write off of non-performing receivables. The $518,604 increase in marketing expenses is composed of the expansion of the Company's marketing and sales staff by three employees, development of a marketing program with assistance from outside consultants, attendance at nine trade shows, and implementation of an outreach program consisting of public relations and services directed at the electronic commerce community. Management expects the outreach program to provide the Company with access and introductions to talent and expertise within the electronic commerce community, with a goal of assisting the Company in its marketing, recruiting, and operations. There is no assurance that the outreach program will be successful.

     Research and development expense increased $205,818 or 710% for fiscal 1997, from $28,990 in fiscal 1996 to $234,808 in fiscal 1997. The increase is attributable to expanded development of existing services and increased expenses in the ongoing development of the Company's product development initiatives. See "BUSINESS -- Product Development." The Company restructured its research and development staff and hired three full time programmers in fiscal 1997 for its software development program.

     Purchased research and development for fiscal 1997 of $713,710 resulted from the allocation of a portion of the purchase price for Software Associates.

     Interest expense increased from $23,271 for fiscal 1996 to $770,041 for fiscal 1997. The increase is primarily attributable to the amortization of debt discount and deferred financing fees of $720,000 and interest expense of $23,726. Both are related to the April and August 1997 financings. The Company expects interest expense to decrease materially, to approximately $351,000 for the fiscal year ended September 30, 1998, due to the anticipated repayment of the Company's short-term indebtedness from a portion of the proceeds of this Offering.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1997, the Company had cash of $188,270, total current assets of $309,433 and a working capital deficit of $1,043,923.

     The Company had a net loss of $3,162,803 and negative operating cash flow of $(1,083,279) for the year ended September 30, 1997. The Company funded that negative cash flow exclusively through its financing activities. Those consisted of a $250,000 private placement of common stock that closed in November, 1996, the April 1997 Financing of $600,000, the August 1997 Financing of $500,000, loans from officers of $117,000, and loans under the Company's two lines of credit of $14,049. The terms of the April 1997 Financing, the August 1997 Financing, and the lines of credit are discussed below under "INTERIM FINANCINGS." Although the Company owes $1.1 million in principal under the promissory notes issued in the April 1997 and August 1997 Financings, for financial accounting purposes only $250,000 was allocated to the principal amount of those notes which are reported on the Company's balance sheet at amortized amount of $840,873. The difference is treated as debt discount and is being amortized over the life of the indebtedness. See "INTERIM FINANCINGS." The terms of the officers' loans are discussed below under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     The net proceeds to the Company from the April 1997 Financing totaled approximately $492,000. Those net proceeds were used to fund Company operations from April 1997 through August 1997. $50,000 was used to repay officer loans, $60,000 was used to pay legal and accounting expenses associated with the Company's filing of its periodic reports under the Securities and Exchange Act of 1934 and the holding of its 1997 Annual Meeting of Stockholders, and the balance, approximately $382,000, was used to fund operating deficits incurred by the Company during that period. Of those operating deficits, the Company believes that approximately $150,000 is allocable to the support of the marketing activities of the Company, approximately $100,000 is allocable to the compensation of personnel in operations and other costs of services, and the balance of $132,000 is allocable to the support of the general and administrative activities of the Company.

     The net proceeds to the Company from the August Financing were approximately $427,500, which were used for Company operations, including sales and marketing expense, product development, operations, and working capital.

     For financial accounting purposes, the Company has allocated the amounts raised in each private placement between the Promissory Notes and the shares of Common Stock included in the units, based upon the fair value of the Common Stock at the time of issuance of the respective units. In the case of the April 1997 Financing, the Company allocated $450,000 to the shares and the remaining $150,000 to the notes. In the case of the August 1997 Financing, the Company allocated $400,000 to the shares and the remaining $100,000 to the notes. The difference between the face amount of the notes and the aforesaid amounts allocated to them represents debt discount. Thus, the debt discount for the April notes is $450,000 and the debt discount for the August notes is $400,000.


     The capital resources presently available to the Company are composed of approximately $18,000 of cash. Those resources are not adequate to finance the Company's activities beyond January 31, 1998. The Company needs capital to fund its operations, as fully set forth under "USE OF PROCEEDS." The Company is presently experiencing operating cash flow deficiencies of approximately $160,000 per month. It expects that its operating cash flow deficiency for the 1998 fiscal year will be materially greater than in the 1997 fiscal year, as it hires additional personnel and makes the other expenditures in connection with its business plan which precede the realization of revenue. As discussed under that caption, the Company believes that the net proceeds of this Offering should be sufficient to support the anticipated funding needs of the Company for approximately 13 months. The Company will need to raise substantial additional capital in order to complete its business plan. In the event the Company is unable to obtain additional funding in a timely manner, it will be unable to complete its business plan, it may need to significantly scale down its operations or it may be required to cease its business operations. There can be no assurance that the Company will be able to obtain the additional capital required in a timely manner or that it will be able to complete its business plan.


IMPACT OF INFLATION

     Although no assurance can be given, increases in the inflation rate are not expected to materially adversely affect the Company's business.

NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standings No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," issued by the Financial Accounting Standards Board ("FASB"), is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value-based method beginning in the year ending September 30, 1997. The impact of these pro forma adjustments for the fiscal year ended September 30, 1997 was to increase the Company's net loss by approximately $287,000. See Note H to the Company's financial statements for the fiscal year ended September 30, 1997.

     In March 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. It will replace primary earnings per share with "basic" earnings per share, and contains definitions of "basic" and diluted earnings per share. SFAS No. 128 will apply to the Company's financial statements beginning with the first fiscal quarter ending December 31, 1997. The Company does not expect the adoption of this standard to have a material effect on its calculation of earnings per share.

                                    BUSINESS

BACKGROUND OF THE COMPANY

     The Company is a New Jersey corporation. It currently operates through three separate wholly-owned subsidiaries: DynamicWeb Transaction Systems, Inc., a Delaware corporation ("DWTS"), Software Associates, Inc., a New Jersey corporation ("Software Associates"), and Megascore, Inc., a Delaware corporation ("Megascore"). Present management joined the Company on March 26, 1996, when the Company acquired all of the outstanding stock of DWTS and began, through DWTS, to engage in the computer and electronic commerce business.

     The Company was incorporated in 1979 under the name Seahawk Oil International, Inc. Based upon Company records available to present management of the Company, it appears that the Company initially engaged, or attempted to engage, in the oil exploration business. In November, 1989 the Company changed its name to Seahawk Capital Corporation. According to the Company's public filings with the Commission, during the period from approximately 1992 through 1994, the Company engaged in two activities: First, the Company, through a subsidiary named Eurohawk Corporation, owned an interest in a business that was primarily engaged in production and marketing of frozen potato products through a processing facility located in Scotland. Second, the Company owned approximately 73% of the stock of Seahawk Overseas Exploration Corporation. The Company disposed of its stock in Seahawk Overseas Exploration Corporation on December 31, 1994, and disposed of its stock in Eurohawk Corporation in February of 1996. Upon the disposition of the Eurohawk Corporation stock in February of 1996, the Company had no business operations. Then, on March 26, 1996, the Company acquired DWTS.

     Because in March of 1996 the Company had no operations but was a publicly-traded reporting company, Messrs. Vanechanos, who then controlled DWTS, concluded it would be advantageous for DWTS to be acquired by the Company. Although structured legally as an acquisition of DWTS by the Company, after the acquisition the former DWTS shareholders owned approximately 80% of the Company's Common Stock, the management of DWTS assumed exclusive control of the Company's Board of Directors and executive offices, and the sole business of the Company became that of DWTS.

     Later in 1996, the new management of the Company decided it would be advantageous to combine with Megascore. Megascore had an established business in the accounting software field. Megascore, like DWTS, had been founded by Steve Vanechanos, Sr. and Steven L. Vanechanos, Jr. and was controlled by them. It was believed that the Megascore business would provide a foundation on which to attempt to build the EC software business that now is the Company's primary emphasis. Accordingly, in November 1996 the Company acquired all of the outstanding stock of Megascore in exchange for the issuance of additional shares of the Company's Common Stock to Megascore's shareholders.

     At that same time, the Company became acquainted with the owner of Software Associates, Kenneth Konikowski. Software Associates was actively conducting an electronic commerce service bureau. Management believed that the business of Software Associates would be a natural complement to the software product -- NetCat -- that had been developed by DWTS. Accordingly, in November 1996 the Company acquired all of the outstanding stock of Software Associates in exchange for the issuance of additional shares of the Company's Common Stock to Kenneth Konikowski. See "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS -- Acquisition of Software Associates and Megascore" for additional information regarding the terms of those acquisitions.

     The description of the Company's business contained in this Prospectus relates exclusively to the electronic commerce software and service business conducted through DWTS, Software Associates, and Megascore. Further, the financial information contained elsewhere in this Prospectus represents the combined operations of DWTS and Megascore for all periods presented and those of Software Associates (which was acquired by the Company on November 30, 1996) from December 1, 1996. The basis for such presentation is discussed in Note A to the Company's financial statements.

INTRODUCTION

     The Company is engaged in the business of developing, marketing and supporting year 2000-compliant software products and services that enable businesses to engage in electronic commerce utilizing the Internet and traditional Electronic Data Interchange ("EDI") technologies.

     Electronic commerce ("EC") involves the automation of business transactions using telecommunications and computers to exchange and process commercial information and transactional documents. According to the Aberdeen Group, an information technology research and consulting organization, as broadly defined, electronic commerce is considered to represent a growing, potentially multi-billion dollar market. EDI, a form of EC, is the application-to-application transmission of business documents such as purchase orders and invoices using industry-standard formats. Businesses utilizing electronic commerce have found EDI to be a vital component of their enterprises. EDI differs from more elementary forms of communication because it provides for truly integrated information flow. For example, manufacturers of goods can create electronic catalogues of their products and prices such that their customers will have the ability to electronically enter purchase orders and complete the purchase, payment and other documentation of a purchase transaction. The Internet is a worldwide communications system that allows users to transmit and receive messages and information over telephone and other communications lines using terminals and computers.

     Electronic commerce has traditionally involved the use of a third-party or private value-added computer network ("VAN") to perform EDI, e-mail, and electronic funds transfers and to provide services related to electronic forms, bulletin board and electronic catalogues. Users of private or third-party VANs may also have access through the VAN to directories or on-line information services. A VAN is, in effect, an electronic post office which electronically receives and delivers mail, in this case commercial documents, to the intended recipient. The major operators of VANs include Harbinger Corporation, GEIS, Sterling Commerce, IBM/Advantis, MCI, AT&T and Kleinschmidt. The Company's products and services work with all major VAN providers.

     EDI can create commercial advantages for its users, including one-time data entry, reduced clerical workload and the elimination of paper records. EDI also allows for the rapid, accurate and secure exchange of business data, and reduced operating and inventory carrying costs. EDI facilitates uniform communications with different trading partners, including customers, suppliers, common carriers, and banks or other financial institutions.

     The Company's present business strategy is to focus upon the following types of markets and customers:

     - EDI-enabled suppliers of goods, such as manufacturers, that want to engage in electronic commerce with customers which are not EDI-enabled.

     - EDI-enabled purchasers, such as retailers or distributors of goods, that want to engage in electronic commerce with suppliers which are not EDI-enabled.

     - Any businesses that want to engage outside service providers to manage or to assist in the management of their EDI function ("EDI outsourcing").

     - Businesses or groups of businesses that want to create "electronic storefronts" for goods and services on the "World Wide Web." The World Wide Web or "Web" is a series of computers called servers, which allow individuals, groups and businesses to publish and exchange information over the Internet to the general public.

     The Company has four principal software and service packages for the markets and customers described above:

     ECBRIDGENET SERVICE(SM) -- ECbridgeNET is the Company's electronic commerce service bureau. ECbridgeNET is a service provided by the Company that allows for the transfer of information between trading partners. The service includes EDI mapping and the translation and routing of business documents between third party EDI (VAN) networks, the Internet and the private computer networks maintained by the parties to the business transaction. Generally referred to as "EDI outsourcing," this service offers businesses cost-effective alternatives to investing in an in-house EDI System.

     EDIXCHANGE PROGRAM(SM) -- The Company's EDIxchange Program is a combination of ECbridgeNET service and NetCat(TM) software. NetCat is the Company's software program which allows a seller of goods to create an electronic catalogue on the World Wide Web to offer and sell products electronically. NetCat allows a customer to browse through the catalogue, to place an order, and to be billed for, or to pay for, the order. The EDIxchange Program provides a seamless and cost effective way for EDI-enabled suppliers or retailers to conduct electronic commerce with their non-EDI trading partners. EDIxchange bridges the Internet with traditional EDI networks such as VANs by using the Company's service bureau, ECbridgeNET. This product allows businesses which do not have in-house EDI capability to communicate electronically with EDI-enabled business partners, using only Internet access and a standard Web browser. A Web browser, such as Netscape or Internet Explorer, allows Internet users to access various Web Sites on the Internet.

     SHIPTRAC(TM) -- ShipTrac is the Company's Windows-based software application designed for manufacturers and suppliers of goods. It electronically creates a shipping manifest or list of products that are being shipped to a particular customer or distribution center. The ShipTrac software receives an electronic purchase order into a database, and the shipper then can print bar-coded shipping compliance labels. ShipTrac generates EDI standard advanced shipping notice documents (the manifest) which are sent electronically to a supplier's customers. When the goods are received, the bar codes on the products can be verified against the advanced shipping notice which has been electronically forwarded by ShipTrac.

     ECINTEGRATOR(TM) -- The Company has developed application interface modules for two third party mid-range accounting software systems, RealWorld and Synchronics. Designed for businesses using those systems, EC Integrator allows a business to import and export business documents electronically from those software applications. Generally, the Company sells this product through distributors of Real World and Synchronics software.

     All of the foregoing products and services currently have somewhat limited applications and are continuing to be developed by the Company, although there can be no assurance that such development will be successful. See "Product Development."

OVERVIEW OF ELECTRONIC COMMERCE AND ELECTRONIC DATA INTERCHANGE

     Trading Communities. Groups of companies that regularly trade with each other generate significant repetitive business transactions. These existing trading communities are natural prospects for implementation of EDI. Certain trading communities are defined by trading standards, protocols, rules or procedures adopted through trade organizations. The adoption of EDI as an accepted means of transmitting business documents and data is occurring, in part, because many trade organizations or groups and many large companies within a trading community increasingly recommend or require their member organizations or trading partners to adopt and use EDI as the primary method of transmitting business documents. Large companies within a trading community often are described as "hubs" and their trading partners as "spokes." A hub company and its trading partners communicate through electronic networks, generally either third party networks or a private network owned and operated by the hub company. Hub companies decide to implement EDI generally for one or more of the following reasons:

     - To enable a reduction in inventories by reducing the time required to notify vendors and replenish stocks.

     - To reduce the administrative handling costs of documents that they send or receive from their suppliers or customers by requiring that information be manually entered only once.

     - To improve customer support and service levels by reducing data entry errors by requiring that information be manually entered only once.

     For the above stated reasons, a hub company often adopts as a stated business objective that all of its trading partners use EDI as the principal means of transferring business documents. Spoke companies, in turn, often expand the electronic commerce community by acting as hub companies with their trading partners, requesting or requiring that they transmit business documents using EDI.

     Typical EDI Transactions. In a typical EDI transaction, a trading partner (the "sending partner") first creates with its computer, either manually or electronically, the business data used for the completion of a particular set of documents, described by EDI standards as a "transaction set." Transaction sets include requests for quotes, quotes, purchase orders, invoices, shipping notices, and other related documents and messages. Second, a translation software program on the sending partner's computer converts the document or transaction set into a standard EDI format. Third, this information is electronically transmitted through telecommunications links from the sending partner's computer to either the receiving partner's computer or to a central computer system (similar to a mailbox at a post office) that serves as a value-added network shared by many trading partners.

     Value Added Networks. VANs receive documents for subsequent delivery to the intended trading partner (the "receiving partner"), connect many types of computer hardware and communications devices, convert multiple transaction sets from one industry standard to another, and maintain security by reducing the possibility of one trading partner accessing another's computer. EDI partners use VAN services because it eases the burden of having to install and maintain communication configurations for each trading partner. The connection to a VAN is a single connection no matter how many trading partners the recipient has. The VAN "normalizes" the issues of protocols, time zones, hardware and software differences in that all participants in the EDI transaction do not need the same software applications or hardware.

     EDI Industry Standards. EDI has been further promoted through the adoption of EDI standards within various industries and trading communities. These standards define the content and format of business documents, such as the data required to be included in purchase orders, invoices, shipping notices, and other business documents. Before these standards were adopted, electronic document transmission was based on various proprietary formats agreed to by trading partners. However, incompatible computer systems and differing proprietary formats limited widespread adoption of EDI.

     Existing VAN Services. The Company does not operate a VAN and does not intend to operate a VAN. The Company's products and services are designed both to interface with existing VAN's and also to operate without a VAN (point to point EDI over the Internet without the need for a VAN as a midpoint), thereby permitting EDI-enabled trading partners to conduct electronic commerce with their non-EDI-enabled trading partners.

INTERNET STRATEGY

     The Company's Internet strategy focuses on using the Internet to complement existing VANs and proprietary EDI networks, or possibly to replace the use of VANs and proprietary EDI networks with point to point EDI over the Internet. The Company believes that EDI-enabled companies can reach a much wider range of their trading partners by using an Internet-based approach, as a result of the increasing availability and general use of the Internet and the cost advantages of an Internet-based approach over VANs and proprietary EDI networks. The success of that strategy will depend, among other things, upon continued and expanded acceptance of the Internet as an accepted vehicle for electronic commerce and communication among businesses.

     The Internet is an interconnected global network of computer networks linked together through a common protocol. Unlike other public telecommunications networks, the Internet is not managed by a single corporation, government agency or other entity. The market for software to access the Internet and related services is rapidly emerging and standards and technologies for communicating information over the Internet are constantly evolving. Businesses can exchange documents and electronic mail, access a wide range of commercial information, and establish a presence on the World Wide Web. The Web is the part of the Internet where information and documents reside in a standard format thereby enabling them to be easily displayed and linked for access by other Internet users on the Web. By using a special programming language called hypertext markup language (HTML), a user can establish a presence on the Web known as a Web Page or Home Page and can link with other users of the Web. To date, the Internet has not been accepted as a medium for processing routine business transactions between organizations, in part due to perceived or actual security and reliability issues. See "RISK FACTORS -- Risks Associated with Encryption Technology."

CUSTOMERS AND MARKETS

     EDI has been used since the mid-1970's. Nevertheless, the Company believes that the electronic commerce market is still in its early stages, in that relatively few companies engage in EC. The Company believes that a significant barrier for businesses to join the electronic commerce network has been the cost of maintaining standard translation software, modifications to those businesses' computer systems, dedicated proprietary VANs, and resources required to maintain EDI. The industry, and more importantly, EDI-enabled suppliers and retailers, have continued to look for solutions to lower existing EDI-related costs and at the same time spawn increased EDI utilization.

     To date, the Company has had a limited number of customers using these new EDI/Internet technologies. The types of customers on which the Company intends to focus are discussed below.

     THE EDI-ENABLED SUPPLIER. The Company believes that a significant number of suppliers now using EDI would like to increase the utilization of EDI with their customers. However, a significant investment in hardware and software at each customer location is required in the proprietary equipment and software necessary for a customer to link with the supplier either directly or through a VAN. A smaller customer may not have the resources to make such an investment, or the investment may not be cost-justified based upon the customer's transaction volume with the supplier.

     The Company's EDIxchange software provides a cost-effective solution for this situation. The Company can assist the supplier to create a secure Web-enabled Internet site with an electronic system for customer orders and development of an electronic catalog by use of NetCat, all using the supplier's existing EDI system and documents. The system will allow non-EDI customers to view the supplier's product catalogs, place orders on-line, and send an EDI-standard purchase order to the supplier. The customer will need only Internet access and a Web browser to engage in those transactions.

     THE HUB MODEL. The Hub Model is similar to the EDI-Enabled Supplier Model, but is targeted at the purchaser rather than the supplier. The Company believes that a significant number of wholesalers and retailers which are now using EDI would like to increase the utilization of EDI with their suppliers, by expanding the number of "spoke" companies. This can be accomplished primarily by reaching a Hub company's smaller suppliers with a cost-justified mechanism for electronic commerce transactions.

     In the Hub Model, the Company's EDIxchange Suite can be configured for a retailer, effectively reversing the functions of the Supplier Model described above. The Company can assist the retailer or other purchaser to create a secure Web-enabled Internet site with NetCat, again using the purchaser's existing EDI system and documents. The system will allow non-EDI-enabled suppliers to receive purchase orders electronically using only a Web browser and Internet access.

     THE ELECTRONIC COMMERCE SERVICE BUREAU. The Company believes that a significant number of businesses may want to "outsource" all or a part of their electronic commerce functions. That outsourcing is one of the services historically provided by Software Associates and which the Company intends to market. This market includes presently EDI-enabled businesses, as well as businesses that do not presently conduct electronic commerce. Using Software Associates' experience in that area, combined with the Company's software products, the Company offers its services as an EC service bureau through its EDIbridgeNET Program.

     SUPPLIERS REQUIRED TO SEND ADVANCE SHIPPING NOTICES. ShipTrac is marketed to EDI-capable suppliers, which become mandated by their customers to use bar-coded shipping labels and to send EDI standard documents such as advance shipping notices. This process is complex and cumbersome for suppliers to integrate into their existing systems, and the Company believes ShipTrac will reduce the complexity for implementing this requirement and complying with the requests of such trading partners.

     BUSINESSES USING REALWORLD OR SYNCHRONICS ACCOUNTING SYSTEMS. A significant number of businesses use RealWorld or the Synchronics accounting systems software products, but are not EDI capable. The Company will target those businesses to use the Company's existing products to begin electronic commerce.

     To date, the above target markets are undeveloped and largely untested. Due to the limited sales by the Company to date, there can be no assurance as to the degree, if any, that these markets and target customers will develop generally or will be receptive to the Company's products and services.


     As of January 1, 1998, the Company's EDIxchange customers include Linens
N' Things (an EDI-enabled purchaser), and Great American Knitting Mills, makers of Goldtoe socks, and ICXpress (both EDI-enabled sellers). Customers using the Company's ECbridgeNET Service include Church & Dwight, manufacturers of Arm & Hammer baking soda, Royal Dalton, makers of fine china, and Kings Supermarket, a supermarket chain in the Northeast United States.


     During the fiscal year ended September 30, 1997, one customer accounted for approximately 18% of the Company's sales. The Company provided systems integration services to that customer, Unique Music, a retailer of recorded music. If the Company were to lose that customer, it would not be expected to have a material adverse effect on the Company, because the Company's business plan focuses on its EDI business rather than on the general computer consulting business.

SALES AND MARKETING

     The Company's goal is to establish and expand the number of trading partners using the Company's service bureau and complimentary electronic commerce software solutions. To reach this goal, the Company plans to market and sell its electronic commerce business solutions to enterprises which are EDI-capable, and whose trading partners lack EDI capability. Additionally, the Company will focus its marketing efforts for EDI outsourcing on EDI-capable suppliers, which the Company believes often do not have sufficient resources in their management information system ("MIS")/EDI group to respond to customers' requests on a sufficiently timely basis.

     Certain of the Company's marketing strategies are discussed below.

     IDENTIFY KEY BUSINESS PARTNERS -- The Company has introduced its Business Partners Program to establish alliances between the Company and key business partners who specialize in business automation and electronic commerce. Those key business partners are expected to be VANs, EDI software companies, EC consultant groups, Web content developers, business re-engineering consultants, and accounting software providers.

     The objective of the Business Partners Program is to integrate the Company's products and services with those of its business partners and to promote Company services along with products and services sold by its business partners.


     EXPAND MARKETING AND SALES EFFORTS NATIONALLY -- As of January 1, 1998, the Company employs four people in sales and marketing, two of whom directly sell the Company's software and services. Compensation of sales personnel is in the form of a base salary and commissions. To reach a broader market, the Company plans to expand the number of sales people it employs, by adding up to six additional sales people through the end of fiscal 1998, and possibly more thereafter.


     Lead generation and advertising will focus on national electronic commerce/EDI trade shows, journal advertisements in national electronic commerce publications, and public speaking engagements in EDI/Internet forums. The Company will also evaluate which industry specific trade shows/journals warrant participation. The Company has recently joined national electronic commerce/EDI trade groups such as CommerceNet and DISA, which represent both users and providers of EDI-related services.

     Expansion of sales efforts will be implemented in stages, as market trends indicate acceptance of the emerging electronic commerce marketplace and as the Company's capital availability allows.

     The Company is a party to several co-marketing and strategic alliances. EMJ ("EMJ"), located in Apex, North Carolina, is an Internet Web content developer working with many large businesses in the Raleigh/Durham Research Triangle Park area. The Company was chosen as the exclusive Internet-EDI solution provider for EMJ Internet, a division of EMJ. Further, the Company has developed a strategic relationship with ER Enterprises of Columbus, Ohio, an EDI consulting group that assists retailers in implementing electronic commerce strategies; with AFTEC Corporation of Livingston, New Jersey, a developer of a manufacturing and distribution software package, which plans to build an electronic commerce interface into their application and offer the Company's Service Bureau as a turnkey EC solution for their clients; and with ID2000, of Berlin, New Jersey, which is a management information consulting firm offering turnkey information systems solutions to its clients.

     At present, the Company's alliances have not produced a material amount of revenue for the Company. Those alliances presently consist of agreements to cross-market one another's services from time to time when the appropriate situation presents itself. All agreements presently in effect may be cancelled upon 30 days' notice by either party.

PRODUCT DEVELOPMENT

     The Company presently has several product development initiatives. One initiative involves "point-to-point EDI." This technology would permit electronic document interchange directly over the Internet, avoiding the use of a VAN. The Company is working on modifications to its NetCat software and the EDIxchange System, which would allow these products to interface with the Templar product from Premenos Technology Corp. and permit point-to-point EDI.

     Another initiative involves an upgrade of NetCat to a "Version 3.0." Presently, NetCat can use only ASCII files and HTML. The Company is working on making NetCat compatible with SQL databases (such as Oracle and Sybase), which would allow NetCat to function with a larger group of customer databases. Also, the Company is working on making NetCat capable of creating a wider variety of presentation graphics, and on increasing the efficiency of NetCat's order processing.

     Another initiative involves an upgrade of the Company's EDIxchange Program suite to permit the creation of an "Integrated UPC Catalogue." Presently, under the Company's EDIxchange Program suite, as utilized in the Hub Model, the Hub company/purchaser is required to input manually its suppliers' catalogues on the Hub company's Web Site. The Company is working on an upgrade to that software which would allow suppliers to maintain their own catalogue information, including the UPC (Universal Product Code) information, electronically on the Hub company's Web Site, thus permitting the Hub company to browse that database or catalogue for purchasing.

     Another initiative involves the upgrade of the Company's ECIntegrator. Presently, that software allows for the electronic import and export of business documents from RealWorld and Synchronics accounting systems only. The Company is working on an upgrade which would permit interface with additional accounting systems. The new product would be Windows-based and would function with the Company's EDI service bureau ECbridgeNET.

     The Company's final major initiative at present involves an upgrade of the Company's ECbridgeNET communications network. Presently, the Company administers its own communications network relating to ECbridgeNET, such as the modems and other hardware necessary to communicate with its EDI customers. The Company is evaluating the feasibility of outsourcing that core communication function to a telecommunications company.

     The Company has budgeted $475,000 to complete the above five product development initiatives, to be funded from the proceeds of this Offering. Each of the foregoing product development initiatives is subject to risk. The Company cannot predict when any of them will be completed, if at all. There is no assurance that the Company will develop successfully or in a cost-effective manner any of the products, services, or product enhancements discussed, or that they will find market acceptance if developed. The Company's cost estimates to complete the above product development initiatives are subject to the risks and uncertainties of complex technical development projects.

COMPETITION

     The electronic commerce and EDI network services and computer software markets are highly competitive. The principal competitors in EDI and specifically in the delivery of EDI over the Internet are, at present, Harbinger Corporation, Sterling Commerce, GEIS, Netscape, Open Market, Premenos, Icat,

Interworld Technology Ventures, Elcom International, Broadvision, Connect, IBM, Microsoft, EDS, and MCI, each of which has announced plans to design and develop software products and to provide services that facilitate electronic commerce over the Internet.

     Aside from the Internet, numerous companies supply electronic commerce network services, and several competitors target specific vertical markets such as the pharmaceutical, agribusiness, retail and transportation industries. Competitors provide software designed to facilitate electronic commerce and EDI communications. Existing VANs provide network services and related software products and services. Other competitors provide PC-based computer programs and network services specifically targeted to facilitate electronic banking transactions. These competitors include banks and financial institutions that operate privately-owned computer networks that link directly to their commercial customers. The Company believes that many of its competitors have significantly greater financial and personnel resources than the Company.

     Competition from Internet-based competitors is also significant. The market for Internet software and services is emerging and highly competitive, ranging from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than the Company. The Company believes that existing competitors are likely to expand the range of their electronic commerce services to include Internet access, and that new competitors, which may include telephone companies and media companies, are likely to increasingly offer services which utilize the Internet to provide business-to-business data transmission services. A group of computer companies including some competitors of the Company, and the Company itself, have formed CommerceNet, a consortium which has announced an intention to explore the use of the Internet for commercial applications. Additionally, several competitive network service providers allow their subscribers access to the Internet, and several major software and telecommunications companies, including Sprint, MCI, AT&T and Microsoft, either have or are expected to have Internet access services. Similarly, the major on-line service companies, such as America On-Line, Compuserve and Prodigy, also offer Internet services, and the Company expects them to enhance their services in the future to include certain aspects of electronic commerce.

COMPETITIVE STRATEGY

     The Company's competitive strategy is to offer electronic commerce solutions using Internet and EDI technology through designs that can be customized to fit a customer's specific needs.

     The Company intends to apply its Internet and EDI technology products, its development efforts, and its marketing efforts, at the "application layer" of electronic commerce. The application layer addresses the customers' immediate need to work with product catalogues and to exchange useful business documents. The application layer is distinguished from the "core" or "infrastructure" layer, which addresses the basic elements of transmitting an EDI document over the Internet. At the application layer, one assumes that a properly-formatted EDI document can be securely transmitted over the Internet.

     The Company intends to avoid competing at the EC core or basic infrastructure technology layer. In that regard, it does not intend to compete in technical and product categories such as encryption and authentication schemes, secure transport methods, EDI mailboxing services, secure browsers and servers, or low-level communication protocols.

     Further, the Company intends to market products that require the EDI trading partners to have only a standard Web browser with standard enhancements or "plug-ins" (like Adobe Acrobat and Sun's Java). The Company will centralize EDI translation and mapping from its application interface to the EDIbridgeNet outsource service bureau.

     The Company hopes to differentiate itself in the marketplace for Internet/EDI solutions with NetCat. The Company believes that its existing competition currently offers generic, form-based software solutions with limited functionality. In contrast, EDIxchange provides both product catalog and order facilitation. When combined with the Company's service bureau, the Company can offer customers a complete, turnkey electronic commerce solution that is compatible with their existing EDI system.

     The Company may, in order to acquire new technology, additional products, market share or other business opportunity, enter into strategic joint ventures or mergers or make strategic acquisitions. Such transactions may be funded by using the proceeds of this Offering, issuing stock of the Company, incurring debt, or any combination of the foregoing. The Company is not presently negotiating any such transactions, nor does it have any commitments to do so.

     There can be no assurance that the Company will be successful in its effort or that it will not be materially adversely affected by competitive factors.

INTELLECTUAL PROPERTY RIGHTS


     The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has filed an application for a patent covering its NetCat software, which is presently pending before the United States Patent and Trademark Office ("PTO"). The Company also has filed federal trademark registration applications for its DynamicWeb, NetCat, ECbridgeNET, and EDIxchange trademarks. Those trademark registration applications are presently pending before the PTO.


     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that competitors will not independently develop similar or superior technology. The Company believes that, due to the rapid pace of innovation within the electronic commerce, EDI and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the electronic commerce industry than are the various legal protections of its technology. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. From time to time, the Company has received notices which allege, directly or indirectly, that the Company's products or services infringe the rights of others. The Company generally has been able to address these allegations without material cost to the Company. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, irrespective of their merit, could be time-consuming, result in costly litigation, cause product shipment delays, require the Company to enter into royalty or licensing agreements, or prevent the Company from using certain technologies. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company.

     The Company currently has in place confidentiality and non-competition agreements with certain of its employees. The Company has adopted a policy of requiring that all future employees sign appropriate confidentiality agreements and, where appropriate, non-competition agreements.

     The Company currently licenses proprietary data encryption and authentication software of RSA Data Security ("RSA"). The RSA software is incorporated in certain other software licensed to the Company from Community Connexion related to the Web server utilized by the Company. The RSA software is available on a non-exclusive basis. No assurance can be given that the encryption software presently available to the Company will continue to be available to the Company on commercially reasonable terms, or at all. Additionally, there is no assurance that if a new encryption technology develops, that it will be available to the Company on commercially acceptable terms, if at all.

     The Company also licenses Cybercash software, which is credit card verification software, on a non-exclusive basis.

     The Company's proprietary software is written in Practical Extraction and Reporting Language ("PERL"), which is the computer program language utilized for Internet applications. Because the Internet is not controlled or supervised by any one person or group, the evolution and continued utilization of PERL cannot be controlled or predicted. Changes in or the elimination of PERL could cause the Company to have to assume responsibility for support and development of that software.

GOVERNMENTAL REGULATIONS

     The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the legislative and regulatory environment relating to on-line services, EDI or the Internet access industry, including regulatory or legislative changes which directly or indirectly affect telecommunication costs or increase the likelihood of competition from regional telephone companies or others, could have an adverse effect on the Company's business; as could potential governmental actions outside of the United States. Management believes that the Company is in material compliance with all applicable regulations.

EMPLOYEES


     As of January 1, 1998, the Company had 24 full-time employees. Approximately seven are technical personnel engaged in maintaining or developing the Company's products or performing related services, approximately five are marketing and sales personnel, approximately six are engaged in customer support and operations, and approximately six are involved in administration and finance. None of the Company's employees are represented by a union.


FACILITIES

     The Company's corporate offices are located at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey. The Company has entered into two leases for approximately 5,400 square feet for its executive and administrative staff at an aggregate monthly rental of approximately $6,600. The Company believes that such space will be sufficient for its needs for the foreseeable future and that alternative space is available at rental rates which would not materially adversely affect the Company. See "CERTAIN TRANSACTIONS -- Office Lease."

     The Company owns its former offices (at 1033 Route 46 East, Clifton, New Jersey, which it acquired in its acquisition of Megascore, Inc. in September of
1996). It has vacated those premises, which are listed for sale. Those premises are mortgaged for approximately $190,000.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS.

     The following table contains certain information with respect to the Board of Directors and the executive officers of the Company.

              NAME                   AGE                     POSITION
---------------------------------    ---     ----------------------------------------
Steven L. Vanechanos, Jr.(1)         43      Chairman of the Board and Chief
                                               Executive Officer
James D. Conners                     58      President and Chief Operating Officer
Steve Vanechanos, Sr.(1)             67      Director, Vice President, Treasurer and
                                               Secretary
Kenneth R. Konikowski                50      Director and Executive Vice President
F. Patrick Ahearn, Jr.(2)            49      Director
Denis Clark                          53      Director
Frank T. DiPalma(3)                  51      Director
Robert Droste(2)(3)                  43      Director

---------------


(1) Steve Vanechanos, Sr. is the father of Steven L. Vanechanos, Jr. and Michael Vanechanos. As of January 1, 1998, and after giving effect to the contribution of certain shares of Common Stock to the capital of the Company, Michael Vanechanos beneficially owns approximately 7% of the Company's outstanding Common Stock. See "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders," "PRINCIPAL STOCKHOLDERS" and "CERTAIN TRANSACTIONS -- Significant Shareholder."


(2) Member of the Audit Committee of the Board of Directors. The Audit Committee recommends an outside auditor for the year and reviews the financial statements and progress of the Company. This Committee was formed in 1997.

(3) Member of the Compensation Committee. The Compensation Committee meets on an as-needed basis between meetings of the Board of Directors to discuss compensation related matters. This Committee was formed in 1997.

     STEVEN L. VANECHANOS, JR. became President and Chairman of the Board of Directors of the Company on March 26, 1996. On August 26, 1997, he assumed the office of Chief Executive Officer and Mr. Conners became the President. Mr. Vanechanos has been President of DynamicWeb Transaction Systems, Inc. ("DWTS"), a wholly-owned subsidiary of the Company, since its incorporation in October 1995. He also was a co-founder of Megascore, Inc. ("Megascore"), a wholly-owned subsidiary of the Company, in 1981 and has served as its President since April 1985. He has a Bachelor of Science Degree in Finance and Economics from Fairleigh Dickinson University, Rutherford, New Jersey Campus. In 1981, he received a Certificate in Computer Programming and in 1982, he received a Certificate in Data Processing from The Institute for the Certification of Computer Professionals.

     JAMES D. CONNERS became President and Chief Operating Officer of the Company on August 26, 1997. Prior to joining the Company, Mr. Conners served as the Vice President of Strategic Planning of Sterling Commerce in 1996 and the Vice President of its Internet Business Unit in 1997. Prior to joining Sterling Commerce, Mr. Conners spent 15 years at General Electric Information Services
(GEIS) in various sales and marketing positions, most recently as the General Manager in charge of the Ameritech Alliance. Mr. Conners graduated from the University of Detroit with a BS degree in Mathematics with a minor in Physics.

     STEVE VANECHANOS, SR. became Vice President, Secretary, Treasurer and a Director of the Company on March 26, 1996. He was a co-founder of Megascore in 1981 and of DWTS in 1995. He has served as a Vice President of Megascore since April 1985 and of DWTS since October 1995. He attended Newark College of Engineering in Newark for two years. He continued his education with certifications from PSI Programming

Institute in New York City and with courses in principles of accounting at ABA Institute, Hudson County Chapter.

     KENNETH R. KONIKOWSKI became the Executive Vice President and a Director of the Company on December 1, 1996. Prior to that date, Mr. Konikowski was President of Software Associates, which he founded in 1985. Software Associates is currently a wholly-owned subsidiary of the Company. See "CERTAIN TRANSACTIONS."

     F. PATRICK AHEARN, JR. became a Director of the Company on March 26, 1996. Mr. Ahearn has served as a director of Megascore since 1985 and of DWTS since February 1996. Since 1993, Mr. Ahearn has served as the Chairman of the Board of E.C.M. Group, Inc., White Plains, New York. From 1992 to 1995, Mr. Ahearn served as Managing Director for Continental Bank and the President of 22 of its subsidiaries. He is also a Colonel in the United States Marine Corps. Mr. Ahearn has a Bachelor of Arts Degree from the College of Holy Cross.

     DENIS CLARK became a Director of the Company on June 12, 1997. Mr. Clark has served as Vice President of Sterling Commerce, Inc. from 1993 to 1996 and was employed by IBM Corporation as a Director of Consulting from 1991 to 1992 and as a Director of Software Marketing from 1989 to 1991.

     FRANK T. DIPALMA became a Director of the Company on March 26, 1996. Since January 1997, Mr. DiPalma has been employed as Vice President of Operations and Engineering for Energy Corporation of America, Mountaineer Gas Division. Prior to that time, and during the past five years, he held various management positions for Public Service Electric and Gas, a public utility located in Newark, New Jersey. In 1995 and 1996, he was the owner of Palmer Associates, a management consulting company. Mr. DiPalma graduated from New Jersey Institute of Technology with a Bachelor of Science in Mechanical Engineering, Fairleigh Dickinson University with a Masters in Business Administration, and the University of Michigan's Executive Development Program.

     ROBERT DROSTE became a Director of the Company on March 26, 1996. Mr. Droste has served as a director of Megascore since 1985 and of DWTS since February 1996. During the past five years, Mr. Droste has been the Director of Administration and Manager of Internal Audit for Russ Berrie & Co., Inc., Oakland, New Jersey. He has a Bachelor of Science Degree in Accounting from Fairleigh Dickinson University, Rutherford, New Jersey.

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes which shall be as nearly equal in number as possible. The Directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively and, upon reelection, will serve for terms of three years thereafter. Each Director will serve until his or her successor is elected and qualified. Presently, Directors Ahearn, DiPalma and Clark are Class I Directors to hold office until the annual shareholder election of Directors in 1998; Directors Konikowski and Vanechanos, Sr. are Class II Directors to hold office until the annual shareholder election of Directors in 1999; and Directors Droste and Vanechanos, Jr., are Class III Directors to hold office until the annual shareholder election of Directors in 2000.

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, a Director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Board of Directors shall have the exclusive power to fill any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, by a majority vote of the Directors then in office. Any Director so elected shall serve until the next annual meeting of shareholders.

     Although Michael Vanechanos is the owner of approximately 7 percent of the presently-outstanding Common Stock and is related to Steven L. Vanechanos Jr. and Steve Vanechanos, Sr., Michael Vanechanos does not participate in the business affairs of the Company, including its operations, financing and strategy.

EXECUTIVE COMPENSATION

  General

     There were no executive officers of the Company or any of its subsidiaries whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1996. The following table sets forth the compensation paid to Steven L. Vanechanos, Jr., the Company's President from March 26, 1996 to August 26, 1997 (when he continued in the role of Chief Executive Officer, and James Conners became President). Jonathan B. Lassers served as the Company's President and Chief Executive Officer from May 1995 until March 26, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                             OTHER ANNUAL
               NAME AND PRINCIPAL POSITION          YEAR       SALARY        COMPENSATION
        ------------------------------------------  ----       -------       ------------
        Steven L. Vanechanos, Jr.                   1997       $61,000         $  4,750(1)
        Chief Executive Officer                     1996(2)    $58,762(3)      $ 10,300(4)

        Jonathan B. Lassers                         1996(5)    $     0(6)      $      0(6)
        Former President and Chief Executive
          Officer


---------------

(1) Consists of lease payments totalling $4,750 made by the Company for an automobile used by Mr. Vanechanos, Jr.

(2) Mr. Vanechanos, Jr. commenced his employment with the Company on March 26, 1996, the date upon which Seahawk Oil International, Inc. acquired DynamicWeb Transaction Systems, Inc. and changed its name to DynamicWeb Enterprises, Inc. Prior to such time, he had been President of DWTS.

(3) This amount includes salary paid by Megascore during the year ended September 30, 1996. Megascore was acquired by the Company on September 30, 1996.

(4) Consists of (a) lease payments totaling $4,300 made by the Company for an automobile used by Mr. Vanechanos, Jr., and (b) travel and entertainment expenses of approximately $6,000 paid by the Company. Mr. Vanechanos, Jr. did not receive any long-term compensation.


(5) Mr. Lassers terminated his employment with the Company on March 26, 1996, the date upon which Seahawk Oil International, Inc. acquired DynamicWeb Transaction Systems, Inc. and changed its name to DynamicWeb Enterprises, Inc.


  Stock Options

     There were no executive officers of the Company or any of its subsidiaries who received or exercised stock options, stock appreciation rights or other stock awards from the Company during the fiscal year ended September 30, 1996. As of September 30, 1996, except for the Company's 1992 Stock Option Plan, the Company did not have in place any stock option, stock appreciation right, or similar compensation plan, nor were any options or stock appreciation rights outstanding and exercisable as of such date under the 1992 Stock Option Plan or otherwise. On March 7, 1997, the Company terminated the 1992 Stock Option Plan. On June 12, 1997, the shareholders of the Company approved the 1997 Employee Stock Option Plan and the 1997 Stock Option Plan for Outside Directors (collectively, the "1997 Plans").

EMPLOYMENT AGREEMENTS

     On December 1, 1996, Kenneth R. Konikowski, Executive Vice President of the Company, entered into an Employment Agreement with the Company (the "Konikowski Agreement"). Under the terms of the Konikowski Agreement, Mr. Konikowski serves as Executive Vice President and a member of the Company's Board of Directors and is entitled to an annual salary of $135,600. The Konikowski Agreement provides that this amount may be increased based on annual performance reviews pursuant to the Company's policies and practices. Mr. Konikowski is also eligible to be paid an annual bonus based on the Company's to-be-established incentive bonus plan. Mr. Konikowski also receives certain employee benefits, including $500,000 of life insurance, disability and health insurance, vacation days, and use of an automobile. He is also eligible to participate in the Company's 1997 Employee Stock Option Plan.

     The Konikowski Agreement provides that if Mr. Konikowski's employment is terminated by the Company other than for "Cause," "Disability" or "Material Breach," each as defined therein, or if he terminates his employment for "Good Reason," as defined therein, Mr. Konikowski is entitled to a lump sum amount equal to the commuted value of his base salary in effect or authorized at the time of termination for the period remaining until November 30, 2001 (determined by discounting all payments at a rate equal to the bond equivalent yield of the latest two-year Treasury Bill auction). The Company is also required to maintain in full force and effect certain of Mr. Konikowski's employee benefits.

     On August 26, 1997, the Company hired James D. Conners as President, and the Company and Mr. Conners entered into an Employment Agreement (the "Conners Agreement"). The Conners Agreement provides that he shall serve as President of the Company for a term of 3 years, with automatic renewal unless either party gives timely notice of its intent not to renew. The Conners Agreement provides for a base salary of $160,000, and obligates the Company to grant options to purchase 104,338 shares of the Company's Common Stock during his employment period for a price of $3.83 per share, 45,648 of such shares to vest at August 25, 1998, 32,606 to vest at August 25, 1999, and the remaining 26,084 to vest at August 25, 2000. On September 11, 1997, Mr. Connors was granted 104,338 options under the 1997 Employee Plan. Further, Mr. Conners is entitled to a $1,000 per month housing allowance and a $500 per month leased automobile allowance. He is eligible to participate in the 1997 Employee Plan and the Company's other employee benefit plans as may be implemented from time to time.

     The Conners Agreement provides that if Mr. Conners employment is terminated other than for "Cause" as defined therein, Mr. Conners is entitled to receive his base salary, incentive compensation and options for the balance of his employment period.

STOCK OPTION PLANS

  1997 Employee Stock Option Plan

     On June 12, 1997, the shareholders of the Company approved the Company's 1997 Employee Stock Option Plan (the "1997 Employee Plan"). The 1997 Employee Plan authorizes the Compensation Committee (the "Committee") of the Board of Directors to grant options for the purchase of up to 234,764 shares of Common Stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option.

     Under the 1997 Employee Plan, both "Incentive Stock Options" (as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), which qualify for certain tax benefits, and options which do not qualify for such tax benefits ("Nonqualified Stock Options") may be granted to eligible employees of the Corporation and its subsidiaries. All current employees of the Company are eligible to participate in the 1997 Employee Plan.

     The Committee has the authority to grant options to employees under the 1997 Employee Plan, based upon the recommendation of the Corporation's Chief Executive Officer and subject to the approval of a majority of the disinterested members of the Board. Option grants to employees are anticipated to be made annually. Eligible employees generally include all key employees of the Corporation and its subsidiaries. This would include the executive officers.

     Recent Grants. On August 8, 1997, the Committee made an initial grant of options to purchase a total of approximately 99,054 shares to employees under the 1997 Employee Plan, and on September 11, 1997, the Committee granted options to purchase 104,338 shares to James Conners in connection with his commencing employment with the Company.

  1997 Stock Option Plan for Outside Directors

     Also on June 12, 1997, the shareholders of the Company approved the 1997 Stock Option Plan for Outside Directors (the "1997 Director Plan"). Each person
(i) who is a director of the Company and (ii) who is not, as of the grant date, an employee of the Company shall, on the earlier of (a) the date on which this Offering is completed, or (b) September 30, 1997, and thereafter on the date of each succeeding annual meeting of shareholders at which directors are elected, automatically be granted an option to purchase 3,912 shares of the Common Stock. Future directors elected by the Board to fill a vacancy will also receive such a grant on the date of such initial election as a director. Accordingly, on September 30, 1997, Messrs. Ahearn, Clark, DiPalma and Droste each received options under the 1997 Director Plan to purchase an aggregate of 3,912 shares of the Company's Common Stock.

     In addition to the automatic grants described above, the 1997 Director Plan further authorizes the Committee to grant options for the purchase of an aggregate amount up to 78,254 shares of the Common Stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option. Only Nonqualified Stock Options may be granted under the 1997 Director Plan. The exercise price for options granted under the 1997 Director Plan will be equal to the fair market value of the stock underlying the option on the date the option is granted.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITIES AND INDEMNIFICATION; DISCLOSURE OF COMMISSION POSITION OR INDEMNIFICATION OF SECURITIES ACT LIABILITIES

     In accordance with New Jersey law, the Company's Amended and Restated Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director
(i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit. Insofar as limitation of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the Amended and Restated Certificate of Incorporation, the Company has been advised that, in the opinion of the Commission, (a) such limitation is against public policy as expressed in the Securities Act, and is therefore unenforceable, and (b) such limitation does not affect the availability of equitable relief which otherwise may be available.

     In addition, the Company's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in the Bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.

     Insofar as limitation of, or indemnification for, liabilities arising, under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing, or otherwise, the Company has been advised that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

DIRECTORS' COMPENSATION

     The non-employee directors and the employee directors do not receive a fee for attending meetings or other fees or retainers for serving on the board.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of January 1, 1998, for (i) each person who owns of record or is known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each of the Company's current Directors, (iii) each person named in the Summary Compensation Table set forth above under "MANAGEMENT," and (iv) all current directors and executive officers of the Company as a group, such person's name and address, the number of shares of Common Stock beneficially owned by such person, and the percentage of the outstanding Common Stock so owned. Unless otherwise indicated in a footnote, each of the following persons holds sole voting and investment power over the shares listed as beneficially owned.



                                                                                        PRO FORMA
                                                   AMOUNT AND NATURE                     PERCENT
                                                     OF BENEFICIAL       PERCENT OF        OF
        NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP(1)(2)       CLASS(3)      CLASS(4)
    ---------------------------------------------  -----------------     ----------     ---------
    Steven L. Vanechanos, Jr.....................        276,203           19.24%         12.35%
    92 Clarken Drive
    West Orange, New Jersey 07052
    Steven Vanechanos, Sr........................        273,288           19.03%         12.22%
    96 Union Avenue
    Rutherford, New Jersey 07082
    Kenneth R. Konikowski(5).....................        134,598            9.37%          6.02%
    36 Pinebrook Road
    Towco, New Jersey 07082
    Michael Vanechanos...........................        102,133            7.11%          4.57%
    129 S. Telegraph Hill Road
    Holmdel, New Jersey 07703
    Sierra Growth & Opportunity..................         71,994(6)         5.01%          3.22%
    551 Fifth Avenue, Suite 605
    New York, New York 10017
    James D. Conners.............................              0(7)            0%             0%
    5506 Carnoustie Court
    Dublin, Ohio 43017
    F. Patrick Ahearn, Jr........................          6,067(8)         0.42%          0.27%
    107 Maple Street
    Rutherford, New Jersey 07070
    Frank T. DiPalma.............................         10,697(8)(9)      0.75%          0.48%
    179 Claremont Road
    Ridgewood, New Jersey 07450
    Robert Droste................................          6,067(8)         0.42%          0.27%
    24 Summit Road
    Clifton, New Jersey 07012
    Denis Clark..................................          3,912(8)         0.27%          0.17%
    8417 Greenside Drive
    Dublin, Ohio 43017
    All directors and executive officers as a
    group (8 in number)..........................        710,832           49.51%         31.79%


---------------

 (1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days of the date of this Prospectus. Beneficial ownership may be disclaimed as to certain of the securities. Steven L. Vanechanos, Jr. and Michael Vanechanos are brothers, and are the sons of Steve Vanechanos, Sr. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Significant Shareholder." Each of the foregoing disclaims beneficial ownership of the shares of Common Stock owned by the others.

 (2) Information furnished by the directors and executive officers of the Company. All numbers of shares reflect the 0.2608491-for-one Reverse Stock Split and the Contribution of Stock by certain of the Company's existing shareholders of the Company. See "RECENT DEVELOPMENTS."


 (3) Percentages based upon (a) 1,420,113 shares outstanding on January 1, 1998, after giving effect to the Contribution of Stock and the Reverse Stock Split, plus (b) an additional 15,648 shares issuable within 60 days of the date of this Prospectus to the named outside directors under the 1997 Director Plan. See Footnote (8) below.



 (4) Percentages based upon 2,220,113 shares to be outstanding at the completion of this Offering, plus the additional 15,648 shares currently issuable under the 1997 Director Plan.


 (5) Does not include additional shares of Common Stock that may be issuable in connection with the prior acquisition of Software Associates. See "CERTAIN TRANSACTIONS -- Acquisition of Software Associates and Megascore."

 (6) Based upon information available to the Company, it is believed that a Mr. John Figliolini exercises sole voting and investment powers over the Company's Common Stock on behalf of Sierra Growth & Opportunity.

 (7) Mr. Conners has been granted options to purchase 104,338 shares on September 11, 1997 under the 1997 Employee Plan, none of which can be acquired within 60 days of this Prospectus. See "MANAGEMENT -- Employment Agreements."

 (8) Includes options to purchase 3,912 shares granted in 1997 under the 1997 Director Plan.

 (9) All of such shares are held jointly by Mr. DiPalma and his spouse.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF SOFTWARE ASSOCIATES AND MEGASCORE

     On November 30, 1996, pursuant to a Stock Purchase Agreement dated such date among the Company, Software Associates and Kenneth R. Konikowski, the sole shareholder of Software Associates (the "SA Agreement"), the Company exchanged 224,330 shares with Mr. Konikowski of the Company's Common Stock for all of the issued and outstanding capital stock of Software Associates. Accordingly, Software Associates is presently a wholly owned subsidiary of the Company.


     Pursuant to the SA Agreement, Kenneth R. Konikowski was named Executive Vice President and a director of the Company and his Employment Agreement was executed. Pursuant to the SA Agreement, as amended by letter agreements dated April 17, 1997, November 20, 1997, and December 15, 1997, between the Company and Mr. Konikowski, the Company is obligated to issue to Mr. Konikowski up to 178,420 additional shares of its Common Stock in the event the average closing bid price of the Common Stock does not equal $21.565 per share for the five trading days immediately prior to January 30, 2000. If any such additional shares are issued, the ownership interest of all other holders of Common Stock will be diluted in favor of Mr. Konikowski. On a pro forma basis assuming all of such shares were issued to Mr. Konikowski as of the date of the Closing of this Offering, Mr. Konikowski would own approximately 5% of the outstanding Common Stock, and each of Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. would own approximately 10% of the outstanding Common Stock, respectively.


     On September 30, 1996, pursuant to a Stock Purchase Agreement dated such date among the Company, Megascore and Megascore's shareholders, the Company acquired all of the issued and outstanding capital stock of Megascore in exchange for 13,042 shares of Common Stock. Prior to such acquisition, Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. were the President and Vice President, Treasurer and Secretary, respectively, and collectively owned of record approximately 86% of the outstanding capital stock of Megascore. Megascore is presently a wholly-owned subsidiary of the Company. Megascore is a full-service systems integrator specializing in distribution, accounting and point-of-sale computer software consulting services for suppliers and retailers. The consideration paid to the Megascore shareholders was determined by the Company's Board of Directors, which was at that time composed of Mr. Vanechanos Sr., Mr. Vanechanos,

Jr., Robert Droste, and Patrick Ahearn. The Board of Directors ascribed a value of $100,000 to Megascore, based upon the Board's evaluation of the fair value of Megascore's assets. Also, the Board of Directors ascribed a value of $7.67 per share to the shares of Common Stock of the Company to be issued to the shareholders of Megascore in that transaction, meaning that the 13,042 shares issued in the transaction had a total value of $100,000. The Board of Directors made its determination that the shares of the Company's Common Stock had a value of $7.67 per share by considering the following principal factors: (a) those shares were not registered under the Securities Act, and therefore would not be freely tradable, (b) the quoted bid price for the Company's publicly traded Common Stock during the quarter ended September 30, 1996 was in the range of $14 7/8 to $15 3/4 per share, and (c) in April of 1996 the Company sold 89,601 shares of Common Stock in a private placement transaction at the price of $5.56 per share. Each of Mr. Vanechanos Sr. and Mr. Vanechanos, Jr. received 3,912 shares of Common Stock in the Megascore transaction. Steve Vanechanos, Sr. had paid a total of $12,443.43 for the shares of Megascore that he exchanged in that transaction, and Steven L. Vanechanos, Jr. had paid a total of $9,250 for the shares of Megascore that he exchanged in that transaction.

SIGNIFICANT SHAREHOLDER


     As of January 1, 1998 (after giving effect to the contribution of Common Stock by certain of the Company's existing Shareholders to the capital of the Company) Michael Vanechanos is the beneficial owner of 102,134 shares of Common Stock representing approximately 7% of the issued and outstanding Common Stock of the Company as of such date. He received 85,448 of those shares from the Company in March, 1996 in exchange for shares he owned in DWTS, as part of the Company's acquisition of DWTS, and received 71,734 of those shares as a finder's fee from Berkshire Financial Corp. in connection with the Company's acquisition of DWTS. He purchased 13,042 of those shares in an open market transaction on April 30, 1997. Mr. Vanechanos is presently employed as a securities trader at H.J. Meyers & Co., Inc., the Representative in this Offering and the placement agent in the Interim Financings. Michael Vanechanos is the brother of Steven L. Vanechanos, Jr., the Company's Chairman of the Board and Chief Executive Officer, and is the son of Steve Vanechanos, Sr., the Company's Vice President, Treasurer, Secretary and a director. See "PRINCIPAL STOCKHOLDERS." Each of the foregoing individuals disclaims beneficial ownership of the shares of Common Stock owned by the others.


OFFICE LEASE


     The Company leases a portion of its office facility from the Mask Group, a partnership in which Kenneth R. Konikowski, the Executive Vice President of the Company and a director, and his wife are partners. The annual rent for the year ended September 30, 1997 under such lease is approximately $42,000, subject to fixed annual increases of 3%, plus the payment of condominium maintenance fees. The lease expires on December 31, 2002. The Company believes that the rent charged by the Mask Group approximates fair market rents in the area and is no less favorable to the Company than would have been obtained from an unaffiliated third party for similar office space. The Company is jointly obligated with the Mask Group on approximately $246,000 of indebtedness (as of September 1, 1997) to a third party lender to the Mask Group relating to a mortgage loan on those premises. The Mask Group is making the payments on that loan, and has informed the Company that the loan is current.


OFFICER LOANS


     Steven L. Vanechanos, Jr. has loaned $167,675 to the Company, $23,000 of which was advanced on July 11, 1997, $35,000 of which was advanced on July 28, 1997, $875 of which was advanced on August 1, 1997, $16,000 of which was advanced on August 11, 1997, $2,800 of which was advanced on September 26, 1997, $25,000 of which was advanced on December 9, 1997, $50,000 of which was advanced on December 10, 1997 and $15,000 of which was advanced on December 11, 1997. Steve Vanechanos, Sr. has loaned $40,000 to the Company, $7,000 of which was advanced on July 23, 1997, $30,000 of which was advanced on July 28, 1997, and $3,000 of which was advanced on August 20, 1997. These loans bear interest at 8% per annum, and will be repaid from the proceeds of this Offering. See "USE OF PROCEEDS."

FUTURE TRANSACTIONS

     All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will have terms no less favorable to the Company than could be obtained from unrelated third parties.

SHAREHOLDINGS OF CERTAIN PRINCIPALS

     In connection with August 1997 Financing, the placement agent, H.J. Meyers & Co., Inc., required that Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. make a contribution to the capitalization of the Company. That contribution was in the form of a relinquishment of a portion of their previously outstanding Common Stock. In particular, on October 31, 1997, Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. each contributed to the Company, for a total of $1.00 paid to each, 33,330 shares of Common Stock of the Company owned by them. Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. also participated in the Contribution of Stock. See "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders."

                           DESCRIPTION OF SECURITIES

GENERAL


     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.0001 par value per share, and 5,000,000 shares of undesignated Preferred Stock. As of the date of this Prospectus (and giving effect to the Reserve Stock Split and the Contribution of Stock to the capital of the Company, each as described in this Prospectus), there were issued and outstanding 1,420,113 shares of Common Stock and no shares of Preferred Stock. As of January 1, 1998, the Common Stock is held of record by approximately 3,255 stockholders.


COMMON STOCK

     Holders of Common Stock have the right to cast one vote, in person or by proxy, for each share owned of record on the record date (as defined in the Company's by-laws) on all matters submitted to a vote of the holders of Common Stock, including the election of directors. Holders of Common Stock do not have cumulative voting rights, which means that holders of more than 50% of the outstanding shares voting for the election of the class of directors to be elected by the Common Stock can elect all of such directors, and, in such event, the holders of the remaining shares of Common Stock will be unable to elect any of the Company's directors.

     Holders of the Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor, when, as and if declared by the Board of Directors and are also entitled to share ratably in all of the assets of the Company available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. All outstanding shares of Common Stock are, and those shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

REPRESENTATIVE'S WARRANTS


     In connection with this Offering, the Company issued to the Representative warrants to purchase an aggregate of 80,000 shares of Common Stock. See "UNDERWRITING" for a description of the material terms of the Representative's Warrant.


STOCK OPTION PLANS

     The Company has adopted a 1997 Employee Stock Option Plan pursuant to which it may issue options to purchase up to 234,764 shares of Common Stock. The Company has granted 203,392 options under the 1997 Employee Plan. The Company also has adopted the 1997 Stock Option Plan for Outside Directors, pursuant to which it may issue options to purchase up to 78,254 shares of Common Stock. The Company has granted 15,648 options under the 1997 Director Plan. See
"MANAGEMENT -- Stock Option Plans."

WARRANTS TO CONTRIBUTING SHAREHOLDERS

     In connection with the contribution of Common Stock to the Company by certain of the Company's existing shareholders, the Company has granted common stock purchase warrants to purchase an aggregate of 125,000 shares of Common Stock at $6.00 per share. See "RECENT DEVELOPMENTS -- Contributions of Stock by Certain Shareholders."

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock ("Undesignated Preferred Stock"). The Undesignated Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Undesignated Preferred Stock, the Board of

Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Undesignated Preferred Stock. The holders of any series of Undesignated Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

     The Board of Directors may issue series of Undesignated Preferred Stock without action by the stockholders of the Company. Accordingly, the issuance of Undesignated Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Undesignated Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Undesignated Preferred Stock may dilute the voting power of holders of Common Stock (such as by issuing Undesignated Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. The Company has no present intention to issue any shares of Undesignated Preferred Stock. In addition, the Company has, pursuant to the Underwriting Agreement, agreed with the Representative that the Company will not sell or otherwise issue any shares of preferred stock for two years following this Offering, without the Representative's prior written consent.

CERTAIN ANTI-TAKEOVER PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BYLAWS

  Classified Board of Directors and Related Provisions

     The Company's Certificate of Incorporation provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified.

     The Company's Certificate of Incorporation provides that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Company's Certificate of Incorporation further provides that the Board of Directors shall have the exclusive power to fill any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, by a majority vote of the directors then in office. Any director so elected shall serve until the next annual meeting of shareholders.

     A classified board of directors makes it more difficult for shareholders, including those holding a majority of the outstanding shares of Common Stock, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Company's Certificate of Incorporation classifying the Board, all of the directors would be elected each year.

  Other Antitakeover Provisions

     The Company's Certificate of Incorporation contains certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions: (i) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (ii) restrict the ability of shareholders to remove directors; (iii) require that shareholders with at least 80% of total voting power approve mergers and other similar transactions if the transaction is not approved, in advance, by the Board of Directors; (iv) prohibit shareholders' actions without a meeting; (v) require that shareholders with at least 80%, or in certain instances a majority, of total voting power approve the repeal or further amendment of the Certificate of Incorporation;

(vi) limit the right of a person or entity to vote more than 10% of the Corporation's voting stock; and (vii) require that shares with at least 66 2/3% of total voting power approve any repeal or amendment of the Bylaws.

TRANSFER AGENT

     The Company has appointed American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005 as Transfer Agent for its Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 2,220,113 shares of Common Stock outstanding. Of those shares, a total of 992,656 shares, including the 800,000 shares offered hereby will be freely tradeable without further registration under the Securities Act.



     Up to 80,000 additional shares of Common Stock may be purchased by the Representative after the first anniversary date of this Prospectus through the exercise of the Representative's Warrant. Any and all shares of Common Stock purchased upon exercise of the Representative's Warrant will be freely tradeable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrant. See "UNDERWRITING."



     Of the expected 2,220,113 shares of Common Stock outstanding upon completion of this Offering, approximately 1,227,000 shares of Common Stock are "restricted securities" within the meaning of Rule 144 of the Securities Act. Of those shares, approximately 697,000 shares are held by the Company's officers and directors and therefore are subject to the 24 month resale restriction (the "lock-up") imposed by the Representative (see "UNDERWRITING"), and approximately 369,000 shares may be sold pursuant to Rule 144 immediately after the effective date of the Registration Statement. Four months after the effective date of the Registration Statement, an additional 44,000 shares may be sold pursuant to Rule
144. If the lock-up were waived, all 697,000 shares subject to the lock-up could be sold immediately after the effective date of the Registration Statement. As of six months after the date of this Prospectus, approximately 39,000 shares will continue to be "restricted securities" under Rule 144. See "UNDERWRITING," "RISK FACTORS -- Shares Eligible For Future Sale."


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, will be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned shares of Common Stock for at least two years, may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

     Prior to this Offering, there has been a limited public market for the Company's securities. Following this Offering, the Company cannot predict the effect, if any, that sales of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current stockholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock. In addition, the availability for sale of a substantial amount of Common Stock acquired through the exercise of the Representative's Warrant could adversely affect prevailing market prices for the Common Stock. The Company's officers, Directors and holders of 5% of the outstanding shares of Common Stock have agreed not to sell the shares beneficially owned by such persons for a period of 24 months from the date of this Prospectus without the Representative's written consent. In addition, the Company has agreed that it will not issue any shares of Common Stock for a period of 12 months following the date of this Prospectus without the Representative's written consent, except for shares of Common Stock issuable upon exercise of stock options that have been or may be granted under the Employee Plans.

                                  UNDERWRITING

     The Underwriters named below have agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company the number of shares of Common Stock set forth opposite their names. The 10% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the shares of Common Stock so purchased.


                                                                             NUMBER
                                                                            OF SHARES
                               NAME OF UNDERWRITER                          PURCHASED
        ------------------------------------------------------------------  ---------
        H.J. Meyers & Co., Inc............................................

                                                                             --------
                  TOTAL...................................................    800,000
                                                                             ========


     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the front cover page of this Prospectus, and at such price less a
concession not in excess of $          per share of Common Stock to certain
dealers who are members of the National Association of Securities Dealers, Inc., of which the Underwriters may allow and such dealers may reallow concessions not
in excess of $          per share of Common Stock to certain other dealers. The
public offering price and concession and discount may be changed by the Underwriters after the initial public offering.


     The Company has granted to the Underwriters an over-allotment option expiring at the close of business on the 45th day subsequent to the date of this Prospectus, to purchase up to an additional 120,000 shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to satisfy over-allotments in the sale of the shares of Common Stock.



     The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of this Offering, or $144,000 (and 3% of the total proceeds from the sale of any shares of Common Stock pursuant to the exercise of the over-allotment option, or $165,600 if the Underwriters exercise the over-allotment option in full). In addition to the Underwriters' commissions and the Representative's expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering.



     At the closing of this Offering, the Company will issue to the Representative, for nominal consideration, the Representative's Warrant to purchase up to 80,000 shares of Common Stock of the Company. The shares of Common Stock subject to the Representative's Warrant are identical to the shares of Common Stock sold to the public, except for the purchase price and certain registration rights. The Representative's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus, at an exercise price of $9.90 per share of Common Stock (that being 165% of the initial public offering price per share of Common Stock). The Representative's Warrant will be restricted from sale, assignment, pledge or hypothecation prior to their initial exercise date except to successors in interest to the Representative and/or one or more officers of the Representative.


     The Representative's Warrant will contain anti-dilution provisions providing for appropriate adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrants are exercised and the shares of Common Stock are purchased thereunder.

     The Representative's Warrant and the shares of Common Stock issuable thereunder may not be offered for sale to the public except in compliance with the applicable provisions of the Act. The Company has agreed that if it causes a post-effective amendment to the Registration Statement of which this Prospectus is a part, or a new registration statement or offering statement under Regulation A, to be filed with the Securities and Exchange Commission ("Commission"), the Representative shall have the right during the life of the Representative's Warrant to include therein for registration the Representative's Warrant and/or the shares of Common Stock issuable upon their exercise at no expense to the Representative. Additionally, the Company has agreed that, upon demand by the holder(s) of at least 50% of the (i) total unexercised Representative's Warrant and (ii) shares of Common Stock issued upon the exercise of the Representative's Warrant, made on no more than two separate occasions during the exercise period of the Representative's Warrant, the Company shall use its best efforts to register the Representative's Warrant and/or any of the shares of Common Stock issuable upon the exercise thereof, provided that the Company has available current financial statements, the initial such registration to be at the Company's expense and the second at the expense of the holder(s).


     For the period during which the Representative's Warrant are exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder(s) of the Representative's Warrant can be expected to exercise the warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing.



     The Company has agreed to enter into a one year consulting agreement with the Representative, pursuant to which the Representative will act as financial consultant to the Company, commencing upon the closing date of this Offering. Under the terms of this agreement, the Representative, to the extent reasonably required in the conduct of the business of the Company and at the prior written request of the President of the Company, has agreed to evaluate the Company's managerial and financial requirements, assist in the preparation of budgets and business plans, advise with regard to sales planning and sales activities, and assist in financial arrangements. The Representative will make available qualified personnel for this purpose. The non-refundable consulting fee of $60,000 will be payable, in full, on the closing date of this Offering.


     The Company has agreed that it will engage a public relations firm acceptable to the Representative and the Company. The Company also has agreed to maintain a relationship with such public relations firm for minimum period of two years and on such other terms as are acceptable to the Representative.

     The Company has also agreed that, for a period of two years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities), which transaction is consummated within three years of the closing of this Offering, then it will pay for the Representative's services an amount equal to 5% of the first $3.0 million of value paid or value received in the transaction, 3.5% of any consideration above $3.0 million and less than $5.0 million and 2% of any consideration in excess of $5.0 million. The Company has also agreed that if, during this two-year period, someone other than the Representative brings such a merger, consolidation, or other transaction to the Company, and if the Company in writing retains the Representative for consultation or other services in connection therewith, than upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and the Representative.

     The Company has agreed that for a period of one year from the date of this Prospectus the Company will not sell or otherwise dispose of any securities without the prior written consent of the Representative, which consent shall not be unreasonably withheld, with the exception of shares of Common Stock issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the date of this Prospectus. The Company will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Representative's prior written consent.

     The Company's officers, directors and 5% shareholders have agreed that for a period of 24 months from the date of this Prospectus they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock acquired prior to this Offering, without the prior written consent of the Representative.

     For a period of 36 months from the closing of this Offering, the Representative is entitled to designate one member as a nominee for election to the Company's Board of Directors. Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. have agreed to vote their shares in favor of such nominee. If the Representative elects not to nominate a Board Member, then it shall have the right to select a person to act as an observer to attend all meetings of the Board of Directors. The Company has agreed to hold at least four meetings and to indemnify the Representative's observer against any claims arising out of his participating at meetings.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


     The offering price of the securities being offered hereby was determined by negotiation between the Company and the Representative. Factors considered in determining such price include the Reverse Stock Split, contributions of Common Stock to the capital of the Company, the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the future prospects of the Company, the ability of the Company's management, the earnings, net worth and financial condition of the Company, the general condition of the securities markets at the time of this Offering, the recent trading price of the Common Stock, and the prices of similar securities of comparable companies. On December 16, 1997, prior to both the Contribution of Stock and the Reverse Stock Split, the bid price of the Common Stock was $ 31/32 per share. If that bid price was adjusted in proportion to both the Contribution of Stock and the Reverse Stock Split, that price would have adjusted to $5 3/8. That pro forma bid price compares to the initial public offering price in this Offering of $6 per share. That comparison was taken into account by the Company and the Underwriters as one of the factors involved in determining the public offering price per share. The last bid price of the Common Stock on January 14, 1998, was $6. January 14, 1998 was after both the date of the Contribution of Stock and the effective date of the Reverse Stock Split. Accordingly, it appears that the trading market reflected the effects of both the Contribution of Stock and the Reverse Stock Split by adjusting the bid price upwards on a proportionate basis. The Representative confirmed the $6 per share public offering price for the Common Stock in this Offering on the basis of that actual trading price.


     On July 16, 1996, the NASD issued a Notice of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four securities originally underwritten by the Underwriter. The activities in question occurred between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have a material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.

                               INTERIM FINANCINGS

     In April, 1997, the Company completed a private placement of $600,000 of unsecured subordinated Promissory Notes and 74,760 shares of Common Stock (the "April 1997 Financing"). The April 1997 Financing consisted of the sale by the Company of 24 units, each composed of a $25,000 unsecured, subordinated Promissory Note and 3,115 shares of Common Stock. Those notes will be repaid from the proceeds of this Offering.

     The net proceeds to the Company from the April 1997 Financing totaled approximately $492,000. Those net proceeds were used for Company operations from April 1997 through August 1997. $50,000 was used to repay officer loans, $60,000 was used to pay legal and accounting expenses associated with the Company's filing of its periodic reports under the Securities and Exchange Act of 1934 and the holding of its 1997 Annual Meeting of Stockholders, and the balance, approximately $382,000, was used to fund operating deficits incurred by the Company during that period. Of those operating deficits, the Company believes that approximately $150,000 is allocable to the support of the marketing activities of the Company, approximately $100,000 is allocable to the compensation of personnel in operations and other costs of services, and the balance of $132,000 is allocable to the support of the general and administrative activities of the Company.

     H.J. Meyers, Inc., the Representative, acted as placement agent in connection with the April 1997 Financing and received commissions and a non-accountable expense allowance in the aggregate amount of $78,000.

     All of the investors in the August 1997 Financing and the April 1997 Financing have relinquished shares in the Contribution of Stock. See "RECENT DEVELOPMENTS -- Contribution of Stock By Certain Shareholders." As a result, there are now approximately 44,000 shares presently outstanding in respect of the April 1997 Financing and approximately 39,000 shares presently outstanding in respect of the August 1997 Financing.

     In August, 1997, the Company completed a second private placement (the "August 1997 Financing") of $500,000 of unsecured, subordinated Promissory Notes and 66,660 shares of Common Stock divided into 20 units, each composed of a $25,000 unsecured, subordinated Promissory Note and 3,333 shares of Common Stock. Those notes will be repaid from the proceeds of this Offering.

     The net proceeds to the Company from the August Financing were approximately $427,500, which were used for Company operations, including sales and marketing expense, product development, operations, and working capital.

     H.J. Meyers, Inc. acted as placement agent in connection with the August 1997 Financing and received commissions and a non-accountable expense allowance in the aggregate amount of $65,000.

     For financial accounting purposes, the Company has allocated the amounts raised in each private placement between the Promissory Notes and the shares of Common Stock included in the units, based upon the "fair value" of the Common Stock at the time of issuance of the respective units. In the case of the April 1997 Financing, the Company allocated $450,000 to the shares and the remaining $150,000 to the notes. In the case of the August 1997 Financing, the Company allocated $400,000 to the shares and the remaining $100,000 to the notes. The difference between the face amount of the notes and the aforesaid amounts allocated to them represents debt discount. Thus, the debt discount for the April notes is $450,000 and the debt discount for the August notes is $400,000.

     Further, the Company incurred deferred financing fees of $108,000 in the April 1997 Financing and $72,500 in the August 1997 Financing.

     The debt discount and deferred financing fees are amortized over the period ending with the expected completion of this Offering and charged to operations. A portion of the debt discount and deferred financing fees have been charged to operations prior to the date of this Prospectus, and the unamortized balance will be charged to operations when the debt is repaid, which is expected to be out of the net proceeds of this Offering.

     The Company presently has two lines of credit from commercial lenders. Those lines of credit are personally guaranteed by Steve Vanechanos, Sr., Steven
L. Vanechanos, Jr., and Kenneth Konikowski.

     One line of credit is in the maximum amount of $50,000 from Fleet Bank. The interest rate on the Fleet Bank line of credit is 10.5% per annum. The Fleet Bank line of credit has no stated maturity and is payable on demand. The other line of credit is in the maximum amount of $47,000 from Wells Fargo Bank. The interest rate on the Wells Fargo Bank line of credit is 13.25% per annum. The Wells Fargo Bank line of credit also has no stated maturity and is payable on demand.

     As of the date of this Prospectus, the Company owes $49,750 on the Fleet Bank line of credit. Approximately $15,000 was advanced to Software Associates in November of 1996, prior to the Company's acquisition of Software Associates. The balance was advanced during November of 1997, and was used by the

Company to meets its payroll expense. Also, as of the date of this Prospectus, the Company owes $47,400 on the Wells Fargo Bank line of credit. $10,000 was advanced to the Company in March, 1997, and the balance was advanced in November, 1997, and was used by the Company to meet its payroll expense.

                                 LEGAL MATTERS


     Certain legal matters relating to the Common Stock offered hereby have been passed upon for the Company by the law firm of Stevens & Lee, Wayne, Pennsylvania and Cherry Hill, New Jersey. Certain legal matters in connection with the Offering will be passed upon for the Representative by Harter, Secrest & Emery, LLP, Rochester, New York.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. For further information with respect to the Company and such securities, reference is hereby made to the Registration Statement and the exhibits filed therewith. The Company hereby undertakes to provide to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Such request should be directed to DynamicWeb Enterprises, Inc., 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey, 07004; telephone (973) 244-1000; Attention: Corporate Secretary.

     In addition, the Company is subject to the informational requirements of the Securities and Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. All of these documents may be inspected at the office of the Commission without charge, 450 Fifth Street, N.W., Washington, D.C. 20549 or certain regional offices of the Commission, located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web Site at "http://www.sec.gov" where such material filed electronically can be examined. Copies of such material may also be obtained upon payment to the Commission of prescribed fees and rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.

                                    EXPERTS


     The financial statements of the Company at September 30, 1997 and for each of the fiscal years in the two year period then ended, and the financial statements of Software Associates, Inc. at June 30, 1996 and for each of the fiscal years in the two year period then ended, appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports thereon (both of which call attention to substantial doubt as to the ability of the respective Companies to continue as going concerns) appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                          DYNAMICWEB ENTERPRISES, INC.

                                   I N D E X


                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES:
  REPORT OF INDEPENDENT AUDITORS....................................................   F-2
  CONSOLIDATED BALANCE SHEET AS AT SEPTEMBER 30, 1997...............................   F-3
  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND
     SEPTEMBER 30, 1996.............................................................   F-4
  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
     FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996..................   F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND
     SEPTEMBER 30, 1996.............................................................   F-6
  NOTES TO FINANCIAL STATEMENTS.....................................................   F-7

SOFTWARE ASSOCIATES, INC:
  REPORT OF INDEPENDENT AUDITORS....................................................   F-18
  BALANCE SHEET AS AT JUNE 30, 1996.................................................   F-19
  STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1996 AND JUNE 30, 1995.......   F-20
  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY FOR THE YEARS ENDED JUNE 30, 1996
     AND JUNE 30, 1995..............................................................   F-21
  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995......   F-22
  NOTES TO FINANCIAL STATEMENTS.....................................................   F-23

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
DynamicWeb Enterprises, Inc.
Fairfield, New Jersey


     We have audited the accompanying consolidated balance sheet of DynamicWeb Enterprises, Inc. and subsidiaries as at September 30, 1997 and the related consolidated statements of operations, changes in capital deficiency and cash flows for the years ended September 30, 1997 and September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the financial position of DynamicWeb Enterprises, Inc. and subsidiaries as at September 30, 1997 and the results of their operations and their cash flows for the years ended September 30, 1997 and September 30, 1996, in conformity with generally accepted accounting principles.



     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A, the Company had a loss of approximately $3,163,000 for the year ended September 30, 1997, a working capital deficiency of approximately $1,044,000 and a capital deficiency of approximately $651,000 and a substantial portion of its resources may be depleted before it is able to market and derive significant revenues from its products and services. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                          Richard A. Eisner & Company, LLP

New York, New York
November 11, 1997

With respect to Note F
December 12, 1997


With respect to Note G[6]


December 23, 1997



With respect to Note G[5]


January 9, 1998

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS AT SEPTEMBER 30, 1997


                                     ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $   188,270
  Accounts receivable, less allowance for doubtful accounts of $83,673..........      100,425
  Prepaid and other current assets..............................................       20,738
                                                                                  ------------
          Total current assets..................................................      309,433
Property and equipment (Notes D and E)..........................................      284,512
Patents and trademarks, less accumulated amortization of $4,851.................       21,808
Customer list, less accumulated amortization of $16,667 (Note L)................       83,333
Deferred financing fees, less accumulated amortization of $129,127
  (Notes G[3] and G[4]).........................................................       51,373
Deferred registration costs (Note M)............................................      128,169
Other assets....................................................................        9,088
                                                                                  ------------
          TOTAL.................................................................  $   887,716
                                                                                  ============
                       LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable..............................................................  $   182,340
  Accrued expenses -- professional fees.........................................       86,250
  Accrued expenses -- other.....................................................       79,691
  Current maturities of long-term debt (Note E).................................        7,925
  Loan payable -- banks (Note F)................................................       24,049
  Loans from stockholders (Note F)..............................................      117,163
  Deferred revenue..............................................................       15,065
  Subordinated notes payable -- interim financing, less unamortized debt
     discount of $259,127 (Notes G[3] and G[4]).................................      840,873
                                                                                  ------------
          Total current liabilities.............................................    1,353,356
Long-term debt, less current maturities (Note E)................................      185,811
                                                                                  ------------
          Total liabilities.....................................................    1,539,167
                                                                                  ------------
Commitments, contingencies and other matters (Notes K and M)
Capital deficiency (Notes A, G, H, L and M):
  Preferred stock -- par value to be determined with each issue; 5,000,000 shares authorized; no shares issued
  Common stock -- $.0001 par value; 50,000,000 shares authorized; 2,141,370
     shares issued and to be issued.............................................          214
  Additional paid-in capital....................................................    3,530,324
  Unearned portion of compensatory stock options................................     (204,000)
  Accumulated deficit...........................................................   (3,577,989)
                                                                                  ------------
          Total.................................................................     (251,451)
  Less treasury stock, at cost -- 66,660 shares.................................     (400,000)
                                                                                  ------------
          Total capital deficiency..............................................     (651,451)
                                                                                  ------------
          TOTAL.................................................................  $   887,716
                                                                                  ============


           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             YEAR ENDED
                                                                           SEPTEMBER 30,
                                                                     --------------------------
                                                                        1997            1996
                                                                     -----------     ----------
Net sales (Note J[3]):
  System sales.....................................................  $   116,106     $  147,337
  Services.........................................................      521,071        312,730
                                                                       ---------      ---------
          Total....................................................      637,177        460,067
                                                                       ---------      ---------
Cost of sales:
  System sales.....................................................       40,323         71,205
  Services.........................................................      213,180         81,194
                                                                       ---------      ---------
          Total....................................................      253,503        152,399
                                                                       ---------      ---------
Gross profit.......................................................      383,674        307,668
                                                                       ---------      ---------
Expenses:
  Selling, general and administrative..............................    1,854,686        719,443
  Research and development.........................................      234,808         28,990
                                                                       ---------      ---------
          Total....................................................    2,089,494        748,433
                                                                       ---------      ---------
Operating (loss)...................................................   (1,705,820)      (440,765)
Purchased research and development (Note L)........................     (713,710)
Interest expense (including amortization of debt discount and deferred financing fees of $720,000 for the year ended September
  30, 1997 (Notes G[3] and G[4]))..................................     (770,041)       (23,271)
Interest income....................................................        5,068          8,806
                                                                       ---------      ---------
(Loss) before income tax benefit...................................   (3,184,503)      (455,230)
Income tax benefit -- deferred.....................................       21,700
                                                                       ---------      ---------
NET (LOSS).........................................................  $(3,162,803)    $ (455,230)
                                                                       =========      =========
Net (loss) per common share (Note C[7])............................  $     (1.59)    $     (.27)
                                                                       =========      =========
Weighted-average number of shares outstanding......................    1,984,507      1,667,202
                                                                       =========      =========
Pro forma net (loss) per common share (Note C[7])..................  $     (2.28)    $     (.39)
                                                                       =========      =========
Pro forma weighted average number of shares outstanding............    1,386,383      1,158,905
                                                                       =========      =========


           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                            (NOTES A, G, H, L AND M)


                                  COMMON STOCK --                                   RETAINED
                                 PAR VALUE $.0001   ADDITIONAL  UNEARNED PORTION    EARNINGS       TREASURY STOCK
                                 -----------------   PAID-IN    OF COMPENSATORY   (ACCUMULATED   ------------------
                                  SHARES    AMOUNT   CAPITAL     STOCK OPTIONS      DEFICIT)     SHARES    AMOUNT        TOTAL
                                 ---------  ------  ----------  ----------------  ------------   ------   ---------   -----------
Balance -- October 1, 1995...... 1,620,804   $162   $  228,958                    $    40,044                         $   269,164
  Issuance of common stock, net
    of $52,250 of costs (Note
    G[1]).......................    89,604      9      447,741                                                            447,750
  Net (loss)....................                                                     (455,230)                           (455,230)
                                 ---------   ----   ----------                    -----------                         -----------
Balance -- September 30, 1996... 1,710,408    171      676,699                       (415,186)                            261,684
  Issuance of common stock (Note
    G[2]).......................    65,212      7      249,993                                                            250,000
  Issuance of common stock to
    acquire subsidiary (Note
    L)..........................   224,330     22      859,978                                                            860,000
  Shares issuable with the
    interim financings (Notes
    G[3] and G[4])..............   141,420     14      849,986                                                            850,000
  Payable to stockholders for
    fractional shares...........                          (332)                                                              (332)
  Contribution from
    officers/stockholders (Note
    G[4]).......................                       400,000                                                            400,000
  Treasury stock acquired at
    cost (Note G[4])............                                                                 66,660   $(400,000)     (400,000)
  Unearned portion of
    compensatory stock options
    (Note H[2]).................                       494,000     $ (494,000)
  Compensation expense for stock
    options (Note H[2]).........                                      290,000                                             290,000
  Net (loss)....................                                                   (3,162,803)                         (3,162,803)
                                 ---------   ----   ----------      ---------     -----------    ------   ---------   -----------
BALANCE -- SEPTEMBER 30, 1997... 2,141,370   $214   $3,530,324     $ (204,000)    $(3,577,989)   66,660   $(400,000)  $  (651,451)
                                 =========   ====   ==========      =========     ===========    ======   =========   ===========


           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED
                                                                                     SEPTEMBER 30,
                                                                               -------------------------
                                                                                  1997           1996
                                                                               -----------     ---------
Cash flows from operating activities:
  Net (loss)...............................................................    $(3,162,803)    $(455,230)
  Adjustment to reconcile net (loss) to net cash (used in) operating activities:
    Depreciation and amortization..........................................         46,742        23,644
    Stock issued for compensation..........................................                           10
    Stock options issued for compensation..................................        290,000
    Purchased research and development.....................................        713,710
    Deferred income taxes..................................................        (21,700)
    Amortization of debt discount and deferred financing fees..............        720,000
    Changes in operating assets and liabilities:
      Decrease in accounts receivable......................................         88,239         3,739
      (Increase) decrease in prepaid expenses and other current assets.....          2,242        (6,923)
      Increase in accounts payable.........................................        144,455         7,801
      Increase in accrued expenses.........................................         92,101        15,293
      Increase in deferred revenue.........................................          3,735           122
                                                                               -----------     ----------
         Net cash (used in) operating activities...........................     (1,083,279)     (411,544)
                                                                               -----------     ----------
Cash flows from investing activities:
  Acquisition of property and equipment....................................        (79,033)      (23,838)
  Proceeds from sale of equipment..........................................          1,954
  Acquisition of patents and trademarks....................................         (2,997)      (21,220)
  Cash acquired upon acquisition of subsidiary.............................         15,235
                                                                               -----------     ----------
         Net cash (used in) investing activities...........................        (64,841)      (45,058)
                                                                               -----------     ----------
Cash flows from financing activities:
  Payment of long-term debt................................................        (10,556)      (11,909)
  Proceeds from issuance of common stock...................................        250,000       597,750
  Proceeds from loans -- banks.............................................         14,500
  Repayment of loans -- banks..............................................           (451)
  Loans from officer/stockholder...........................................        199,163
  Payment of officer/stockholder loan......................................        (82,000)
  Proceeds from sale of units consisting of notes and common stock.........      1,100,000
  Payment of deferred registration costs...................................       (128,169)
  Payment of deferred financing fees.......................................       (180,500)
                                                                               -----------     ----------
         Net cash provided by financing activities.........................      1,161,987       585,841
                                                                               -----------     ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................................         13,867       129,239
Cash and cash equivalents, beginning of year...............................        174,403        45,164
                                                                               -----------     ----------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................................    $   188,270     $ 174,403
                                                                               ===========     ==========
Supplemental schedule of noncash investing and financing activities:
    On November 30, 1996 the Company acquired Software Associates, Inc. as described in Note L
    In connection with the August 27, 1997 interim financing as described in Note G[4], certain officers/stockholders contributed 66,660 shares of common stock to the Company valued at $400,000 which the Company then placed in treasury
Supplemental disclosure of cash flow information:
  Cash paid for interest during the year...................................    $    27,016     $  21,271

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A) -- BASIS OF PRESENTATION:

     The accompanying financial statements include the accounts of DynamicWeb Enterprises, Inc. ("DWE") and its wholly owned subsidiaries, Megascore, Inc. DynamicWeb Transactions Systems, Inc. ("DWTS") and Software Associates, from the date of its acquisition (November 30, 1996) (Note L) (collectively the "Company"). All significant intercompany balances and transactions have been eliminated.


     On March 26, 1996 DWTS was acquired by Seahawk Capital Corporation ("Seahawk"), a publicly held corporation which subsequently changed its name to DynamicWeb Enterprises, Inc.; it had 114,759 shares of common stock outstanding and no assets. Prior to the acquisition, Seahawk distributed all of its assets to its shareholders. In the acquisition, the shareholders of DWTS received 1,281,716 shares of Seahawk's common stock. The acquisition is being accounted for as if DWTS were the acquiring entity. The shares of Seahawk are accounted for as being outstanding for all periods presented. In connection with the acquisition, 191,724 shares were issued to a finder and 19,563 shares were issued for legal fees. At the conclusion of this transaction, there were 1,607,762 shares outstanding.


     DWTS, formerly a division of Megascore, Inc. was established as a separate legal entity on October 31, 1995. On February 7, 1996 DWTS issued all of its shares of its common stock to Megascore, Inc. On September 30, 1996, DynamicWeb Enterprises, Inc. acquired all the common stock of Megascore, Inc. for 13,042 shares of its common stock. The transaction was accounted as a combination of entities under common control. The accompanying financial statements retain the historical accounting basis for the net assets of Megascore, Inc. and gives effect to the operations of Megascore, Inc. for all periods presented.

     The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The company had a loss of approximately $3,163,000 for the year ended September 30, 1997, a working capital deficiency of approximately $1,044,000 and a capital deficiency of approximately $651,000. A substantial portion of its resources may be depleted before the Company markets and derives significant revenues from its products and services. These factors raise substantial doubts about the Company's ability to continue as a going concern. The Company is planning to raise additional equity through a proposed public offering of stock (Note M). There is no assurance that the Company's products and services will be commercially successful.

(NOTE B) -- THE COMPANY:

     DWE is in the business of facilitating electronic commerce transactions between business entities, developing, marketing and supporting software products and other services that enable business entities to engage in electronic commerce utilizing the Internet and traditional Electronic Data Interchange ("EDI"). DWE offers electronic commerce solutions in EDI and Internet-based transactions processing.

     Megascore, Inc. is a full-service systems integrator specializing in distribution, accounting and point-of-sale computer software consulting services for suppliers and retailers.

     Software Associates, Inc. is a service bureau engaged in the business of helping companies realize the benefits of expanding their data processing and electronic communications infrastructures through the use of EDI.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE C) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Revenue recognition:

     Revenues are recognized when products are shipped, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable by management. The Company provides customer support to purchasers of its product and such revenues are recognized when services are provided. The Company enters into contracts with customers whereby revenues are earned based upon a per transaction fee.

     Deferred revenue represents revenue billed in advance for consulting support services.

  [2] Cash equivalents:

     The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents.

  [3] Depreciation:

     Property and equipment are recorded at cost. Depreciation is provided on an accelerated method over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided over the shorter of the lease term or the estimated useful life of the asset.

  [4] Intangible assets:

     a) Patents and trademarks:

     Costs to obtain patents and trademarks have been capitalized. The Company has submitted numerous applications which are currently pending. These costs are being amortized over five years.

     b) Customer list:

     Customer list had been valued in connection with the acquisition of Software Associates, Inc. (Note L) and is being amortized over five years.

     The Company evaluates its long-lived assets for impairment based upon undiscounted cash flows. When an impairment occurs, the Company would write down its assets.

  [5] Research and development:

     Research and development costs are charged to expense as incurred.

  [6] Income taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting asset for the expected future tax benefit to be derived primarily from net operating loss carryforwards was fully reserved since the likelihood of realization of the benefit cannot be established.

  [7] Loss per share of common stock:


     Net loss per share of common stock is based on the weighted average number of shares outstanding and shares issuable. Contingent shares issuable in connection with the acquisition of Software Associates, Inc. (Note L) are excluded from the weighted average shares outstanding. Pro forma net loss per share gives retroactive effect to the shares contributed to the Company in exchange for warrants, see Note G[6].

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE C) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  [8] Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [9] Fair value of financial instruments:

     The Company considers its financial instruments and obligations, which are carried at cost, to approximate fair value due to the near-term due dates.

  [10] Recently adopted accounting pronouncements:

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of ("SFAS 121"), and Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 121 requires, among other things, that entities identify events or changes in circumstances which indicate that the carrying amount of a long-lived asset may not be recoverable.

     SFAS 123 encourages companies, among other things, to establish a fair value based method of accounting for stock-based compensation plans and requires disclosure thereof on a fair value basis. The adoption of SFAS 121 and SFAS 123 did not have a material impact on the Company's financial statements. The Company has elected to continue to account for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," using intrinsic values with appropriate disclosures using the fair value based method.

  [11] Recently issued accounting pronouncements:

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("SFAS 128"), "Earnings per Share". SFAS 128 is effective for financial statements issued for interim and annual periods ending after December 15, 1997; after the effective date, all prior period earnings per share data is required to be restated. The Company believes that adoption of SFAS 128 will not have a material impact on its financial statements.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE D) -- PROPERTY AND EQUIPMENT:

     Property and equipment are as follows at September 30, 1997:

                                                                                ESTIMATED
                                                                                 USEFUL
                                                                                  LIFE
                                                                           -------------------
    Office facility condominium.............................  $156,600          20 years
    Office equipment........................................    31,047           5 years
    Computer equipment (includes a capitalized lease of
      $10,000)..............................................   118,084           5 years
    Automobiles.............................................    16,221           5 years
    Leasehold improvements..................................    38,125      Shorter of life of
                                                              --------       lease or useful
                                                                              life of asset
                                                               360,077
    Accumulated depreciation and amortization...............   116,965
                                                              --------
                                                               243,112
    Land....................................................    41,400
                                                              --------
                                                              $284,512
                                                              ========

(NOTE E) -- LONG-TERM DEBT:

     Long-term debt consists of the following at September 30, 1997:

    *Mortgage payable -- due July 2015; payable in varying monthly installments at an interest rate at the lower of prime (8.5% at
      September 30, 1997) plus 2% or 14.25%...................................  $187,285
    Auto loan -- due June 1999 payable in monthly installments of $334 and
      5.9% interest...........................................................     6,246
    Other.....................................................................       205
                                                                                --------
         Total indebtedness...................................................   193,736
    Less current maturities...................................................     7,925
                                                                                --------
         Noncurrent portion...................................................  $185,811
                                                                                ========

     Maturities of long-term debt for the next five years at September 30, 1997 are as follows:

                                       YEAR ENDING
                                      SEPTEMBER 30,
            ------------------------------------------------------------------
              1998............................................................  $  7,925
              1999............................................................     6,526
              2000............................................................     4,000
              2001............................................................     4,000
              2002............................................................     4,000
              Thereafter......................................................   167,285
                                                                                --------
                      Total...................................................  $193,736
                                                                                ========

---------------
* Collateralized by an office facility condominium and land with a net book value of approximately $179,800 at September 30, 1997 and is guaranteed by the Chief Executive Officer and the Vice President of the Company.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

  (NOTE F) -- OTHER DEBT:

     [1] Lines of credit:

     The Company has two lines of credit aggregating $97,500 which are personally guaranteed by an officer of the Company and have interest rates of 2% and 4 3/4% above the bank's lending rate (10.5% and 13.25%, respectively). The Company borrowed $24,049 as at September 30, 1997 and subsequently borrowed $73,000 in November, 1997.

     [2] Loans from stockholders:

     In February and March 1997, the Company received a loan from its Chief Executive Officer ("CEO") of $50,000 which the Company repaid from the net proceeds of the private placement described in Note G[3]. The Company received additional loans from its Company's CEO and Vice President aggregating $149,163 bearing interest at 8% of which $32,000 was paid back to the CEO. On December 18, 1997, the Company received an additional loan of $25,000; the loan balance of approximately $142,000 is expected to be repaid from the net proceeds of the Company's proposed public offering described in Note M.

(NOTE G) -- STOCKHOLDERS' EQUITY AND INTERIM FINANCING:

     [1] On March 26, 1996, the Company completed a stock offering under Regulation S, whereby it sold 89,604 shares of its common stock for $500,000 less fees in connection with such offering of $52,250 for net proceeds of $447,750.

     [2] On November 21, 1996, the Company sold 65,212 shares of its common stock for $250,000.

     [3] On April 30, 1996, pursuant to Regulation D, the Company completed a private placement whereby it sold 24 units for an aggregate amount of $600,000. The placement agent received a fee and nonaccountable expense allowance aggregating $78,000 or 13% of the private placement offering. Deferred financing fees in this transaction were approximately $108,000. Each unit consists of a $25,000 subordinated promissory note bearing interest at 8% and 3,115 shares of the Company's common stock. The notes are due at the earlier of the closing of the proposed public offering referred to in Note M; when the Company obtains an aggregate financing of $2,000,000 excluding expenses or March 31, 1999. The 3,115 shares of common stock in each unit, issued on November 6, 1997, aggregate to 74,760 shares of common stock.

     The common stock was valued at a fair value of $450,000 and $150,000 was allocated to the notes. Debt discount of $450,000 and deferred financing fees of $108,000 are amortized over the expected completion of the Company's public offering of securities. At September 30, 1997 $465,000 of amortization was expensed and the remaining balance of $93,000 will be charged to operations through October 31, 1997. The effective interest rate was approximately 191%.

     [4] On August 27, 1997, pursuant to Regulation D, the Company completed a private placement whereby it sold 20 units for an aggregate amount of $500,000. The placement agent received a fee and nonaccountable expense allowance aggregating $65,000 or 13% of the private placement offering. Deferred financing fees in this transaction were approximately $72,500. Each unit consists of a $25,000 subordinated promissory note bearing interest at 8% and 3,333 shares of the Company's common stock. In connection with this transaction, two officers of the Company agreed to contribute 66,660 shares of common stock valued at $400,000 and the Company placed such shares in treasury. The notes are due at the earlier of the closing of the proposed public offering referred to in Note M; when the Company obtains an aggregate financing of $2,000,000 excluding expenses or September 30, 1999. The 3,333 shares of common stock in each unit, issued on November 6, 1997, aggregate 66,660 shares of common stock.

     The common stock was valued at a fair value of $400,000 and $100,000 was allocated to the notes. Debt discount of $400,000 and deferred financing fees of $72,500 are amortized over the expected completion of the

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE G) -- STOCKHOLDERS' EQUITY AND INTERIM FINANCING: (CONTINUED)
Company's public offering of securities. At September 30, 1997, $255,000 of amortization was expensed and the remaining balance of $217,500 will be charged to operations through October 31, 1997. The effective interest rate was approximately 525%.


     [5] On March 7, 1997, the Board of Directors approved a reverse stock split for each share of common stock to be converted into .2608491 of one share and authorized 5,000,000 shares of preferred stock. On June 12, 1997, the shareholders approved such transaction which was completed on January 9, 1998. Cash is to be issued to the shareholders for any fractional shares. The accompanying financial statements give retroactive effect to this transaction.



     [6] On December 23, 1997, certain of the Company's shareholders agreed to contribute 654,597 shares of the Company's common stock in exchange for 125,000 warrants. The warrants expire on December 31, 2007; the warrantholders can purchase the Company's common stock at $6.00 per share. The Company valued the 654,597 shares received at its market value. Also, contingent shares issuable in connection with the acquisition of Software Associates, Inc. (Note L) were reduced from 297,367 shares to 178,420 shares.


(NOTE H) -- STOCK OPTION PLANS:

     [1] Director stock option plan:

     On April 28, 1997, the Board of Directors adopted a stock option plan for outside directors (the "Director Plan") under which nonqualified stock options may be granted to its outside directors to purchase up to 78,254 shares of the Company's common stock. The Director Plan was approved by the shareholders on June 12, 1997. Pursuant to the Director Plan, directors are to be granted options to purchase 3,912 shares of the Company's common stock at each annual meeting of shareholders at which directors are elected. Options may be exercised for ten years and one month after the date of grant and may not be exercised during an eleven-month period following the date of grant unless there is a change in control, as defined in the Director Plan or the compensation committee waives the eleven-month continuous service requirement. On September 30, 1997, 15,648 options were granted to directors to purchase the Company's common stock pursuant to the Director Plan; such options expire on October 31, 2007 and are excercisable immediately.

     [2] Employee stock option plan:

     On March 7, 1997, the Board of Directors adopted the Company's 1997 employee stock option plan (the "Plan"), amended by the Board of Directors on April 29, 1997, under which incentive stock option and nonqualified stock options may be granted to purchase up to 234,764 shares of the Company's common stock. The Plan was approved by the shareholders on June 12, 1997. Incentive stock options are to be granted at a price not less than the fair market value, or 110% of fair market value to an individual who owns more than ten percent of the voting power of the outstanding stock. Nonqualified stock options are to be granted at a price determined by the Company's compensation committee. On August 8, 1997, the Company granted 99,054 options to its employees including 6,521 to employees of Software Associates, Inc. to purchase the Company's common stock which had a fair value of $6.23 per share at the date of grant and expire on August 7, 2007. See Note H[3] with respect to exercise price.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE H) -- STOCK OPTION PLANS: (CONTINUED)
     [2] Employee stock option plan: (continued)
     The Company recorded approximately $494,000 of compensation relating to options issued to its employees in which the fair value exceeded the exercise price, of which $290,000 was charged to operations in 1997 and $204,000 is to be charged over the vesting periods as follows:

                                   YEAR ENDING
                                  SEPTEMBER 30,
            ----------------------------------------------------------
              1998....................................................  $115,000
              1999....................................................    70,000
              2000....................................................    19,000
                                                                        --------
                      Total...........................................  $204,000
                                                                        ========

     Additionally, on September 11, 1997, the Company granted 104,338 options to purchase the Company's common stock at $3.83 per share to its President. See Note K[2].

     [3] Accounting for stock based compensation:

     As indicated in Note C[10], the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

     Pro forma information regarding net loss and loss per share is presented below as if the Company had accounted for its employee stock options under the fair value method of that statement; such pro forma information is not necessarily representative of the effects on reported net income for future years due to, among other things: (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years.


     Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss for the year ended September 30, 1997 would have been approximately $(3,449,803) or $(1.74) per share and $(2.49) per share as adjusted to reflect the contribution of shares by certain stockholders in exchange for warrants, see Note G[6]. The weighted average fair value of the options granted during the years ended September 30, 1997 are estimated as $3.06 on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the year ended September 30, 1997: expected dividend yield of 0%, expected volatility of .5%, risk free interest rates of 6.08%, 6.11% and 6.34% and estimated life of seven years and ten years.


     Additional information with respect to stock option activity is summarized as follows:

                                                                   YEAR ENDED SEPTEMBER
                                                                         30, 1997
                                                                   --------------------
                                                                               WEIGHTED
                                                                               AVERAGE
                                                                   SHARES       PRICE
                                                                   -------     --------
        Balance outstanding -- September 30, 1996................      -0-
        Options granted..........................................  219,040      $ 3.06
                                                                   -------       -----
        Balance outstanding -- September 30, 1997................  219,040      $ 3.06
                                                                   =======       =====
        Options exercisable -- September 30, 1997................   77,723      $ 2.16
                                                                   =======       =====

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE H) -- STOCK OPTION PLANS: (CONTINUED)
     [3] Accounting for stock based compensation: (continued)
     The following table summarizes information about stock options outstanding at September 30, 1997:


                                                  WEIGHTED-
                                                   AVERAGE         WEIGHTED
                                 NUMBER          CONTRACTUAL       AVERAGE        NUMBER
                  EXERCISE     OF OPTIONS         REMAINING        EXERCISE     OF OPTIONS
                   PRICE       OUTSTANDING     LIFE (IN YEARS)      PRICE       EXERCISABLE
                  --------     -----------     ---------------     --------     -----------
                   $ 6.23          9,388              9.9           $ 6.23
                     4.55         15,648             10.0             4.55         15,648
                     3.83        104,338              9.9             3.83
                     1.56         89,666              9.9             1.56         62,075
                    -----        -------             ----            -----         ------
                                 219,040                                           77,723
                                 =======                                           ======


(NOTE I) -- INCOME TAXES:

     [1] The Company has a federal and state net operating loss carryforward of approximately $1,850,000 at September 30, 1997 which expires through 2012 including federal and state net operating loss carryovers of $50,000 and $29,000 attributable to Megascore, Inc. and Software Associates, Inc. which may be used to offset income earned by those companies. The tax benefits of these deferred tax assets are fully reserved since the likelihood of realization of the benefit cannot be established.

     The Tax Reform Act of 1986 contains provisions which limits the net operating loss carryforwards available for use in any given year should certain events occur, including significant changes in ownership interests. If the Company is successful in completing a proposed public offering, the utilization of its net operating loss carryover may be limited.

     [2] The tax effects of principal temporary differences and net operating loss carryforwards are as follows at September 30, 1997:

        Asset:
          Federal and state operating loss carryforwards................  $   740,000
          Debt discount and deferred financing fees.....................      230,000
          Compensation expense -- stock options.........................      116,000
          Accounts receivable allowance.................................       34,000
          Accrued expenses..............................................        4,000
          Accrual basis to cash basis adjustments.......................        6,000
                                                                          ------------
                  Total.................................................    1,130,000
        Valuation allowance.............................................   (1,130,000)
                                                                          ------------
        Net deferred tax asset..........................................  $       -0-
                                                                          ============

     The increase in the valuation allowance from September 30, 1996 to September 30, 1997 was approximately $969,000.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE I) -- INCOME TAXES: (CONTINUED)
     The differences between the statutory Federal income tax rate and the effective (benefit) are as follows:

                                                                        SEPTEMBER 30,
                                                                       ---------------
                                                                       1997      1996
                                                                       -----     -----
        Statutory rate (benefit).....................................  (34.0)%   (34.0)%
        Nondeductible items..........................................    8.0
        Valuation allowance..........................................   25.3      34.0
                                                                       -----     -----
        Effective tax rate (benefit).................................    (.7)%       0%
                                                                       =====     =====

(NOTE J) -- CONCENTRATION OF CREDIT RISKS:

     [1] Cash and cash equivalents:

     The Company places its cash and cash equivalents at various financial institutions. At times, such amounts might be in excess of the FDIC insurance limit.

     [2] Accounts receivable:

     The Company routinely evaluates the credit worthiness of its customers to limit its concentration of credit risk with respect to its trade receivables.

     [3] Significant customers:

     The Company had one customer that accounted for 18% of net sales for the year ended September 30, 1997 and two customers that accounted for 16% and 10% of net sales for the year ended September 30, 1996.

(NOTE K) -- COMMITMENTS, CONTINGENCIES AND OTHER MATTERS:

     [1] Leases:

     On October 1, 1996, the Company signed an operating lease for office space which expires in October 2001. In addition, a subsidiary occupies office space which is described in Note L. The following are minimum annual rental payments:

                                   YEAR ENDING
                                  SEPTEMBER 30,
            ----------------------------------------------------------
              1998....................................................  $ 80,000
              1999....................................................    82,000
              2000....................................................    84,000
              2001....................................................    86,000
              2002....................................................    52,000
                                                                        --------
                      Total...........................................  $384,000
                                                                        ========

     Rent expense for the year ended September 30, 1997 was approximately
$67,600.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE K) -- COMMITMENTS, CONTINGENCIES AND OTHER MATTERS: (CONTINUED)
     [2] Employment contract:

     On August 26, 1997, the Company entered into a three-year employment contract with its President for an annual salary of $160,000. Upon expiration of the employment contract, the term shall be automatically renewed for one year unless either party gives written notice prior to ninety days before the expiration date. In connection with this contract, on September 11, 1997, the Company granted options to purchase 104,338 shares of common stock at $3.83 per share which expire in ten years and vest over a three-year period. The fair value of the stock at the date of grant was $4.55 per share. Included in Note H[2] is the estimated compensation expense for the option grant.

     [3] Late filings and annual report:

     The Company was required to file with the Securities and Exchange Commission Form 10-KSB for September 30, 1996, Form 10-QSB for the quarter ended March 31, 1997 and December 31, 1996 and an amended Form 8-K for the acquisition of Megascore, Inc. and Software Associates, Inc. The Company did not distribute its year ended September 30, 1996 annual report to its shareholders within 120 days after year end. Management believes that the Company has subsequently complied with all of its filing requirements and has distributed its year ended September 30, 1996 report to the shareholders.

     [4] Stockholders' equity (capital deficiency):


     In connection with the acquisition of Software Associates, Inc., as described in Note L, the Company agreed to issue up to 297,367 additional shares (134,598 shares after the contribution of shares by certain stockholders. See Note G[5]) of its common stock in the event that the average closing bid price of the Company's common stock does not equal $12.939 per share (after the contribution of shares by certain stockholders, see Note G[6], the price was adjusted to $21.565 per share) for five trading days immediately prior to January 30, 2000.


(NOTE L) -- ACQUISITION AND RELATED PARTY TRANSACTION:


     On November 30, 1996, the Company entered into a stock purchase agreement with Software Associates, Inc. and its sole shareholder (the "SA Agreement") whereby the Company acquired all the issued and outstanding common stock of Software Associates, Inc. The Company exchanged 224,330 (134,598 shares after contributions of shares by certain stockholders, see Note G[6]) shares of its common stock for all of the issued and outstanding shares of Software Associates, Inc. The Company further agreed to issue up to 297,367 (178,420 shares after contributions of shares by certain stockholders, see Note G[6]) additional shares of its common stock in the event that the average closing bid price of the Company's common stock does not equal $12.939 per share (after the contribution of shares by certain stockholders, see Note G[6], the price was adjusted to $21.565 per share) for the five trading days immediately prior to January 30, 2000. In connection with this transaction, the Company incurred approximately $25,000 of professional fees.


     The SA Agreement also required the Company to issue options for the purchase of 6,521 shares of its common stock to employees of Software Associates, Inc., which were issued in August 1997.

     In connection with the acquisition, the Company entered into a five-year employment contract with the sole shareholder/president of Software Associates, Inc. The agreement provides for an annual salary of approximately $136,000 and includes a discretionary bonus as determined by the Company's Board of Directors.

     Software Associates, Inc., occupies its office space through December 31, 2002 from a partnership whose partners are the Executive Vice President of the Company and his wife. The lease provides for an annual increase of three percent and requires the Company to pay condominium maintenance fees. The partnership and Software Associates, Inc. are jointly liable on the mortgage which was approximately $246,000 as at

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

(NOTE L) -- ACQUISITION AND RELATED PARTY TRANSACTION: (CONTINUED)
September 30, 1997, the debt is being paid by the partnership, and matures in August 2019. The Company is informed that the partnership's mortgage balance is current.

     The purchase price was recorded as follows at November 30, 1996:

        Current assets....................................................  $133,381
        Fixed assets......................................................     5,167
        Purchased research and development................................   713,710
        Customer list.....................................................   100,000
        Current liabilities...............................................   (67,258)
                                                                            --------
                                                                            $885,000
                                                                            ========

     Purchased research and development was charged to operations upon acquisition. The acquisition was recorded as a purchase.


     The condensed unaudited pro forma and as adjusted (gives effect to the contribution of stock by certain shareholders in exchange for warrants, see Note G[6]) information of the Company for the year ended September 30, 1997 and September 30, 1996 are presented as if the acquisition of Software Associates, Inc. occurred on October 1, 1996 and October 1, 1995. The pro forma and as adjusted information are not necessarily indicative of the results that would have been reported had the acquisition occurred on those dates nor is it indicative of the Company's future results.



                                                                         PRO FORMA
                                                                         YEAR ENDED
                                                                       SEPTEMBER 30,
                                                                 --------------------------
                                                                    1997            1996
                                                                 -----------     ----------
    Net sales..................................................  $   764,144     $1,127,447
                                                                 ===========     ==========
    Net (loss).................................................   (2,439,569)*     (550,940)
                                                                 ===========     ==========
    (Loss) per share...........................................  $     (1.21)    $     (.29)
                                                                 ===========     ==========
    Weighted-average shares outstanding........................    2,021,997      1,891,532
                                                                 ===========     ==========
    (Loss) per share as adjusted...............................  $     (1.73)    $     (.43)
                                                                 ===========     ==========
    Weighted-average shares outstanding as adjusted............    1,408,877      1,293,503
                                                                 ===========     ==========


---------------
* Excludes a charge of approximately $714,000 for purchased research and development appearing in the historical financial statements for the year ended September 30, 1997.

(NOTE M) -- CONTEMPLATED PUBLIC OFFERING:

     On February 1, 1997, the Company signed a letter of intent with an underwriter with respect to a contemplated public offering of the Company's securities. The Company expects to incur significant additional costs in connection therewith. In the event that the offering is not successfully completed, such costs will be charged to expense.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Software Associates, Inc.
Fairfield, New Jersey


     We have audited the accompanying balance sheet of Software Associates, Inc. as at June 30, 1996 and the related statements of operations, changes in stockholder's equity and cash flows for the years ended June 30, 1996 and June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Software Associates, Inc. as at June 30, 1996 and the results of its operations and its cash flows for the years ended June 30, 1996 and June 30, 1995, in conformity with generally accepted accounting principles.

     The Company has sustained a net loss in the year ended June 30, 1996 and has only minimal capital and working capital. Also, as indicated in Note A, on November 30, 1996, the Company was acquired by DynamicWeb Enterprises, Inc. a substantial portion of whose resources may be depleted before it markets and derives significant revenues from its products and services. These factors raise substantial doubt about the Company's ability to continue as a going concern. The acquiror's plan in regards to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          Richard A. Eisner & Company, LLP

New York, New York
May 12, 1997

With respect to Note F[1]
September 5, 1997

                           SOFTWARE ASSOCIATES, INC.

                                 BALANCE SHEET
                              AS AT JUNE 30, 1996

                                     ASSETS

Current assets:
  Cash...........................................................................    $12,455
  Accounts receivable, less allowance for doubtful accounts of $6,938............     61,209
                                                                                     -------
          Total current assets...................................................     73,664
Equipment, less accumulated depreciation of $4,000...............................      6,000
                                                                                     -------
          Total..................................................................    $79,664
                                                                                     =======

                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...............................................................    $13,548
  Accrued expenses and other current liabilities.................................     13,955
  Current maturities of long-term debt (Note C)..................................      3,350
  Deferred taxes (Note D)........................................................      1,000
                                                                                     -------
          Total current liabilities..............................................     31,853
Long-term debt, less current maturities (Note C).................................        279
                                                                                     -------
          Total liabilities......................................................     32,132
                                                                                     -------
Commitments and contingencies (Note F)
Stockholder's equity (Note A):
  Common stock -- no par value; 2,500 shares authorized, issued and
     outstanding.................................................................     16,000
  Additional paid-in capital.....................................................     23,641
  Retained earnings..............................................................      7,891
                                                                                     -------
          Total stockholder's equity.............................................     47,532
                                                                                     -------
          Total..................................................................    $79,664
                                                                                     =======

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                                              YEAR ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Revenues (Note E[2]):
  System sales, net....................................................  $380,397     $259,459
  Services, net........................................................   286,983      529,975
                                                                         --------     --------
          Total........................................................   667,380      789,434
                                                                         --------     --------
Cost of sales:
  System sales.........................................................   108,361       78,680
  Services.............................................................    79,944       84,016
                                                                         --------     --------
          Total........................................................   188,305      162,696
                                                                         --------     --------
Gross profit...........................................................   479,075      626,738
Selling, general and administrative....................................   555,660      610,407
                                                                         --------     --------
Operating (loss) income before interest and taxes......................   (76,585)      16,331
Interest expense.......................................................       125          130
                                                                         --------     --------
(Loss) income before income taxes......................................   (76,710)      16,201
Income tax benefit (provision) -- deferred.............................    29,000      (11,000)
                                                                         --------     --------
NET (LOSS) INCOME......................................................  $(47,710)    $  5,201
                                                                         ========     ========

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                    (NOTE A)

                                           COMMON STOCK --
                                             NO PAR VALUE        ADDITIONAL
                                          ------------------      PAID-IN       RETAINED
                                          SHARES     AMOUNT       CAPITAL       EARNINGS      TOTAL
                                          ------     -------     ----------     --------     --------
Balance -- July 1, 1994.................  2,500      $16,000      $ 23,641      $ 50,400     $ 90,041
  Net income............................                                           5,201        5,201
                                          -----      -------       -------      --------     --------
Balance -- June 30, 1995................  2,500       16,000        23,641        55,601       95,242
  Net (loss)............................                                         (47,710)     (47,710)
                                          -----      -------       -------      --------     --------
Balance -- June 30, 1996................  2,500      $16,000      $ 23,641      $  7,891     $ 47,532
                                          =====      =======       =======      ========     ========

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Cash flows from operating activities:
  Net (loss) income....................................................  $(47,710)    $  5,201
  Adjustment to reconcile net (loss) income to net cash provided by
     (used in) operating activities:
     Depreciation......................................................     2,000        2,000
     Deferred income taxes.............................................   (29,000)      11,000
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable......................    83,065      (76,753)
       Increase (decrease) in accounts payable.........................   (13,305)      11,003
       Increase in accrued expenses and other liabilities..............     5,342        7,024
                                                                         --------     --------
          Net cash provided by (used in) operating activities..........       392      (40,525)
Cash flows from financing activities:
  Payments of long-term debt...........................................    (3,350)      (3,021)
                                                                         --------     --------
NET (DECREASE) IN CASH.................................................    (2,958)     (43,546)
Cash -- beginning of year..............................................    15,413       58,959
                                                                         --------     --------
CASH -- END OF YEAR....................................................  $ 12,455     $ 15,413
                                                                         ========     ========
Supplemental schedule of noncash investing and financing activities:
     During the year ended June 30, 1995, the Company financed $10,000 of equipment.
Supplemental disclosures of cash flow information:
  Cash paid for during the year:
     Interest..........................................................  $    125     $    130
     Taxes.............................................................       125

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A) -- THE COMPANY:

     Software Associates, Inc. (the "Company") is a New Jersey corporation incorporated in March 1985. The Company is an Electronic Data Interchange ("EDI") service bureau engaged in the business of helping companies realize the benefits of expanding their data processing and electronic communications infrastructures through the use of EDI. The Company also resells hardware and licensed software which is generally customized for its customers.

     On November 30, 1996, the Company was acquired by DynamicWeb Enterprises, Inc. ("DynamicWeb"). DynamicWeb expects to utilize the Company's expertise in EDI to expand their business and product lines over the interest. A substantial portion of DynamicWeb's resources may be depleted before it markets and derives significant revenues from its products and services. DynamicWeb is planning to raise additional equity through a proposed public offering of stock, the net proceeds of which it intends to use, in part, to support future operations.

(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Revenue recognition:

     Revenues are recognized when products are shipped provided that no significant obligations remain, and collection of the resulting receivable is deemed probable by management. The Company provides customer support and revenues are recognized when services are provided. The Company also enters into contracts with customers whereby revenues are earned based on a transaction fee.

  [2] Depreciation:

     Equipment is recorded at cost. Depreciation is provided using the straight-line method over five years.

  [3] Income taxes:

     The Company files its corporate income tax returns on a cash basis and accounts for income taxes on an accrual basis in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

  [4] Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [5] Fair value of financial instruments:

     The Company considers its financial instruments and obligations, which are carried at cost, to approximate fair value due to the near term due dates.

                           SOFTWARE ASSOCIATES, INC.

(NOTE C) -- LONG-TERM DEBT:

     Long-term debt consists of a capitalized lease obligation as at June 30, 1996:

        Equipment lease payable, due in July 1997; payable in monthly installments of $291 including 4% interest........................  $3,629*
        Less current maturities.............................................   3,350
                                                                              ------
                  Noncurrent portion........................................  $  279
                                                                              ======

---------------
* Collateralized by computer equipment with a net book value of approximately $6,000.

     Maturities of long-term debt are as follows:

        JUNE 30,
        --------------------------------------------------------------------
        1997................................................................  $3,350
        1998................................................................     279
                                                                              ------
                  Total.....................................................  $3,629
                                                                              ======

(NOTE D) -- INCOME TAXES:

     [1] The Company has federal and state net operating loss carryforwards of approximately $30,000 that expires from 2009 to 2010.

     The Tax Reform Act of 1986 contains provisions which limits the net operating loss carryforwards available for use in any given year should certain events occur, including significant change in ownership interests. The utilization of the net operating loss may be limited due to the acquisition of the Company as described in Note A.

     [2] The tax effects of principal temporary differences and net operating loss carryforwards are as follows as at June 30, 1996:

        Asset:
          Federal and state operating loss carryforwards..................  $ 12,000
        Liability:
          Accrual basis to cash basis adjustment..........................   (13,000)
                                                                            --------
          Net deferred tax liability......................................  $ (1,000)
                                                                            ========

     [3] The difference between the statutory federal income tax at the rate of 34% and the actual tax are as follows:

                                                                        JUNE 30,
                                                                  --------------------
                                                                    1996        1995
                                                                  --------     -------
        Statutory rate (benefit)................................  $(26,018)    $ 5,508
        State taxes (benefit) net of federal income tax
          effect................................................    (4,603)        972
        Nondeductible items.....................................     3,305       3,305
        Other...................................................    (1,684)      1,215
                                                                  --------     -------
                  Total.........................................  $(29,000)    $11,000
                                                                  ========     =======

                           SOFTWARE ASSOCIATES, INC.

(NOTE E) -- CONCENTRATION OF CREDIT RISK:

  [1] Accounts receivable:

     The Company routinely evaluates the credit worthiness of its customers to limit its concentration of credit risk regarding its trade receivables.

  [2] Significant customers:

     The Company had one customer that accounted for 15% of revenue for the year ended June 30, 1996 and two customers that accounted for 19% and 22% of revenue for the year ended June 30, 1995.

(NOTE F) -- COMMITMENTS AND CONTINGENCIES:

  [1] Lease and related party transaction:

     The Company occupies its office space, through December 31, 2002, pursuant to a lease which was amended on September 5, 1997, from a partnership whose partners are the sole stockholder of the Company and his wife. The lease provides for an annual increase of three percent and condominium maintenance fees. The partnership and the Company are jointly liable on the mortgage which was approximately $250,000 as at June 30, 1996; the debt is being paid by the partnership, and matures in August 2019. The Company is informed that the partnership's mortgage balance is current.

     The following are the future annual rental payments:

            YEAR ENDING
            JUNE 30,
            ----------------------------------------------------------
            1997......................................................  $ 42,000
            1998......................................................    42,800
            1999......................................................    44,000
            2000......................................................    45,400
            2001......................................................    46,700
            Thereafter................................................    72,500
                                                                        ----------
                      Total...........................................  $293,400
                                                                        ==========

     Rent expense and related operating expense for the years ended June 30, 1996 and June 30, 1995 was approximately $46,400 and $44,400, respectively.

  [2] Line of credit:

     The Company has a line of credit of $50,000. No balances are outstanding as at June 30, 1996. The stockholder of the Company has personally guaranteed the debt under the line of credit. In May 1997, the Company borrowed $14,750 under the line of credit at an interest rate of 2% above the bank's lending rate.

  [3] Employment contract:

     In connection with the acquisition of the Company as described in Note A, the Company entered into a five-year employment contract with its then sole stockholder. The agreement provides for an annual salary of approximately $136,000 and includes a discretionary bonus as determined by DynamicWeb's Board of Directors.

======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.
                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary....................     1
Recent Developments...................     4
Summary Financial Information.........     6
Risk Factors..........................     7
Use of Proceeds.......................    16
Market for Common Stock and Related
  Stockholder Matters.................    19
Capitalization........................    20
Dilution..............................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    26
Management............................    36
Principal Stockholders................    41
Certain Relationships and Related
  Transactions........................    42
Description of Securities.............    45
Shares Eligible for Future Sale.......    47
Underwriting..........................    48
Interim Financings....................    50
Legal Matters.........................    52
Additional Information................    52
Experts...............................    52
Index to Financial Statements.........   F-1

                            ------------------------


     UNTIL            , 1998 (25 DAYS AFTER THE LATER OF THE EFFECTIVE DATE OF
THE REGISTRATION STATEMENT OR THE FIRST DATE ON WHICH THE COMMON STOCK WAS OFFERED TO THE PUBLIC) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                      [DYNAMICWEB ENTERPRISES, INC. LOGO]

                                   DYNAMICWEB
                               ENTERPRISES, INC.


                         800,000 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            H. J. MEYERS & CO., INC.

                                JANUARY   , 1998

======================================================

                                    PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify any person who is or was a director, officer, employee or agent of the Registrant to the fullest extent permitted by the New Jersey Business Corporation Act (the "NJBCA"), and to the fullest extent otherwise permitted by law. The NJBCA permits a New Jersey corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, unless a judgment or other final adjudication adverse to the director, officer, employee or agent in question establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty (as defined in the NJBCA) to the Registrant or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in the receipt by the director, officer, employee or agent of an improper personal benefit.

     Pursuant to the Registrant's Certificate of Incorporation and the NJBCA, no director or officer of the Registrant shall be personally liable to the Registrant or to any of its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of such director's or officer's duty of loyalty (as defined in the NJBCA) to the Registrant or its shareholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

     In addition, the Registrant's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in the Bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.

     The Underwriting Agreement, included as Exhibit 1.1 hereto, provides that, in certain circumstances, each of the Underwriters will indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with filing this Registration Statement:


        Securities and Exchange Commission filing fee.....................  $  2,000
        NASD Filing Fee...................................................     1,200
        Printing and Engraving Expenses...................................    93,000
        Accounting Fee and Expenses.......................................   100,000
        Legal Fees and Expenses...........................................   105,000
        Blue Sky Qualification Fees and Expenses..........................    75,000
        Underwriters Expense Allowance....................................   144,000
        Transfer Agent Fees and Expenses..................................    10,000
        Expenses of Selling...............................................    50,000
        Miscellaneous.....................................................    71,500
                                                                            --------
                  Total...................................................  $651,700
                                                                            ========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 1, 1994, the Company has sold the following securities without registration under the Securities Act:

          1. On May 8, 1995, the Company sold 15,000,000 previously unissued shares of its Common Stock to Jonathan B. Lassers, Cherry Hill, New Jersey, for $150,000 in cash. As part of the transaction, Mr. Lassers also acquired a transferable warrant to purchase up to an additional 70,000,000 shares of the Company's Common Stock, exercisable until December 31, 1997 at $0.01 a share. Such warrant was terminated in exchange for the issuance to Mr. Lassers on February 29, 1996 of 11,000,000 shares of the Company's Common Stock.

          2. On or about March 26, 1996, the Company issued 735,000 shares of Common Stock to Berkshire International Finance, Inc., New York, New York as a finder's fee and 75,000 shares of Common Stock to William N. Levy, Esquire, Voorhees, New Jersey, as payment for legal services, each in connection with the Company's acquisition of DynamicWeb Transaction Systems, Inc., and issued 4,913,631 shares of its Common Stock to the shareholders of DynamicWeb Transaction Systems, Inc., as a consideration for that acquisition.

          3. On April 3, 1996, the Company sold 343,511 shares of Common Stock to Arista High Technology Growth Fund, Cayman Islands, British West Indies, for an aggregate purchase price of $500,000.

          4. On November 21, 1996, the Company sold 250,000 shares of Common Stock to Michael Associates, Jersey City, New Jersey, for an aggregate purchase price of $250,000.

          5. On November 30, 1996, the Company issued 860,000 shares of Common Stock to Kenneth R. Konikowski, Towaco, New Jersey, in exchange for all of the outstanding capital stock of Software Associates, Inc., a New Jersey corporation.

          6. On November 30, 1996, the Company issued 50,000 shares of Common Stock to the 27 shareholders of Megascore, Inc., a New Jersey corporation, in exchange for all of the outstanding capital stock of Megascore, Inc.

          7. In April of 1997, the Company sold 24 Units (each Unit consisting of 3,115 shares of common stock and a $25,000 principal amount of Subordinated, Unsecured 8% Promissory Note) to select accredited investors for an aggregate purchase price of $600,000. H.J. Meyers & Co, Inc., a registered broker-dealer and representative of the several underwriters in this Offering, acted as placement agent for this offering and received a placement agent fee of $60,000 and a non-accountable expense allowance of $18,000. The sale of 8 of those Units closed on April 9, 1997; another 8 of those Units closed on April 11, 1997; and the final 8 of those Units closed on April 30, 1997.

          8. In August of 1997, the Company sold 20 Units (each Unit consisting of 3,333 shares of common stock and a $25,000 principal amount of Subordinated, Unsecured 8% Promissory Note) to select accredited investors for an aggregate purchase price of $500,000. H.J. Meyers & Co, Inc., a registered broker-dealer and representative of the several underwriters in this Offering, acted as placement agent for this offering and received a placement agent fee of $50,000 and a non-accountable expense allowance of $15,000. The sale of all 20 of those Units closed on August 27, 1997.

          9. On February 7, 1996, DynamicWeb Transaction Systems, Inc. (predecessor to the Company) issued 23,878 shares of its common stock to each of Frank T. DiPalma, Ridgewood, New Jersey (a director of the Company) and Steve Sheiner, Studio City, California, in exchange for services rendered.

          10. On January 12, 1996, DynamicWeb Transaction Systems, Inc. (predecessor to the Company) issued 327,577 shares of its common stock to Michael Vanechanos, Holmdel, New Jersey, in exchange for an aggregate purchase price of $100,000.

          11. On January 24, 1996, DynamicWeb Transaction Systems, Inc. (predecessor to the Company) issued 163,786 shares of its common stock to John Helbock, Holmdel, New Jersey, in exchange for an aggregate purchase price of $50,000.

     Except for Number 3 above, all sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) or Regulation D promulgated thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Required disclosure was provided, or access to information in lieu of disclosure was present. Required legends are affixed to the stock certificates and other securities issued in such transactions. In the case of Number 3 above, the sale and issuance of the securities were deemed to be exempt from registration by virtue of Regulation S. The securities were sold outside of the United States and required resale restrictions were imposed.

     All numbers of shares indicated in this Item 26 are the actual original numbers of shares issued in the respective transactions. Those numbers have not been adjusted on account of any subsequent stock splits or combinations (including the Reverse Stock Split discussed in the Prospectus which is a part of this Registration Statement), nor have the shares issued by the predecessors to the Company been adjusted to reflect their conversion into Common Stock of the Company.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibits:

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
     1.1      Underwriting Agreement**
     3.1.1    Certificate of Incorporation of the Registrant as filed with the Secretary of
              State of New Jersey on August 7, 1979 (incorporated by reference to Exhibit
              3.1.1 filed with Registrant's Annual Report on Form 10-K for the Year ended
              December 31, 1991).
     3.1.2    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on May 19, 1980 (incorporated by reference to Exhibit 3.1.2 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.3    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on April 1981 (incorporated by reference to Exhibit 3.1.3 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
     3.1.4    Certificate of Amendment of Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on April 24, 1986 (incorporated by reference to Exhibit 3.1.4 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.5    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on July 15, 1988 (incorporated by reference to Exhibit 3.1.5 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.6    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on November 28, 1989 (incorporated by reference to Exhibit 3.1.6 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.7    Certificate of Amendment to the Registrant's Certificate of Incorporation, as
              filed with the Secretary of State of New Jersey on August 15, 1994
              (incorporated by reference to Exhibit 3.1.7 filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1994).
     3.1.8    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on May 14, 1996, changing the name of the Company to DynamicWeb Enterprises, Inc. (incorporated by reference to
              Exhibit 3.2.3 filed with Registrant's Annual Report on Form 10-KSB for December
              31, 1995).
     3.1.9    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on January 6, 1998.*
     3.2.1    Bylaws of the Registrant adopted August 7, 1979 (incorporated by reference to
              Exhibit 3.2.1 filed with Registrant's Report on Form 10-K for the Year ended
              December 31, 1991).
     3.2.2    Amendments adopted March 8, 1982 to Bylaws of the Registrant (incorporated by reference to Exhibit 3.2.2 filed with Registrant's Report on Form 10-K for the
              Year ended December 31, 1991).
     3.2.3    Amended and Restated Bylaws of the Registrant adopted March 7, 1997
              (incorporated by reference to Exhibit 3.2.3 filed with Registrant's Annual
              Report on Form 10-KSB for the year ended September 30, 1996).
     3.2.4    Amendments adopted           , 1998 to Bylaws of Registrant.***
     4.1      Specimen Stock Certificate.**
     4.2      Form of Representative's Warrant.**
     5.1      Form of Opinion of Stevens & Lee re: legality.**
    10.1      Release and Severance Agreement dated February 12, 1993 between Seahawk Capital
              Corporation and Robert S. Friedenberg (incorporated by reference to Exhibit
              10.2 to Registrant's Annual Report on Form 10-K for the year ended December 31,
              1992).
    10.2      Agreement dated February 24, 1995 between the Registrant and Jonathan B.
              Lassers as to the purchase of common stock (incorporated by reference to
              Exhibit 10.1 to Registrant's Current Report on Form 8-K dated as of May 8,
              1995).
    10.3      Amendment Agreement dated May 1, 1995 between the Registrant and Jonathan B.
              Lassers as to the purchase of common stock and common stock purchase warrants
              (incorporated by reference to Exhibit 10.2 to Registrant's Current Report on
              Form 8-K dated as of May 8, 1995).
    10.4      Agreement dated February 29, 1996 between the Registrant and Jonathan B.
              Lassers as to the exchange of common stock for his common stock purchase warrants (incorporated by reference to Exhibit 10.4 filed with Registrant's
              Report on Form 10-KSB for the year ended September 30, 1996).
    10.5      Stock Exchange Agreement dated as of December 31, 1994 among the Registrant,
              John C. Fitton and Seahawk Overseas Exploration Corporation (incorporated by reference to Exhibit 10.4 to Registrant's Current Report on Form 8-K dated as of May 8, 1995).

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
    10.6      Stock Purchase Agreement dated March 5, 1996 among the Registrant, DynamicWeb
              Transaction Systems, Inc. ("DWTS") and the shareholders of DWTS (incorporated by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-KSB for
              the year ended December 31, 1995).
    10.7      Amendment to Stock Purchase Agreement dated May 14, 1996 between the Registrant and DWTS (incorporated by reference to Exhibit 10.14(A) to Registrant's Annual
              Report on Form 10-KSB for the year ended December 31, 1995).
    10.8      Amendment to Stock Purchase Agreement dated June 13, 1996 between the
              Registrant and DWTS (incorporated by reference to Exhibit 10.14(B) to
              Registrant's Form 10-QSB for the period ended March 31, 1996).
    10.9      Stock Purchase Agreement dated September 30, 1996 among the Registrant,
              Megascore, Inc. and the shareholders of Megascore, Inc. (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated
              November 30, 1996).
    10.10     Stock Purchase Agreement dated November 30, 1996 among the Registrant, Software
              Associates, Inc. and Kenneth R. Konikowski (incorporated by reference to
              Exhibit 2 to the Registrant's Current Report on Form 8-K dated November 30,
              1996).
    10.11     Amendment to Stock Purchase Agreement dated April 7, 1997 between the
              Registrant and Kenneth R. Konikowski (incorporated by reference to Exhibit
              10.11 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996).
    10.12     Lock-Up Agreement dated November 30, 1996 among the Registrant, Steve L.
              Vanechanos, Jr. and Kenneth R. Konikowski (incorporated by reference to Exhibit
              10.12 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996).
    10.13     Employment Agreement dated December 1, 1996 between the Registrant and Kenneth
              R. Konikowski (incorporated by reference to Exhibit 10.13 filed with
              Registrant's Report on Form 10-KSB for the year ended September 30, 1996).
    10.14     DynamicWeb Enterprises, Inc. 1997 Employee Stock Option Plan (incorporated by reference to Annex B to the Registrant's Information Statement filed May 15,
              1997, pursuant to Section 14(c) of the Securities Exchange Act of 1934).
    10.15     DynamicWeb Enterprises, Inc. 1997 Stock Option Plan for Outside Directors
              (incorporated by reference to Annex C to the Registrant's Information Statement
              filed May 15, 1997, pursuant to Section 14(c) of the Securities Exchange Act of
              1934).
    10.16     Lease Agreement dated November 1, 1996 between Beauty and Barber Institute,
              Inc. and DynamicWeb Transaction Systems, Inc. (incorporated by reference to
              Exhibit 10.16 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996).
    10.17     Lease Agreement dated July 1, 1994 between Software Associates, Inc. and The
              Mask Group (incorporated by reference to Exhibit 10.17 filed with Registrant's
              Report on Form 10-KSB for the year ended September 30, 1996).
    10.18     Amendment No. 1 to Lease Agreement between Software Associates, Inc. and The
              Mask Group (incorporated by reference to Exhibit 3 to the Registrant's Form 8-K dated September 9, 1997).
    10.19     Employment Agreement dated August 26, 1997, between the Registrant and James D.
              Conners (incorporated by reference to Exhibit 1 to Registrant's Form 8-K dated
              September 9, 1997).
    10.20     Form of Financial Consulting Agreement between the Registrant and H.J. Meyers &
              Co., Inc.**
    10.21     Form of Mergers and Acquisition Agreement between the Registrant and H.J.
              Meyers & Co., Inc.**
    10.22     Letter of Amendment dated November 20, 1997, amending Stock Purchase Agreement dated April 7, 1997 between the Registrant and Kenneth R. Konikowski**

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
    10.23     Letter of Amendment dated December 15, 1997, amending Stock Purchase Agreement dated April 7, 1997 between the Registrant and Kenneth R. Konikowski.*
    10.24     Form of Warrant and Warrant Agreement with certain shareholders of Registrant.*
    16.1      Letter on change in certifying accountant (R. Andrew Gately & Co.)
              (incorporated by reference to Exhibit 16.1 to Registrant's Current Report on
              Form 8-K dated February 19, 1997 (to be filed by amendment)).
    16.2      Letter on change in certifying accountant (Allen G. Roth, P.A.) (incorporated by reference to Exhibit 16.2 to the Registrant's Current Report on Form 8-K
              dated February 19, 1997, as amended by Amendment dated March 12, 1997).
    21.1      Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Form 10-KSB for the year ended September 30, 1996).
    23.1      Consent of Stevens & Lee (included in Exhibit 5.1)
    23.2      Consent of Richard A. Eisner & Company, LLP*
    27.1      Financial Data Schedule.**


---------------
  * Filed herewith

 ** Previously filed

*** To be filed by amendment

ITEM 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned in the City of Fairfield, State of New Jersey on January 20, 1998.


                                          DYNAMICWEB ENTERPRISES, INC.

                                          By: /s/ STEVEN L. VANECHANOS, JR.
                                            ------------------------------------
                                                 Steven L. Vanechanos, Jr.
                                                  Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement was signed below by the following persons and in the capacities and on the dates stated.



        /s/ STEVEN L. VANECHANOS, JR.          Chief Executive Officer          January 20, 1998
---------------------------------------------  and Director
          Steven L. Vanechanos, Jr.

          /s/ STEVE VANECHANOS, SR.            Treasurer, Chief Financial       January 20, 1998
---------------------------------------------  Officer, and Chief
            Steve Vanechanos, Sr.              Accounting Officer,
                                               Director

           /s/ F. PATRICK AHEARN*              Director                         January 20, 1998
---------------------------------------------
              F. Patrick Ahearn

              /s/ DENIS CLARK*                 Director                         January 20, 1998
---------------------------------------------
                 Denis Clark

            /s/ FRANK T. DIPALMA*              Director                         January 20, 1998
---------------------------------------------
              Frank T. DiPalma

             /s/ ROBERT DROSTE*                Director                         January 20, 1998
---------------------------------------------
                Robert Droste

          /s/ KENNETH R. KONIKOWSKI            Director                         January 20, 1998
---------------------------------------------
            Kenneth R. Konikowski

     * By: /s/ STEVEN L. VANECHANOS, JR.
---------------------------------------------
          Steven L. Vanechanos, Jr.
              Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                                     TITLE                                       PAGE
------     ----------------------------------------------------------------------  ------------
 1.1       Underwriting Agreement**..............................................
 3.1.1     Certificate of Incorporation of the Registrant as filed with the
           Secretary of State of New Jersey on August 7, 1979 (incorporated by reference to Exhibit 3.1.1 filed with Registrant's Annual Report on
           Form 10-K for the Year ended December 31, 1991).......................
 3.1.2     Certificate of Amendment to Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on May 19, 1980
           (incorporated by reference to Exhibit 3.1.2 filed with Registrant's
           Annual Report on Form 10-K for the Year ended December 31, 1991)......
 3.1.3     Certificate of Amendment to Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on April 1981
           (incorporated by reference to Exhibit 3.1.3 filed with Registrant's
           Annual Report on Form 10-K for the Year ended December 31, 1991)......
 3.1.4     Certificate of Amendment of Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on April 24, 1986
           (incorporated by reference to Exhibit 3.1.4 filed with Registrant's
           Annual Report on Form 10-K for the Year ended December 31, 1991)......
 3.1.5     Certificate of Amendment to Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on July 15, 1988
           (incorporated by reference to Exhibit 3.1.5 filed with Registrant's
           Annual Report on Form 10-K for the Year ended December 31, 1991)......
 3.1.6     Certificate of Amendment to Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on November 28,
           1989 (incorporated by reference to Exhibit 3.1.6 filed with
           Registrant's Annual Report on Form 10-K for the Year ended December
           31, 1991).............................................................
 3.1.7     Certificate of Amendment to the Registrant's Certificate of
           Incorporation, as filed with the Secretary of State of New Jersey on
           August 15, 1994 (incorporated by reference to Exhibit 3.1.7 filed with the Registrant's Annual Report on Form 10-K for the year ended
           December 31, 1994)....................................................
 3.1.8     Certificate of Amendment to Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on May 14, 1996, changing the name of the Company to DynamicWeb Enterprises, Inc.
           (incorporated by reference to Exhibit 3.2.3 filed with Registrant's
           Annual Report on Form 10-KSB for December 31, 1995)...................
 3.1.9     Certificate of Amendment to Registrant's Certificate of Incorporation,
           as filed with the Secretary of State of New Jersey on January 6,
           1998.*................................................................
 3.2.1     Bylaws of the Registrant adopted August 7, 1979 (incorporated by reference to Exhibit 3.2.1 filed with Registrant's Report on Form 10-K for the Year ended December 31, 1991).................................
 3.2.2     Amendments adopted March 8, 1982 to Bylaws of the Registrant
           (incorporated by reference to Exhibit 3.2.2 filed with Registrant's
           Report on Form 10-K for the Year ended December 31, 1991).............
 3.2.3     Amended and Restated Bylaws of the Registrant adopted March 7, 1997
           (incorporated by reference to Exhibit 3.2.3 filed with Registrant's
           Annual Report on Form 10-KSB for the year ended September 30, 1996)...
 3.2.4     Amendments adopted           , 1998 to Bylaws of Registrant.***.......
 4.1       Specimen Stock Certificate.**.........................................
 4.2       Form of Representative's Warrant.**...................................

                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                                     TITLE                                       PAGE
------     ----------------------------------------------------------------------  ------------
 5.1       Opinion of Stevens & Lee re: legality.**..............................
10.1       Release and Severance Agreement dated February 12, 1993 between
           Seahawk Capital Corporation and Robert S. Friedenberg (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on Form 10-K
           for the year ended December 31, 1992).................................
10.2       Agreement dated February 24, 1995 between the Registrant and Jonathan
           B. Lassers as to the purchase of common stock (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K
           dated as of May 8, 1995)..............................................
10.3       Amendment Agreement dated May 1, 1995 between the Registrant and
           Jonathan B. Lassers as to the purchase of common stock and common stock purchase warrants (incorporated by reference to Exhibit 10.2 to
           Registrant's Current Report on Form 8-K dated as of May 8, 1995)......
10.4       Agreement dated February 29, 1996 between the Registrant and Jonathan
           B. Lassers as to the exchange of common stock for his common stock purchase warrants (incorporated by reference to Exhibit 10.4 filed with Registrant's Report on Form 10-KSB for the year ended September
           30, 1996).............................................................
10.5       Stock Exchange Agreement dated as of December 31, 1994 among the
           Registrant, John C. Fitton and Seahawk Overseas Exploration
           Corporation (incorporated by reference to Exhibit 10.4 to Registrant's
           Current Report on Form 8-K dated as of May 8, 1995)...................
10.6       Stock Purchase Agreement dated March 5, 1996 among the Registrant,
           DynamicWeb Transaction Systems, Inc. ("DWTS") and the shareholders of
           DWTS (incorporated by reference to Exhibit 10.14 to Registrant's
           Annual Report on Form 10-KSB for the year ended December 31, 1995)....
10.7       Amendment to Stock Purchase Agreement dated May 14, 1996 between the
           Registrant and DWTS (incorporated by reference to Exhibit 10.14(A) to
           Registrant's Annual Report on Form 10-KSB for the year ended December
           31, 1995).............................................................
10.8       Amendment to Stock Purchase Agreement dated June 13, 1996 between the
           Registrant and DWTS (incorporated by reference to Exhibit 10.14(B) to
           Registrant's Form 10-QSB for the period ended March 31, 1996).........
10.9       Stock Purchase Agreement dated September 30, 1996 among the
           Registrant, Megascore, Inc. and the shareholders of Megascore, Inc.
           (incorporated by reference to Exhibit 1 to the Registrant's Current
           Report on Form 8-K dated November 30, 1996)...........................
10.10      Stock Purchase Agreement dated November 30, 1996 among the Registrant,
           Software Associates, Inc. and Kenneth R. Konikowski (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K
           dated November 30, 1996)..............................................
10.11      Amendment to Stock Purchase Agreement dated April 7, 1997 between the
           Registrant and Kenneth R. Konikowski (incorporated by reference to
           Exhibit 10.11 filed with Registrant's Report on Form 10-KSB for the year ended September 30, 1996)........................................
10.12      Lock-Up Agreement dated November 30, 1996 among the Registrant, Steve
           L. Vanechanos, Jr. and Kenneth R. Konikowski (incorporated by reference to Exhibit 10.12 filed with Registrant's Report on Form
           10-KSB for the year ended September 30, 1996).........................
10.13      Employment Agreement dated December 1, 1996 between the Registrant and
           Kenneth R. Konikowski (incorporated by reference to Exhibit 10.13 filed with Registrant's Report on Form 10-KSB for the year ended
           September 30, 1996)...................................................

                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                                     TITLE                                       PAGE
------     ----------------------------------------------------------------------  ------------
10.14      DynamicWeb Enterprises, Inc. 1997 Employee Stock Option Plan
           (incorporated by reference to Annex B to the Registrant's Information
           Statement filed May 15, 1997, pursuant to Section 14(c) of the
           Securities Exchange Act of 1934)......................................
10.15      DynamicWeb Enterprises, Inc. 1997 Stock Option Plan for Outside
           Directors (incorporated by reference to Annex C to the Registrant's
           Information Statement filed May 15, 1997, pursuant to Section 14(c) of the Securities Exchange Act of 1934)..................................
10.16      Lease Agreement dated November 1, 1996 between Beauty and Barber
           Institute, Inc. and DynamicWeb Transaction Systems, Inc. (incorporated by reference to Exhibit 10.16 filed with Registrant's Report on Form
           10-KSB for the year ended September 30, 1996).........................
10.17      Lease Agreement dated July 1, 1994 between Software Associates, Inc.
           and The Mask Group (incorporated by reference to Exhibit 10.17 filed with Registrant's Report on Form 10-KSB for the year ended September
           30, 1996).............................................................
10.18      Amendment No. 1 to Lease Agreement between Software Associates, Inc.
           and The Mask Group (incorporated by reference to Exhibit 3 to the
           Registrant's Form 8-K dated September 9, 1997)........................
10.19      Employment Agreement dated August 26, 1997, between the Registrant and
           James D. Conners (incorporated by reference to Exhibit 1 to
           Registrant's Form 8-K dated September 9, 1997)........................
10.20      Form of Financial Consulting Agreement between the Registrant and H.J.
           Meyers & Co., Inc.**..................................................
10.21      Form of Mergers and Acquisition Agreement between the Registrant and
           H.J. Meyers & Co., Inc.**.............................................
10.22      Letter of Amendment dated November 20, 1997, amending Stock Purchase
           Agreement dated April 7, 1997 between the Registrant and Kenneth R.
           Konikowski**..........................................................
10.23      Letter of Amendment dated December 15, 1997, amending Stock Purchase
           Agreement dated April 7, 1997 between the Registrant and Kenneth R.
           Konikowski.*..........................................................
10.24      Form of Warrant and Warrant Agreement with certain shareholders of
           Registrant.*..........................................................
16.1       Letter on change in certifying accountant (R. Andrew Gately & Co.)
           (incorporated by reference to Exhibit 16.1 to Registrant's Current
           Report on Form 8-K dated February 19, 1997 (to be filed by amendment))...........................................................
16.2       Letter on change in certifying accountant (Allen G. Roth, P.A.)
           (incorporated by reference to Exhibit 16.2 to the Registrant's Current
           Report on Form 8-K dated February 19, 1997, as amended by Amendment dated March 12, 1997).................................................
21.1       Subsidiaries of the Registrant (incorporated by reference to Exhibit
           21.1 to the Registrant's Form 10-KSB for the year ended September 30,
           1996).................................................................
23.1       Consent of Stevens & Lee (included in Exhibit 5.1)....................
23.2       Consent of Richard A. Eisner & Company, LLP*..........................
27.1       Financial Data Schedule**.............................................


---------------
  * Filed herewith

 ** Previously filed

*** To be filed by amendment